As filed with the U.S. Securities and Exchange Commission on January 24, 2011
Registration No. 333-

             U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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DEBT RESOLVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	7389	33-0889197
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 White Plains Road, Suite 108
Tarrytown, New York 10591
Tel: (914) 949-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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David M. Rainey
President and Chief Financial Officer
Debt Resolve, Inc.
150 White Plains Road, Suite 108
Tarrytown, New York 10591
Tel: (914) 949-5500; Fax: (914) 428-3044
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
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Copy to:
Spencer G. Feldman, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue – 15th Floor
New York, New York 10166
Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer                                                             ☐                                      Accelerated Filer                        ☐
Non-accelerated Filer                                                                ☐                                      Smaller Reporting Company☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	16,000,000	$0.05	(2)	$800,000	$92.88
Common Stock (3)	1,600,000	0.05	(2)	80,000	9.29
Common Stock (4)	17,600,000	0.05	(2)	880,000	102.17
Common Stock (5)	1,736,334	0.05	(2)	86,817	10.08
Total Registration Fee	--	--		--	$214.42
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(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the OTC Bulletin Board on January 21, 2011.

(3)	Represents shares of common stock issuable upon exercise of warrants at a price of $0.10 per share.

(4)	Represents shares of common stock issuable upon exercise of warrants at a price of $0.25 per share.

(5)	Represents shares of common stock issuable upon exercise of warrants at a price of $0.40 per share.

______________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

i

The information in this prospectus is not complete and may be changed.  Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 24, 2011

DEBT RESOLVE, INC.

36,936,334 Shares

Common Stock

This prospectus relates to the sale of up to 36,936,334 shares of our common stock by the selling stockholders listed in this prospectus.  These shares consist of 16,000,000 outstanding shares of common stock and 20,936,334 shares of common stock issuable upon exercise of warrants.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

We are registering these shares following our August-September 2010 and February-April 2010 private placements.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol DRSV.OB.  The high and low bid prices for shares of our common stock on January 21, 2011, were $0.06 and $0.01 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders may be deemed, and any broker-dealer executing sell orders on behalf of the selling stockholders will be considered, “underwriters” within the meaning of the Securities Act of 1933.  Commissions received by any broker-dealer will be considered underwriting commissions under the Securities Act of 1933.
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An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 4.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The date of this prospectus is ___ ___, 2011

ii

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.

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SUMMARY	1

RISK FACTORS	4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	13

WHERE YOU CAN FIND MORE INFORMATION	13

USE OF PROCEEDS	14

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15

BUSINESS	26

MANAGEMENT	38

PRINCIPAL STOCKHOLDERS	47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49

SELLING STOCKHOLDERS	50

PLAN OF DISTRIBUTION	54

DESCRIPTION OF SECURITIES	56

SHARES AVAILABLE FOR FUTURE SALE	59

LEGAL MATTERS	60

EXPERTS	60

INTEREST OF NAMED EXPERTS AND COUNSEL	60
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iii

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. Unless the context otherwise requires, when we refer to “our company,” “we,” “us” or “our,” we are referring to Debt Resolve, Inc., the issuer of this prospectus.

Overview

We provide a patented software solution to consumer lenders based on our licensed, proprietary DebtResolve® system. Our Internet-based bidding system facilitates the settlement and collection of defaulted consumer debt via the Internet.  Our existing and target creditor clients include banks and other credit originators, credit card issuers and third-party collection agencies and collection law firms, as well as assignees and buyers of charged-off consumer debt.  We also recently implemented our first client in the retail sector and are expanding into the healthcare sector.  We believe that our system, which uses a client-branded user-friendly web interface, provides our clients with a less intrusive, less expensive, more secure and more efficient way of pursuing delinquent debts than traditional labor-intensive methods.

Our DebtResolve system brings creditors (or parties who service their credit) and consumer debtors together to resolve defaulted consumer debt online through a series of steps.  The process is initiated when one of our creditor or servicer clients electronically forwards to us a file of debtor accounts, and sets rules or parameters for handling each class of accounts.  The client then invites its consumer debtor to visit a client-branded website, developed and hosted by us, where the consumer is presented with an opportunity to satisfy the defaulted debt through our DebtResolve system.  Through our hosted website, the debtor is allowed to make three or four offers, or select other options to resolve or settle the obligation.  If the debtor makes an offer acceptable to our creditor client, payment can then be collected directly through the DebtResolve system and deposited into the client’s account.  We then bill our client for the applicable fee. The entire resolution process is accomplished online.

We completed product development and commenced use of our software solution in 2004.  We currently have written contracts in place with two banks, a collection law firm, a collection agency and a national retailer, and are actively processing select portfolios for them.  We are using a substantial portion of the net proceeds of our August - September private placement to focus on revenue growth through the acceleration of our marketing and sales initiatives, the formation of strategic alliances with credit report and payment processing providers and collection agency vendors, and the completion of technology enhancements to our DebtResolve system.

Since 2007, the default rate of credit card debt in the United States has increased by 400%, according to published industry reports.  We believe the most efficient way for creditors to service this significant increase in debt is through the use of an Internet-based system like our DebtResolve system.

During 2008 and 2009, we experienced significant financial difficulties as a result of two unsuccessful acquisitions and two failed financing efforts.  We were also impacted during this period by the dramatic downturn in the U.S. and global economies particularly because our main clients, banks and other financial institutions, were most severely affected.  As a result, we were required to significantly reduce our employee base and take drastic cost containment measures.  Beginning in 2009 and through 2010, we successfully eliminated approximately $7.0 million of current cash liabilities from our balance sheet by converting debt to common stock or settling debt at a significant discount to the amounts due.  As a result of our balance sheet restructuring and the funding provided by the private placements discussed in this prospectus, we believe that we are a significantly stronger company than we have been over the past three years and are currently signing contracts with new clients.

Corporate Information

We were incorporated under the laws of the State of Delaware in April 1997.  Our principal executive offices are located at 150 White Plains Road, Suite 108, Tarrytown, New York 10591, and our telephone number is (914) 949-5500.  We maintain a corporate website at www.debtresolve.com.  The contents of our website are not part of this prospectus and should not be relied upon with respect to this Offering.

About this Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 36,936,334 shares of our common stock by the selling stockholders listed in this prospectus.  These shares consist of 16,000,000 outstanding shares of common stock and 20,936,334 shares of common stock issuable upon exercise of warrants.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants.  We will bear all expenses of registration incurred in connection with this offering estimated to be no more than $50,000, but all selling and other expenses incurred by the selling stockholders will be borne by them.

35,200,000 shares of common stock being offered by this prospectus relate to shares of common stock and warrants issued in our August - September 2010 private placement.  At two closings, we completed a private placement to institutional investors and other accredited investors of 16,000,000 shares of our common stock at a purchase price of $0.10 per share, for gross proceeds of $1,600,000.  As part of the private placement, the investors were issued warrants to purchase up to 16,000,000 shares of our common stock at an exercise price of $0.25 per share, and National Securities Corporation, the placement agent in the private placement, was issued warrants to purchase up to 1,600,000 shares of our common stock at an exercise price of $0.10 per share and 1,600,000 shares of our common stock at an exercise price of $0.25 per share.  For a more detailed discussion regarding the private placement, please see “Selling Stockholders - August - September 2010 Private Placement” in this prospectus.

An additional 1,736,334 shares of common stock being offered by this prospectus relate to warrants issued in our February-April 2010 private placement.  At three closings, we received $225,000 in gross proceeds through a private placement of our secured convertible notes to five investors.  The notes have a three-year term and accrue interest at a rate of 14% per year, payable at maturity.  The investors have the option of converting the principal amount of the notes and accrued interest into shares of our common stock at a conversion price of $0.15 per share.  To date, the notes have not been converted, and we are not registering the shares of common stock underlying the notes in this registration statement.  The investors in the private placement also received warrants to purchase 1,278,000 shares of our common stock at an exercise price of $0.40 per share.  Finance 500, Inc., the placement agent in the February-April 2010 private placement, was issued warrants to purchase 458,334 shares of our common stock at an exercise price of $0.15 per share.  For a more detailed discussion regarding the private placement, please see “Selling Stockholders - February-April 2010 Private Placement” in this prospectus.

The number of shares being offered by this prospectus represents approximately 37.2% of our outstanding shares of common stock (assuming the exercise of the warrants included in the number of shares covered by this prospectus) as of January 21, 2011.

THE OFFERING

Common stock being offered by the selling stockholders:
• Number of outstanding shares	16,000,000 shares.
• Number of shares that may be issued upon exercise of warrants	20,936,334 shares.
Total	36,936,334 shares.
Common stock outstanding (1)	78,259,515 shares.

Use of proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash for the warrant exercise price upon exercise of the warrants, which would be used for working capital.

OTC Bulletin Board symbol	DRSV.OB
Risk factors	Investing in our common stock involves a high degree of risk. Please refer to the section “Risk Factors” before making an investment in our stock.
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(1) As of January 21, 2011. Does not include shares of common stock that are reserved for issuance pursuant to outstanding warrants, stock options and other convertible securities.

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes to the financial statements, appearing at the end of this prospectus.

	Year Ended December 31, 2008	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Consolidated Statement of Operations Data:
Revenues	$165,969	$74,045	$92,779
Net (loss) income	(10,105,704)	(13,112,255)	359,644
Weighted average shares outstanding	9,549,435	25,049,133	64,422,135
Net (loss) income per share - basic	$(1.06)	$(0.52)	$0.01
Net (loss) per share - diluted	$(1.06)	$(0.52)	$(0.06)

Consolidated Balance Sheet Data (at end of period):
Working capital (deficit)	$(8,362,143)	$(4,229,322)	$(2,401,382)
Total assets	306,061	271,783	813,471
Total liabilities	8,820,346	12,115,753	3,537,848
Total stockholders’ deficiency	$(8,514,285)	$(11,843,970)	$(2,724,377)

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

For the years ended December 31, 2009 and 2008, we had inadequate revenues and incurred net losses from continuing operations of $13,115,424 and $7,358,702, respectively.  Cash used in operating activities for continuing operations was $956,740 and $3,582,047 for the years ended December 31, 2009 and 2008, respectively. Based upon projected operating expenses, we believe that our working capital as of January 21, 2011 may not be sufficient to fund our plan of operations for the next 12 months.  The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

We need to raise additional capital in order to be able to accomplish our business plan objectives.  We have historically satisfied our capital needs primarily from the sale of debt and equity securities.  Our management is continuing its efforts to secure additional funds through debt and/or equity instruments.  Management believes that it will be successful in obtaining additional financing; however, no assurance can be provided that we will be able to do so.  There is no assurance that these funds will be sufficient to enable us to attain profitable operations or continue as a going concern.  To the extent that we are unsuccessful, we may need to curtail our operations and implement a plan to extend payables and reduce overhead until sufficient additional capital is raised to support further operations.  There can be no assurance that any plan to raise additional funding will be successful.  Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have experienced significant and continuing losses from operations.  In fiscal years 2008 and 2009, we have incurred total net losses from continuing operations of $20,474,126.  If such losses continue, we may not be able to continue our operations.

We incurred a net loss from continuing operations of $13,115,424 for the year ended December 31, 2009, and $7,358,702 for the year ended December 31, 2008.  From February 2003 to date, our operations have been funded almost entirely through the proceeds that we have received from the issuance of our common stock in private placements, the issuance of our 7% convertible promissory notes in two private financings in 2005, the issuance of convertible and non-convertible notes in a private financing in June 2006, the issuance of our common stock at our initial public offering in November 2006, from a private placement in 2007 and various individual private placements and shareholder loans from 2007 through 2010.  We completed a $1.6 million private placement on September 30, 2010.  If our losses continue, and we cannot raise needed funds, we may not be able to continue our operations.

If we are unable to retain current DebtResolve system clients and attract new clients, or if our clients do not actively submit defaulted consumer debt accounts on our DebtResolve system or successfully promote access to the website, we will not be able to generate revenues or continue our DebtResolve system business.

We expect that our DebtResolve system revenue will come from taking a success fee equal to a percentage of defaulted consumer debt accounts that are settled and collected through our online DebtResolve system, from a flat fee per settlement or from recurring monthly fees for the use of our system, potentially coupled with success or other transaction fees.  We depend on our creditor clients, who include but are not limited to first-party creditors such as banks, lenders, credit card issuers, telecoms and utilities, third-party collection agencies or collection law firms and purchasers of charged-off debt, to initiate the process by submitting defaulted consumer debt accounts on our system along with the settlement offers.  We cannot be sure that we will be able to retain our existing, and enter into new, relationships with creditor clients in the future.  In addition, we cannot be certain that we will be able to establish these creditor client relationships on favorable economic terms.  Finally, we cannot control the number of accounts that our clients will submit on our system, how successfully they will promote access to the website, or whether the use of our system will result in any increase in recovery over traditional collection methods.  If our client base, and their corresponding claims submission, does not increase significantly or experience favorable results, we will not be able to generate sufficient revenues to continue and sustain our DebtResolve system business.

We may fail to successfully integrate acquisitions and reduce our operating expenses.

Although we have no definitive agreements in place to do so currently, we may in the future seek to acquire additional complementary businesses, assets or technologies.  The integration of the businesses, assets and technologies we have acquired or may acquire will be critical. Integrating the management and operations of these businesses, assets and technologies is time consuming, and we cannot guarantee we will achieve any of the anticipated synergies and other benefits expected to be realized from acquisitions.  We currently have limited experience with making acquisitions and we expect to face one or more of the following difficulties:

•      integrating the products, services, financial, operational and administrative functions of acquired businesses, especially those larger than us,

•      delays in realizing the benefits of our strategies for an acquired business which fails to perform in accordance with expectations,

•      diversion of our management’s attention from our existing operations since acquisitions often require substantial management time, and

•      acquisition of businesses with unknown liabilities, software bugs or adverse litigation and claims.

If we are unable to implement our marketing program or if we are unable to build positive brand awareness for our company and our services, demand for our services will be limited, and we will not be able to grow our client base and generate revenues.

We believe that building brand awareness of our DebtResolve system and marketing our services in order to grow our client base and generate revenues is crucial to the viability of our business.  Furthermore, we believe that brand awareness is a key differentiating factor among providers of online services, and given this, we believe that brand awareness will become increasingly important as competition is introduced in our target markets. In order to increase brand awareness, we must devote significant time and resources in our marketing efforts, provide high-quality client support and increase the number of creditors and consumers using our services.  While we may maintain a “Powered by Debt Resolve” logo on each screen that consumer’s view when they log on to the DebtResolve system, this logo may be inadequate to build brand awareness among consumers.  If initial clients do not perceive our services to be of high quality, the value of our brand could be diluted, which could decrease the attractiveness of our services to creditors and consumers.  If we fail to promote and maintain our brand, our ability to generate revenues could be negatively affected. Moreover, if we incur significant expenses in promoting our brand and are unable to generate a corresponding increase in revenue as a result of our branding efforts, our operating results would be negatively impacted.

Currently, we are targeting our marketing efforts towards the collection and settlement of overdue or defaulted consumer debt accounts generated primarily in the United States as well as Europe.  To grow our business, we will have to achieve market penetration in this segment and expand our service offerings and client base to include other segments and international creditor clients. We have limited previous experience marketing our services and may not be able to implement our sales and marketing initiatives. We may be unable to hire, retain, integrate and motivate sales and marketing personnel. Any new sales and marketing personnel may also require a substantial period of time to become effective. There can be no assurance that our marketing efforts will result in our obtaining new creditor clients or that we will be able to grow the base of creditors and consumers who use our services.

We may not be able to protect the intellectual property rights upon which our business relies, including our licensed patents, trademarks, domain name, proprietary technology and confidential information, which could result in our inability to utilize our technology platform, licensed patents or domain name, without which we may not be able to provide our services.

Our ability to compete in our sector depends in part upon the strength of our proprietary rights in our technologies.  We consider our intellectual property to be critical to our viability.  We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-founders of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component.

Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales.  We rely on patent, trademark, trade secret and copyright laws to protect our licensed and proprietary technology and other intellectual property.  We cannot be certain, however, that the steps that we have taken to protect our proprietary rights to date will provide meaningful protection from unauthorized use by others.  We have initiated litigation and could pursue additional litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. However, we may not prevail in these efforts, and we could incur substantial expenditures and divert valuable resources in the process.  In addition, many foreign countries’ laws may not protect us from improper use of our proprietary technologies.  Consequently, we may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

In the future, we may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and which could limit our ability to use certain technologies in the future and thereby result in loss of clients and revenue.

Litigation regarding intellectual property rights is common in the Internet and technology industries.  We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products and services in different industry segments overlaps.  Under our license agreement, we have the right and obligation to control and defend against third-party infringement claims against us with respect to the patent rights that we license.  Any claims relating to our services or intellectual property could result in costly litigation and be time consuming to defend, divert management’s attention and resources, cause delays in releasing new or upgrading existing products and services or require us to enter into royalty or licensing agreements.  Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.  There can be no assurance that our services or intellectual property rights do not infringe the intellectual property rights of third parties.  A successful claim of infringement against us and our failure or inability to license the infringed or similar technology or content could prevent us from continuing our business.

The intellectual property rights that we license from our co-founders are limited in industry scope, and it is possible these limits could constrain the expansion of our business.

We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-founders of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component.  This license agreement limits usage of the technology to the creation of software and other code enabling an automated system used solely for the settlement and collection of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types.  These limitations on usage of the licensed technology could constrain the expansion of our business by limiting the different types of debt for which our DebtResolve system can potentially be used, and limiting the potential clients that we could service.

Potential conflicts of interest exist with respect to the intellectual property rights that we license from our co-founders, and it is possible our interests and their interests may diverge.

We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-founders of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component.  This license agreement presents the possibility of a conflict of interest in the event that issues arise with respect to the licensed intellectual property rights, including the prosecution or defense of intellectual property infringement actions, where our interests may diverge from those of Messrs. Burchetta and Brofman.  The license agreement provides that we will have the right to control and defend or prosecute, as the case may require, the patent rights licensed to us subject, in the case of pleadings and settlements, to the reasonable consent of Messrs. Burchetta and Brofman.  Our interests with respect to such pleadings and settlements may be at odds with those of Messrs. Burchetta and Brofman, requiring them to recuse themselves from our decisions relating to such pleadings and settlements, or even from further involvement with our company.

As of January 21, 2011, Messrs. Burchetta and Brofman own approximately 15% of our outstanding shares of common stock.  They have controlled our company since its inception.  Under the terms of our license agreement, Messrs. Burchetta and Brofman will be entitled to receive stock options to purchase shares of our common stock if and to the extent the licensed technology produces specific levels of revenue for us.  They will not be entitled receive any stock options for other debt collection activities such as off-line settlements.  Messrs. Burchetta and Brofman have substantial influence for selecting the business direction we take, the products and services we may develop and the mix of businesses we may pursue.  The license agreement may present Messrs. Burchetta and Brofman with conflicts of interest.

If we cannot compete against competitors that enter our market, demand for our services will be limited, which would likely result in our inability to continue our business.

We are aware of two companies that have software offerings that are competitive with the DebtResolve system and which compete with us for market share.  Incurrent Solutions, Inc., a division of Online Resources Corp., and Apollo Enterprises Solutions, LLC each announced an online collection offering in 2004.  Additional competitors could emerge in the online defaulted consumer debt market.  These and other possible new competitors may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs, longer operating histories and more established relationships in the banking industry than we currently have.  In the future, we may not have the resources or ability to compete.  As there are few significant barriers for entry to new providers of defaulted consumer debt services, there can be no assurance that additional competitors with greater resources than ours will not enter our market.  Moreover, there can be no assurance that our existing or potential creditor clients will continue to use our services on an increasing basis, or at all.  If we are unable to develop and expand our business or adapt to changing market needs as well as our competitors are able to do, now or in the future, we may not be able to continue our business.

We are dependent upon maintaining and expanding our computer and communications systems.  Failure to do so could result in interruptions and failures of our services.  This could have an adverse effect on our operations which would make our services less attractive to consumers, and therefore subject us to a loss of revenue as a result of a possible loss of creditor clients.

Our ability to provide high-quality client support largely depends on the efficient and uninterrupted operation of our computer and communications systems to accommodate our creditor clients and the consumers who use our system.  In the terms and conditions of our standard form of licensing agreement with our clients, we agree to make commercially reasonable efforts to maintain uninterrupted operation of our DebtResolve system 99.99% of the time, except for scheduled system maintenance.  In the normal course of our business, we must record and process significant amounts of data quickly and accurately to access, maintain and expand our DebtResolve system.

The temporary or permanent loss of our computer and telecommunications equipment and software systems, through casualty, operating malfunction, software virus, or service provider failure, could disrupt our operations.  Any failure of our information systems, software or backup systems would interrupt our operations and could cause us to lose clients. We are exposed to the risk of network and Internet failure, both through our own systems and those of our service providers.  While our utilization of redundant transmission systems can improve our network’s reliability, we cannot be certain that our network will avoid downtime.  Substantially all of our computer and communications hardware systems are hosted in leased facilities with Cervalis in New York, and under the terms of our hosting service level agreement with Cervalis, they will provide network connectivity availability 99.9% of the time from the connection off their backbone to our hosted infrastructure.

Our disaster recovery plan may not be adequate and our business interruption insurance may not adequately compensate us for losses that could occur as a result of a network-related business interruption.  The occurrence of a natural disaster or unanticipated problems at our facilities or those of our service providers could cause interruptions or delays in use of our DebtResolve system and loss of data.  Additionally, we rely on third parties to facilitate network transmissions and telecommunications.  We cannot assure you that these transmissions and telecommunications will remain either reliable or secure.  Any transmission or telecommunications problems, including computer viruses and other cyber attacks and simultaneous failure of our information systems and their backup systems, particularly if those problems persist or recur frequently, could result in lost business from creditor clients and consumers.  Network failures of any sort could seriously affect our client relations, potentially causing clients to cancel or not renew contracts with us.

Furthermore, our business depends heavily on services provided by various local and long-distance telephone companies.  A significant increase in telephone service costs or any significant interruption in telephone services could negatively affect our operating results or disrupt our operations.

David M. Rainey possesses specialized knowledge about our business, and we would be adversely impacted if he were to become unavailable to us.

We believe that our ability to execute our business strategy will depend to a significant extent upon the efforts and abilities of David M. Rainey, our President and Chief Financial Officer.  Mr. Rainey, who has day-to-day operational leadership of the company, has in-depth knowledge regarding our online debt collection technology and business contacts that would be difficult to replace. If Mr. Rainey were to become unavailable to us, our operations would be adversely affected.  We have no insurance to compensate us for the loss of any of our named executive officers or key employees.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders.  The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.  For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.  In addition, advanced notice is required prior to stockholder proposals.

Delaware law also could make it more difficult for a third party to acquire us.  Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Risks Related to Our Industry

The ability of our DebtResolve system clients to recover and enforce defaulted consumer debt may be limited under federal, state, local and foreign laws, which would negatively impact our revenues.

Federal, state, local and foreign laws may limit our creditor clients’ ability to recover and enforce defaulted consumer debt.  Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement and collection of consumer debt.  Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to settle defaulted consumer debt accounts on behalf of our clients and could result in decreased revenues to us.  We cannot predict if or how any future legislation would impact our business or our clients.  In addition, we cannot predict how foreign laws will impact our ability to expand our business internationally or the cost of such expansion.  Our failure to comply with any current or future applicable laws or regulations could limit our ability to settle defaulted consumer debt claims on behalf of our clients, which could adversely affect our revenues.

For all of our businesses, government regulation and legal uncertainties regarding consumer credit and debt collection practices may require us to incur significant expenses in complying with any new regulations.

A number of our existing and potential creditor clients, such as banks and credit card issuers, operate in highly regulated industries.  We are impacted by consumer credit and debt collection practices laws, both in the United States and abroad.  The relationship of a consumer and a creditor is extensively regulated by federal, state, local and foreign consumer credit and protection laws and regulations.  Governing laws include consumer plain English and disclosure laws, the Uniform Consumer Credit Code, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the U.S. Bankruptcy Code, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Truth in Lending Act (including the Fair Credit Billing Act amendments), the Fair Debt Collection Practices Act and state law counterparts, the Federal Reserve Board’s implementation of Regulation Z, the federal Fair Credit Reporting Act, and state unfair and deceptive acts and practices laws.  Failure of these parties to comply with applicable federal, state, local and foreign laws and regulations could have a negative impact on us.  For example, applicable laws and regulations may limit our ability to collect amounts owing with respect to defaulted consumer debt accounts, regardless of any act or omission on our part.  We cannot assure you that any indemnities received from the financial institutions which originated the consumer debt account will be adequate to protect us from liability to consumers.  Any new laws or rulings that may be adopted, and existing consumer credit and protection laws, may adversely affect our ability to collect and settle defaulted consumer debt accounts.  In addition, any failure on our part to comply with such requirements could adversely affect our ability to settle defaulted consumer debt accounts and result in liability.  In addition, state or foreign regulators may take the position that our DebtResolve system effectively constitutes the collection of debts that is subject to licensing and other laws regulating the activities of collection agencies.  If so, we may need to obtain licenses from such states, or such foreign countries where we may engage in our DebtResolve system business.  Until licensed, we will not be able to lawfully deal with consumers in such states or foreign countries.  Moreover, we will likely have to incur expenses in obtaining licenses, including applications fees and post statutorily required bonds for each license.

We face potential liability that arises from our handling and storage of personal consumer information concerning disputed claims and other privacy concerns.

Any penetration of our network security or other misappropriation of consumers’ personal information could subject us to liability.  Other potential misuses of personal information, such as for unauthorized marketing purposes, could also result in claims against us.  These claims could result in litigation.  In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information.  We could incur unanticipated expenses, especially in connection with our settlement database, if and when new regulations regarding the use of personal information are enacted.

In addition, pursuant to the Gramm-Leach-Bliley Act, our financial institution clients are required to include in their contracts with us that we have appropriate data security standards in place.  The Gramm-Leach-Bliley Act stipulates that we must protect against unauthorized access to, or use of, consumer debtor information that could be detrimentally used against or result in substantial inconvenience to any consumer debtor.  Detrimental use or substantial inconvenience is most likely to result from improper access to sensitive consumer debtor information because this type of information is most likely to be misused, as in the commission of identity theft.  We believe we have adequate policies and procedures in place to protect this information; however, if we experience a data security breach that results in any penetration of our network security or other misappropriation of consumers’ personal information, or if we have an inadequate data security program in place, our financial institution clients may consider us to be in breach of our agreements with them.

Government regulation and legal uncertainties regarding the Internet may require us to incur significant expenses in complying with any new regulations.

The laws and regulations applicable to the Internet and our services are evolving and unclear and could damage our business.  Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  This legislation could expose us to substantial liability or require us to incur significant expenses in complying with any new regulations.  Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our services.  A number of proposals have been made at the federal, state and local level and in foreign countries that would impose additional taxes on the sale of goods and services over the Internet.  Such proposals, if adopted, could adversely affect us.  Moreover, the applicability to the Internet of existing laws governing issues such as personal privacy is uncertain.  We may be subject to claims that our services violate such laws.  Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could adversely affect our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for small capitalization companies like us.  These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting.  In addition, recent pronouncements by the Financial Accounting Standards Board will require a significant commitment of resources.  We expect these efforts to require the continued commitment of significant resources.

Our industry is highly competitive, and we may be unable to continue to compete successfully with businesses that may have greater resources than we have.

We face competition from a wide range of collection and financial services companies that may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs and more established relationships in our industry than we currently have.  We also compete with traditional contingency collection agencies and in-house recovery departments.  Competitive pressures adversely affect the availability and cost of qualified recovery personnel.  If we are unable to develop and expand our business or adapt to changing market needs as well as our current or future competitors, we may experience reduced profitability.

We are subject to ongoing risks of litigation, including individual and class actions under consumer credit, collections, employment, securities and other laws.

We operate in an extremely litigious climate, and we are currently and may in the future be named as defendants in litigation, including individual and class actions under consumer credit, collections, employment, securities and other laws.

In the past, securities class-action litigation has often been filed against a company after a period of volatility in the market price of its stock.  Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention from the operation of our business.  The use of certain collection strategies could be restricted if class-action plaintiffs were to prevail in their claims.  In addition, insurance costs continue to increase significantly and policy deductibles also have increased.  All of these factors could have an adverse effect on our consolidated financial condition and results of operations.

We may not be able to hire and retain enough sufficiently trained employees to support our operations, and/or we may experience high rates of personnel turnover.

Our industry is very labor-intensive, and companies in our industry typically experience a high rate of employee turnover.  We generally compete for qualified personnel with companies in our business and in the collection agency, teleservices and telemarketing industries.  We will not be able to service our clients’ receivables effectively, continue our growth or operate profitably if we cannot hire and retain qualified collection personnel. Further, high turnover rate among our employees increases our recruiting and training costs and may limit the number of experienced collection personnel available to service our receivables.  Our newer employees tend to be less productive and generally produce the greatest rate of personnel turnover.  If the turnover rate among our employees increases, we will have fewer experienced employees available to service our receivables, which could reduce collections and therefore result in lower revenues and earnings.  Our employee retention and turnover has also been significantly impacted by our lack of cash or access to significant funding.

We may not be able to successfully anticipate, invest in or adopt technological advances within our industry.

Our business relies on computer and telecommunications technologies, and our ability to integrate new technologies into our business is essential to our competitive position and our success.  We may not be successful in anticipating, managing, or adopting technological changes on a timely basis.  Computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles.

While we believe that our existing information systems are sufficient to meet our current and foreseeable demands and continued expansion, our future growth may require additional investment in these systems.  We depend on having the capital resources necessary to invest in new technologies to service receivables.  We cannot assure you that we will have adequate capital resources available.

We may not be able to anticipate, manage or adopt technological advances within our industry, which could result in our services becoming obsolete and no longer in demand.

Our business relies on computer and telecommunications technologies.  Our ability to integrate these technologies into our business is essential to our competitive position and our ability to execute our business strategy.  Computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles.  We may not be able to anticipate, manage or adopt technological changes on a timely basis.  While we believe that our existing information systems are sufficient to meet our current demands and continued expansion, our future growth may require additional investment in these systems so we are not left with obsolete computer and telecommunications technologies.  We depend on having the capital resources necessary to invest in new technologies for our business.  We cannot assure you that adequate capital resources will be available to us at the appropriate time.

Risks Related to the Economy

The downturn in the domestic and global economies which began in 2008 adversely affected demand for our DebtResolve system.

During 2008 and 2009, we were impacted by the dramatic downturn in the U.S. and global economies particularly because our main clients, banks and other financial institutions, were most severely affected.  We believe this downturn caused many potential clients to decline, delay or postpone their purchasing decisions with regard to utilizing our DebtResolve system.  As a result of ongoing weakness in the economy through 2010, we continued to experience diminished demand for our system from many of these clients.  This downturn in market conditions also adversely impacted our efforts to negotiate higher license fees for our system and our ability to raise funds in the public capital markets.  To the extent that domestic and global economic conditions remain fragile and do not recover as quickly as we have anticipated, or even deteriorate, which likely would result in a corresponding fall in demand for our system, our business, financial results and cash flows will be negatively impacted.

Risks Related to Our Common Stock

Our stock is thinly traded, which may impair your ability to sell your shares at a later time.

The daily volume in our common stock varies widely and is limited at times.   At this time, it is not possible to liquidate a significant position in a relatively short time period.  In addition, because we are not traded on a national securities exchange, there are additional restrictions on the purchase and sale of our common stock.

Our common stock is considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock may be below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.  In addition, since our common stock is quoted on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our common stock and may find few buyers to purchase the stock or a lack of market makers to support the stock price.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

As of January 21, 2011, our executive officers and directors as a group beneficially owned approximately 29% of our outstanding shares of common stock.  As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control.  In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control.  This, in turn, could have a negative effect on the market price of our common stock.  It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock.  Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud.  In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of an issuer’s internal controls over financial reporting.  Assigned to accounting issues at present are only David M. Rainey, our President and Chief Financial Officer, and a financial consultant, which may be deemed to be inadequate.  Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate.  In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.  Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Actual results may be materially different than those described in this prospectus.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  Except as required by U.S. federal securities laws, we undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus.  In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.  The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us.  Our SEC filings are also available to the public from commercial document retrieval services.  Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Debt Resolve, Inc.
150 White Plains Road, Suite 108
Tarrytown, New York 10591
Attention:  Mr. David M. Rainey,
President and Chief Financial Officer
Tel: (914) 949-5500

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares.  We will not receive any proceeds from the sale of shares of common stock in this offering, except upon the exercise of outstanding warrants.  We could receive up to $5 million in cash for the warrant exercise price upon exercise of the warrants held by selling stockholders.  We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.  We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them.  We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $50,000.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are currently traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol DRSV.OB.

The following table sets forth the high and low bid or closing prices for our common stock for the periods indicated as reported by (i) the American Stock Exchange (now NYSE-Amex) through October 1, 2008, (ii) the OTC Bulletin Board from October 2, 2008 through May 5, 2009, and from December 30, 2009 to date, and (iii) the OTC Markets Group Inc. (formerly Pink OTC Markets Inc.) from May 16, 2009 through December 29, 2009:

	Year ended December 31,
	2010		2009		2008
Quarter	High	Low	High	Low	High	Low
First	$0.31	$0.10	$0.05	$0.002	$2.38	$0.77
Second	$0.22	$0.08	$0.51	$0.01	$2.55	$0.86
Third	$0.10	$0.03	$0.51	$0.082	$1.40	$0.20
Fourth	$0.11	$0.03	$0.28	$0.05	$0.35	$0.01

See the cover page of this prospectus for a recent bid price of our common stock as reported by the OTC Bulletin Board.

Over-the-counter bid prices represent prices quoted by broker-dealers in the over-the-counter market.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of January 21, 2011, there were 78,259,515 shares of our common stock outstanding and approximately 2,000 holders of record of our common stock.  However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street name.”

This prospectus covers 36,936,334 shares of our common stock offered for sale by the selling stockholders, which consists of 16,000,000 outstanding shares of common stock and 20,936,334 shares of common stock issuable upon exercise of warrants.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation.  We intend to retain any earnings for use in our operations and the expansion of our business.  Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Equity Compensation Plan Information

There are 16,379,934 shares of common stock reserved for issuance under our 2005 Incentive Compensation Plan.  The following table provides information as of September 30, 2010, with respect to the shares of common stock that may be issued under our plan.

Equity Compensation Plan Information

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	865,000	$2.99	35,000
Equity compensation plans not approved by security holders	15,514,934	$1.04	Unrestricted
Total	16,379,934	$1.14	35,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following description of our financial condition and results of operations in conjunction with the consolidated financial statements and accompanying notes included in this prospectus beginning on page F-1.

Overview

Prior to January 19, 2007, we were a development stage company.  On January 19, 2007, we acquired all of the outstanding capital stock of First Performance Corporation, a Nevada corporation (“First Performance”), and its wholly-owned subsidiary, First Performance Recovery Corporation, pursuant to a Stock Purchase Agreement dated January 19, 2007.  As a result, we are no longer considered a development stage entity.

Since completing initial product development in early 2004, our primary business has been providing a software solution to consumer lenders or those collecting on those loans based on our proprietary DebtResolve® system, our Internet-based bidding system that facilitates the settlement and collection of defaulted consumer debt via the Internet.  We have marketed our service primarily to consumer credit card issuers, collection agencies, collection law firms and the buyers of defaulted debt in the United States, Europe and Asia.  We intend to market our service to other segments served by the collections industry worldwide.  For example, we believe that our system will be especially valuable for the collection of low balance debt, such as that held by utility companies and online service providers, where the cost of traditionally labor intensive collection efforts may exceed the value collected.  We also intend to pursue past-due Internet-related debt, such as that held by sellers of sales and services online.  We believe that consumers who incurred their debt over the Internet will be likely to respond favorably to an Internet-based collection solution.  In addition, creditors of Internet-related debt usually have access to debtors’ e-mail addresses, facilitating the contact of debtors directly by e-mail.  Also, there are significant opportunities for us in healthcare with hospitals and large provider groups.  We believe that expanding to more recently past-due portfolios of such debt will result in higher settlement volumes, improving our clients’ profitability by increasing their collections while reducing their cost of collections.  We do not anticipate any material incremental costs associated with developing our capabilities and marketing to these creditors, as our existing DebtResolve system can already handle this type of debt, and we make contact with these creditors in our normal course of business.

We have prepared for our entry into the European marketplace by reviewing our mode of business and modifying our contracts to comply with appropriate European privacy, debtor protection and other applicable regulations.  We expect that initially, our expense associated with servicing our United Kingdom and other potential European clients will be minimal, consisting primarily of travel expense to meet with those clients and additional legal fees, as our European contracts, although already written to conform to European regulations, may require customization.   We may incur additional costs, which we cannot anticipate at this time, if we expand into Canada and other countries.

Our revenues to date have been insufficient to fund our operations.  We have financed our activities to date through our management’s contributions of cash, the forgiveness of royalty and consulting fees, the proceeds from sales of our common stock in private placement financings, the proceeds of our convertible promissory notes in four private financings, short-term borrowings from previous investors or related parties and the proceeds from the sale of our common stock in our November 2006 initial public offering.  In connection with our marketing and client support goals, we expect our operating expenses to grow as we employ additional technicians, sales people and client support representatives.  We expect that salaries and other compensation expenses will continue to be our largest category of expense, while travel, legal, audit and other sales and marketing expenses will grow as we expand our sales, marketing and support capabilities.  Effective utilization of our system will require a change in thinking on the part of the collection industry, but we believe the effort will result in new collection benchmarks.  We intend to provide detailed advice and hands-on assistance to clients to help them make the transition to our system.

Our current and former contracts provide that we will earn revenue based on a percentage of the amount of debt collected from accounts submitted on our DebtResolve system, from flat fees per settlement achieved, from flat fees per account placed or a flat monthly fee.  Although other revenue models have been proposed, most revenue earned to date has been determined using these methods, and such revenue is recognized when the settlement amount of debt is collected by our client or at the beginning of each month.  For the early adopters of our system, we waived set-up fees and other transactional fees that we anticipate charging on a going-forward basis.  While the percent of debt collected will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and may possibly become our preferred revenue model.  Most contracts currently in process include provisions for set up fees and base revenue on a flat monthly fee, in the aggregate or per account, with some contracts having a small transaction fee on debt settlement as well.  In addition, with respect to our DR Prevent™ module, which settles consumer debt at earlier stages, we expect that a fee per account on our system, and/or the hybrid revenue model which will include both fees per account and transaction fees at settlement, may become the preferred revenue methods.  We launched a new application, DR Collect™, which targets collection agencies and collection law firms on a flat monthly fee basis.  As we expand our knowledge of the industry, we have become aware that different revenue models may be more appropriate for the individual circumstances of our potential clients, and our expanded choice of revenue models reflects that knowledge.

In January 2007, we purchased the outstanding common stock of First Performance Corporation and, as a result, we are no longer in the development stage as of the date of the acquisition.  First Performance Corporation and its subsidiary, First Performance Recovery Corp., were collection agencies that represented both regional and national credit grantors from such diverse industries as retail, bankcard, oil cards, mortgage and auto.  By entering this business directly, we signaled our intention to become a significant player in the accounts receivable management industry.  We believed that through a mixture of both traditional and our innovative, technologically-driven collection methods, we could achieve superior returns.  Due to the loss of four major clients at First Performance during the first nine months of 2007, we performed two interim impairment analyses in accordance with SFAS 142.  As a result of these analyses, we recorded impairment charges aggregating $1,206,335 during the year ended December 31, 2007.  We also recorded a charge for the disposal of the Florida fixed assets of $68,329 upon the closure of the Florida office during the year ended December 31, 2007.

Revenue streams associated with this business included contingency fee revenue on recovery of past due consumer debt and non-sufficient funds fees on returned checks.  On June 30, 2008, we closed the remaining operations of First Performance in order to focus on our core internet business and to mitigate the continuing losses from First Performance.  At that time, we took charges for the disposal of the remaining fixed assets of $87,402 and for the impairment of the remaining intangible assets of $176,545.  The results of operations for First Performance have been treated as discontinued operations in the financial statements for the years ending December 31, 2008 and 2007.  On August 1, 2009, the state of Nevada revoked the corporation charter of First Performance Corp.  Management determined after obtaining an opinion from counsel that the Company is not liable for any debt or entitled to any assets of FPC and FPRC after the revocation (dissolution) of the corporate entities in each of the subsidiaries state of incorporation.  As a result, First Performance Corp. was de-incorporated and its assets and liabilities are no longer included in our financial statements as of that date.  The net remaining liabilities were credited to Additional Paid-in Capital on the revocation date.  The wholly-owned subsidiary of First Performance Corp. called First Performance Recovery Corp. was legally dissolved by its board on March 3, 2010.

For the years ended December 31, 2009 and 2008, we had inadequate revenues and incurred a net loss of $13,115,424 and $7,358,702, respectively, from continuing operations.  Cash used in operating and investing activities of continuing operations was $956,740 and $0, respectively for the year ended December 31, 2009.  Cash used in operating and investing activities of continuing operations was $3,582,047 and $835,951, respectively for the year ended December 31, 2008.  Based upon projected operating expenses, we believe that our working capital as of January 14, 2011 may not be sufficient to fund our plan of operations for the next 12 months.  The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

During 2008 and 2009, we experienced significant financial difficulties as a result of two unsuccessful acquisitions and two failed financing efforts.  We were also impacted during this period by the dramatic downturn in the U.S. and global economies particularly because our main clients, banks and other financial institutions, were most severely affected.  As a result, we were required to significantly reduce our employee base and take drastic cost containment measures.  Beginning in 2009 and through 2010, we successfully eliminated approximately $7.0 million of current cash liabilities from our balance sheet by converting debt to common stock or settling debt at a significant discount to the amounts due.  As a result of our balance sheet restructuring, the dissolution of our former subsidiaries and the funding provided by the private placements discussed in this prospectus, we believe that we are a significantly stronger company than we have been over the past three years and are currently signing contracts with new clients.

We need to raise additional capital in order to be able to accomplish our business plan objectives.  We have historically satisfied our capital needs primarily from the sale of debt and equity securities.  Our management is continuing its efforts to secure additional funds through debt and/or equity instruments.  Management believes that it will be successful in obtaining additional financing; however, no assurance can be provided that we will be able to do so.  There is no assurance that these funds will be sufficient to enable us to attain profitable operations or continue as a going concern.  To the extent that we are unsuccessful, we may need to curtail our operations and implement a plan to extend payables and reduce overhead until sufficient additional capital is raised to support further operations.  There can be no assurance that efforts to secure additional funding will be successful.  Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Nine Months ended September 30, 2010 Compared to Nine Months ended September 30, 2009

Revenues

Revenues totaled $92,779 and $56,517 for the nine months ended September 30, 2010 and 2009, respectively.  We earned revenue during the nine months ended September 30, 2010 from contingency fee income, based on a percent of debt collected, and flat monthly fees.  We earned revenue during the nine months ended September 30, 2009 from contingency fee income, based on a percent of debt collected.

Costs and Expenses

Payroll and related expenses.  Payroll and related expenses amounted to $1,378,630 for the nine months ended September 30, 2010, as compared to $1,338,810 for the nine months ended September 30, 2009, an increase of $39,821.  This increase is due to higher stock option expense offset by lower employee count in 2010.  Salaries were $315,227 and $418,562 in the nine months ended September 30, 2010 and 2009, respectively.  Employee benefits were $66,953 and $52,899 in the nine months ended September 30, 2010 and 2009, respectively, due to more employees on health insurance in 2010.  Employee stock compensation expense increased to $978,250 in the nine months ended September 30, 2010 from $857,850 in the nine months ended September 30, 2009, as there was more stock options issued in 2010.  Employment taxes were $18,200 and $9,498 during the nine months ended September 30, 2010 and 2009, respectively, as many payrolls were accrued in 2010 and not paid.  Finally, there were 401k matches of $0 and $756 for the nine months ended September 30, 2010 and 2009, respectively, as the match was suspended after the first quarter of 2009.

General and administrative expenses.  General and administrative expenses amounted to $2,475,923 for the nine months ended September 30, 2010, as compared to $1,223,341 for the nine months ended September 30, 2009, an increase of $1,252,582.  Service fees were $1,820,324 and $797,450 for the nine months ended September 30, 2010 and 2009, respectively.  This increase was primarily due to increases in service fees related to investment banking, fundraising costs  and consulting fees.   Stock compensation to consultants was $83,400 and $115,000 for the nine months ended September 30, 2010 and 2009, respectively.  Occupancy was $9,000 and ($237,392) for the nine months ended September 30, 2010 and 2009, respectively. We received a one-time credit of ($235,674) on the settlement of our lease in 2009.  Telecommunications was $42,005 and $55,322 for the nine months ended September 30, 2010 and 2009, respectively, as we restructured to a lower cost system in 2009.   Accounting and auditing decreased to $135,901 for the nine months ended September 30, 2010 from $159,910 for the nine months ended September 30, 2009 due to a decrease in the number of filings in 2010.  Travel, marketing, insurance and legal were $31,209, $10,142, $74,688 and $254,163 in the nine months ended September 30, 2010 compared with $4,513, $2,966, $69,595 and $180,328 in the nine months ended September 30, 2009.  Miscellaneous general and administrative expenses were $15,092 and $75,830 for the nine months ended September 30, 2010 and 2009, respectively, with higher extension fees on outstanding notes in 2009.

Depreciation and amortization expense.  For the nine months ended September 30, 2010 and 2009, we recorded depreciation expense of $24,121 and $35,406, respectively.  Depreciation expense for the nine months ended September 30, 2010 is lower due to the full depreciation of some assets after September 30, 2009.

Interest (expense).  We recorded interest expense of $448,564 for the nine months ended September 30, 2010 compared to interest expense of $264,698 for the nine months ended September 30, 2009 due to the issuance of convertible debentures during the last six months of 2009 and the first six months of 2010.

Amortization of deferred debt discount.  Amortization expense of $699,937 and $265,137 was incurred for the nine months ended September 30, 2010 and 2009, respectively, for the amortization of the value of the deferred debt discount associated with certain of our lines of credit and notes payable.  Amortization expense increased due to the issuance of new notes after September 30, 2009.

Gain/(Loss) on derivative liability.  We recorded a gain on derivative liability of $4,957,469 and a loss of $(2,823,873) for the nine months ended September 30, 2010 and 2009, respectively, for the revaluation of certain derivatives at September 30, 2010 and 2009.  As of August 12, 2010, we eliminated all derivative liabilities

Other expense. We recorded a gain of $336,572 for the settlement of payables in the nine months ended September 30, 2010 as compared to a loss of $2,855,985 for the loss on conversion and extinguishment of debt in the nine months ended September 30, 2009.

Year ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues

Revenues totaled $74,045 and $165,969 for the years ended December 31, 2009 and 2008, respectively.  We earned revenue during the year ended December 31, 2009 as a percent of debt collected at two banks that implemented our online system.  Of the revenue earned during the year ended December 31, 2008, we earned contingency fee income, based on a percentage of the amount of debt collected, from accounts placed on our online system or as a flat monthly settlement fees or a flat monthly fee with some clients.  The lower revenue in 2009 was due to the loss of one larger client.

Costs and Expenses

Payroll and related expenses.  Payroll and related expenses totaled $1,449,976 for the year ended December 31, 2009, a decrease of $1,580,530 over payroll and related expenses of $3,030,506 for the year ended December 31, 2008.  This decrease was due to continued cost reductions.  The reduction occurred primarily in salary expense and stock compensation expenses.  Salaries were reduced to $502,312 for the year ended December 31, 2009 from $1,047,747 for the year ended December 31, 2008, a decrease of $545,434 or 52%.  Stock-based compensation expense to employees was $857,850 for the year ended December 31, 2009, a decrease of $1,069,181 from expense of $1,927,031 for the year ended December 31, 2008.  In addition, the staffing decrease related to the reduction in headcount and the accrual rather than payment of many payrolls resulted in payroll tax expense of $15,610 for the year ended December 31, 2009, a decrease of $29,693 over payroll tax expense of $45,303 for the year ended December 31, 2008.  We also experienced a decrease in health insurance expense to $73,447 for the year ended December 31, 2009 from $93,806 in the year ended December 31, 2008, a decrease of $20,359 due to headcount reductions.  Severance expense was $0 and $2,083 for the years ended December 31, 2009 and 2008, respectively.  Other miscellaneous salary related expenses were $756 in payroll expenses for the year ended December 31, 2009 as compared with $(85,464) for the year ended December 31, 2008, due to the elimination of salary allocations on the closure of First Performance on June 30, 2008.

General and administrative expenses.  General and administrative expenses for our Internet business amounted to $5,148,336 for the year ended December 31, 2009, as compared to $4,041,671 for the year ended December 31, 2008, an increase of $1,106,665 primarily due to the issuance of stock for our 2009 balance sheet restructuring.  For most items, cost control measures implemented between July 1, 2007 and October 1, 2008 reduced expenses.  The expense for stock based compensation for warrants and stock options granted to consultants for the year ended December 31, 2009 was $754,998, as compared with stock based compensation in the amount of $2,200,833 for the year ended December 31, 2008 due to fewer options granted to consultants in lieu of cash payment during 2009.  Also, for the year ended December 31, 2009, service and consulting fees totaled $3,818,362, as compared with $621,461 in service and consulting fees for the year ended December 31, 2008, primarily related to $3,190,177 in costs related to converting legacy liabilities to stock, a process which removed over $4 million from our current liabilities.  Legal fees increased by $27,236 to $227,868 for the year ended December 31, 2009 from $200,632 for the year ended December 31, 2008, primarily due to the retention of specialized counsel to assist in the balance sheet restructuring.  The expenses for occupancy, telecommunications, travel and office supplies in the year ended December 31, 2009 were ($231,392), $84,547, $9,827 and $2,248, respectively, as compared with expenses of $333,780, $79,343, $60,437 and $10,539 for occupancy, telecommunications, travel and office supplies, respectively, for the year ended December 31, 2008, all reductions due to the closure of our old corporate office and cessation of travel due to very limited cash availability in 2009.  Occupancy increased in 2008 due to the accrual of $227,787 for the balance of the lease at our old office after we moved out.  This accrual was reversed in 2009 upon settlement and discharge of the lease obligation.  Marketing expenses decreased by $111,556 to $26,851 during the year ended December 31, 2009 from $138,407 for the year ended December 31, 2008, primarily due to limited cash availability.  Other general operating costs for the year ended December 31, 2009, including insurance and accounting expenses, amounted to $455,028, as compared with $396,238 for the year ended December 31, 2008, primarily due to the elimination of cost allocations after 2008 due to the closure of First Performance.

Depreciation and amortization expense.  For the years ended December 31, 2009 and 2008, we recorded depreciation expense of $46,302 and $57,610, respectively, due to the disposal of some fixed assets upon the closure of our former corporate office.

Interest expense.  We recorded interest expense, net of interest income, of $338,199 from continuing operations for the year ended December 31, 2009, compared to net interest expense of $299,207 for the year ended December 31, 2008 due to the issuance of debt to fund operations in 2008 and 2009.  Interest expense for the years ended December 31, 2009 and 2008 includes interest on our related party lines of credit, short term notes, and convertible debentures.

Amortization of deferred debt discount.  Amortization expense of $430,657 and $928,283 was incurred for the years ended December 31, 2009 and 2008, respectively, for the amortization of the beneficial conversion feature resulting in deferred debt discount of our lines of credit and note offerings.

Gain (loss) on derivative liability.  We recorded a loss of $5,775,998 for derivative liability on our convertible notes, warrants and non-employee options during the year ended December 31, 2009.  We recorded a gain of $851,348 for derivative liability on convertible notes during the year ended December 31, 2008.  The loss in 2009 in derivative liability was due to our rising stock price during 2009.

Loss on disposal of fixed assets.  We recorded a charge of $15,576 for the disposal of fixed assets when we vacated our old office during the year ended December 31, 2008.

Liquidity and Capital Resources

As of September 30, 2010, we had a working capital deficiency in the amount of $2,401,382 from operations and cash and cash equivalents totaling $616,734.  We reported a net income of $359,644 from continuing operations for the nine months ended September 30, 2010.  Net cash used in operating activities was $1,345,031 for the nine months ended September 30, 2010.  Cash flow provided by financing activities was $1,965,396 for the nine months ended September 30, 2010.  As of December 31, 2009, we had a working capital deficiency in the amount of $4,229,322 and cash and cash equivalents totaling $0. We incurred a net loss of $13,115,424 from continuing operations for the year ended December 31, 2009.  Net cash used in operating and investing activities for continuing operations was $956,740 and $0, respectively for the year ended December 31, 2009.  Cash flow provided by financing activities for continuing operations was $942,358 for the year ended December 31, 2009.  Our working capital as of the date of this prospectus is negative and is not sufficient to fund our plan of operations for the next year.  The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

We need to raise additional capital in order to be able to accomplish our business plan objectives.  We have historically satisfied our capital needs primarily from the sale of debt and equity securities.  Our management is continuing our efforts to secure additional funds through debt and/or equity instruments.  On August 12, 2010, we closed the minimum round of $1,500,000 on a $3,000,000 private placement.  We have also settled some of our liabilities through issuances of our common stock, and we expect to settle additional liabilities through discounted lump sum payments.  Management believes that we will be successful in obtaining additional financing and settling our liabilities; however, no assurance can be given that we will be able to do so.  There is no assurance that these funds will be sufficient to enable us to attain profitable operations or continue as a going concern.  To the extent that we are unsuccessful, we may need to curtail our operations and implement a plan to extend payables and reduce overhead until sufficient additional capital is raised to support further operations.  There can be no assurance that efforts to raise adequate capital will be successful.  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Financings

From June 2009 to March 2010, unaffiliated investors loaned us an aggregate of $1,312,459 on three-year series A convertible debentures with an interest rate of 14%.  The interest accrues and is payable at maturity, which range in dates from June 2012 to March 2013.  The conversion price is set at $0.15 per share.  The debentures carry a first lien security interest.  In addition, the investors received warrants to purchase 13,124,590 shares of common stock at an exercise price of $1.00.  On January 21, 2010, the exercise price was reduced to $0.40 due to certain provisions of the warrants.  The exercise period of the warrants is five years.  The notes were recorded net of a deferred debt discount of $1,150,792, based on the relative fair value of the warrants using the Black-Scholes pricing model.  Such discount is being amortized over the term of the notes.  During the nine-month periods ended September 30, 2010 and 2009, we recorded amortization of the debt discount related to these notes of $395,274 and $464, respectively.  As of September 30, 2010, $475,459 plus accrued interest was converted to common stock by the terms of the notes, leaving a balance remaining of $837,000.

During the nine months ended September 30, 2010, unaffiliated investors loaned us an aggregate of $275,000 on three-year series B convertible debentures with an interest rate of 14%.  During the period, $50,000 was repaid in cash, leaving a balance of $225,000 on these debentures at September 30, 2010.  The interest accrues and is payable at maturity.  The conversion price is set at $0.15 per share.  The debentures carry a first lien security interest with the debentures above.  In addition, at conversion, the investors will receive warrants to purchase 900,000 shares of common stock at an exercise price of $0.40 per share.  The warrants are callable when our common stock trades above $0.75 per share for ten consecutive trading days.  The notes were recorded net of a deferred debt discount of $275,000, based on the relative fair value of the warrants using the Black-Scholes pricing model.  Such discount is being amortized over the term of the notes.  During the nine-month periods ended September 30, 2010 and 2009, we recorded amortization of the debt discount related to these notes of $92,951 and $0, respectively.

During the nine months ended September 30, 2010, unaffiliated investors loaned us an aggregate of $260,000 on three-year series C convertible debentures with an interest rate of 14%.  The interest accrues and is payable at maturity.  The conversion price is set at $0.15 per share.  The debentures carry a first lien security interest with the debentures above.  In addition, the investors received 4,850,000 warrants to purchase common stock at an exercise price of $0.40 per share.  The series C notes have a “ratchet” provision resetting the conversion price to $0.10 and the warrant exercise price to $0.25 on the first closing of a subsequent offering with those terms.  This “ratchet” was triggered on August 12, 2010 with the completion of the minimum closing of $1,500,000 on a $3,000,000 private placement.  The notes were recorded net of a deferred debt discount of $260,000, based on the relative fair value of the warrants using the Black-Scholes pricing model.  Such discount is being amortized over the term of the notes.  During the nine-month periods ended September 30, 2010 and 2009, we recorded amortization of the debt discount related to these notes of $17,291 and $0, respectively.

On May 12, 2010, an unaffiliated investor and consultant loaned us $10,000 on a 30-day loan to pay a vendor.  The investor received a warrant to purchase 100,000 shares of common stock at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $8,000, based on the relative fair value of the warrant using the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine-month periods ended September 30, 2010 and 2009, amortization expense was $8,000 and $0, respectively.  This loan has now been discharged.

On May 14, 2010, an unaffiliated investor loaned us $17,870 on a 30-day loan to pay two vendors.  The investor received a warrant to purchase 178,870 shares of common stock at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $16,083, based on the relative fair value of the warrant using the Black- Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine-month periods ended September 30, 2010 and 2009, amortization expense was $16,083 and $0, respectively.  This loan has now been discharged.

On May 19, 2010, an unaffiliated investor loaned us $25,000 on a 30-day loan.  The investor received a warrant to purchase 250,000 shares of common stock at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $20,000, based on the relative fair value of the warrant using the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine-month periods ended September 30, 2010 and 2009, amortization expense was $20,000 and $0, respectively.  This loan has now been discharged.

On May 21, 2010, an unaffiliated investor loaned us $12,500 on a 30-day loan.  The investor received a warrant to purchase 125,000 shares of common stock at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $12,500, based on the relative fair value of the warrant using the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine-month periods ended September 30, 2010 and 2009, amortization expense was $12,500 and $0, respectively.  This loan has now been discharged.

Discontinued Operations

On June 30, 2008, we reclassified the results of First Performance Corporation and its wholly-owned subsidiary, First Performance Recovery Corp., as discontinued operations.  We purchased First Performance on January 19, 2007.  First Performance had revenue of $300,742 for the year ended December 31, 2008.  It also had payroll and related expenses of $603,924 for the year ended December 31, 2008.  General and administrative expenses were $743,327 for the year ended December 31, 2008.  On June 30, 2008, First Performance booked a charge of $1,364,458 for the balance of all payments due under the lease for the Las Vegas, NV facility, which was closed on that date and vacated.  First Performance had disposal of fixed asset charges of $87,402 for the year ended December 31, 2008 for the closure in 2008 of the Las Vegas office.  In accordance with SFAS 142, First Performance booked charges of $176,545 for the impairment of intangibles and goodwill during 2008, as clients were lost and facilities were closed down.  First Performance had charges for amortization of intangibles of $32,304 during the year ended December 31, 2008.  First Performance also had depreciation of $38,235 in the year ended December 31, 2008.  Finally, First Performance had interest expense of $9,236 for the year ended December 31, 2008.  On August 1, 2009, the state of Nevada revoked the corporation charter of First Performance Corp., which formally dissolved it.  Management determined after obtaining an opinion from counsel that the Company is not liable for any debt or entitled to any assets of FPC and FPRC after the revocation (dissolution) of the corporate entities in each of the subsidiaries state of incorporation.  As a result, the results of First Performance and its assets and liabilities are no longer included in our reports as of that date.  Subsequently, the board of First Performance Recovery Corp., the wholly-owned subsidiary of First Performance Corp., voted to dissolve First Performance Recovery as of March 3, 2010.  The difference between the net assets and net liabilities of First Performance Corp. and First Performance Recovery Corp. were accounted for as a capital transaction and reclassified to Additional Paid-in Capital of Debt Resolve as of August 1, 2009, the date of revocation (see Note 3 in the financial statements).

Off-Balance Sheet Arrangements

As of January 21, 2011, we have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Payments Due Under Contractual Obligations

        We lease office space under cancelable month-to-month operating lease.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2009 and 2008.  We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Application of Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.  These estimates and assumptions are based on our management’s judgment and available information and, consequently, actual results could be different from these estimates.  The significant accounting policies that we believe are the most critical to aid in fully understanding and evaluating our reported financial results are as follows:

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of DRV Capital LLC, a wholly-owned subsidiary (“DRV Capital”), together with its wholly-owned subsidiary, EAR Capital, LLC (“EAR”).  The results of all subsidiaries, including DRV Capital and EAR are shown as discontinued operations in the financial statements.  All material inter-company balances and transactions have been eliminated in consolidation.

Reclassifications

Certain accounts in the prior period financial statements have been reclassified for comparison purposes to conform to the presentation of the current period financial statements.  These reclassifications had no effect on the previously reported loss.

Accounts Receivable

We extend credit to large, mid-size and small companies for collection services.  We have concentrations of credit risk as 100% of the balance of accounts receivable at December 31, 2009 consists of only two customers.  At December 31, 2009, accounts receivable from the two accounts amounted to approximately $8,753 (78%) and $2,500 (22%), respectively.  For the year ended December 31, 2009, sales to these two clients represented $71,511(97%) and $2,500 (3%), or a total of 100%.  We do not generally require collateral or other security to support customer receivables.  Accounts receivable are carried at their estimated collectible amounts.  Accounts receivable are periodically evaluated for collectibility and the allowance for doubtful accounts is adjusted accordingly.  Our management determines collectibility based on their experience and knowledge of the customers.

Accounts Payable and Accrued Liabilities

Included in accounts payable and accrued liabilities as of December 31, 2009 are accrued professional fees of $1,325,784.  We owed 12 vendors a total of $1,750,129 at December 31, 2009, each of whom was individually owed in excess of 10% of our total assets.

Business Combinations

In accordance with business combination accounting, we allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values.  We engaged a third-party appraisal firm to assist our management in determining the fair values of First Performance.  Such a valuation requires our management to make significant estimates and assumptions, especially with respect to intangible assets.

Our management makes estimates of fair values based upon assumptions believed to be reasonable.  These estimates are based on historical experience and information obtained from the management of the acquired companies.  Critical estimates in valuing certain of the intangible assets include but are not limited to:  future expected cash flows from customer relationships and market position, as well as assumptions about the period of time the acquired trade names will continue to be used in the combined company's product portfolio; and discount rates.  These estimates are inherently uncertain and unpredictable.  Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Derivative Financial Instruments

Our derivative financial instruments consist of embedded derivatives related to convertible debentures. These embedded derivatives include certain conversion features.  The accounting treatment of derivative financial instruments requires that we record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreement and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of Accounting Standards Codification subtopic 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity (“ASC 815-40”) as a result of entering into the Debentures, we are required to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date.  Any change in fair value inclusive of modifications of terms will be recorded as non-operating, non-cash income or expense at each reporting date.  If the fair value of the derivatives is higher at the subsequent balance sheet date, we will record a non-operating, non-cash charge.  If the fair value of the derivatives is lower at the subsequent balance sheet date, we will record non-operating, non-cash income. As of December 31, 2009, conversion-related derivatives and the warrants were valued using the Black-Scholes Option Pricing Model with the following assumptions:  dividend yield of 0%; annual volatility of 402.31%; and risk free interest rate from 0.20% to 2.69%.  The derivatives are classified as long term liabilities.

Goodwill and Intangible Assets

We account for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  Under SFAS 142, goodwill and intangibles that are deemed to have indefinite lives are no longer amortized but, instead, are to be reviewed at least annually for impairment.  Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value.  Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions.  Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.  Intangible assets will be amortized over their estimated useful lives.  We performed an analysis of our goodwill and intangible assets in accordance with SFAS 142 as of June 30, 2007 and determined that an impairment charge was necessary.  We performed a further analysis of our intangible assets as of September 30, 2007 and determined that an additional impairment charge was necessary.  We performed our annual impairment test at December 31, 2007 and determined that no additional impairment was necessary.  On June 30, 2008, a final impairment charge was necessary to fully impair the intangible assets as we closed First Performance on that date.

Revenue Recognition

We earned revenue during 2008 and 2007 from several collection agencies, collection law firms and lenders that implemented our online system.  Our current contracts provide for revenue based on a percentage of the amount of debt collected, a flat fee per settlement from accounts submitted on the DebtResolve system or through a flat monthly fee.  Although other revenue models have been proposed, most revenue earned to date has been determined using these methods, and such revenue is recognized when the settlement amount of debt is collected by the client or at the beginning of the month for a monthly fee.  For the early adopters of our product, we waived set-up fees and other transactional fees that we anticipate charging in the future.  While the percent of debt collected will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and may possibly become our preferred revenue model.  Dependent upon the structure of future contracts, revenue may be derived from a combination of set up fees or monthly fees with transaction fees upon debt settlement.

In recognition of the principles expressed in Staff Accounting Bulletin (“SAB”) 104 (“SAB 104”), that revenue should not be recognized until it is realized or realizable and earned, and given the element of doubt associated with collectability of an agreed settlement on past due debt, at this time we uniformly postpone recognition of all contingent revenue until our client receives payment from the debtor.  As is required by SAB 104, revenues are considered to have been earned when we have substantially accomplished the agreed-upon deliverables to be entitled to payment by the client.  For most current active clients, these deliverables consist of the successful collection of past due debts using our system and/or, for clients under a licensing arrangement, the successful availability of our system to its customers.

In addition, in accordance with Emerging Issues Task Force (“EITF”) Issue 00-21, revenue is recognized and identified according to the deliverable provided.  Set-up fees, percentage contingent collection fees, fixed settlement fees, flat monthly fees, etc. are identified separately.

Recently signed contracts and contracts under negotiation call for multiple deliverables, and each component of revenue will be considered to have been earned when we have met the associated deliverable, as is required by SAB 104 Topic 13(A).  For new contracts being implemented which include a fee per account, following the guidance of SAB 104 regarding services being rendered continuously over time, we will recognize revenue based on contractual prices established in advance and will recognize income over the contractual time periods.  Where some doubt exists on the collectability of the revenues, a valuation reserve will be established or the income charged to losses, based on management’s opinion regarding the collectability of those revenues.

In January 2007, we initiated operations of our debt buying subsidiary, DRV Capital LLC.  DRV Capital and its wholly-owned subsidiary, EAR Capital I, LLC, engaged in the acquisition of pools of past due debt at a deeply discounted price, for the purpose of collecting on those debts.  In recognition of the principles expressed in Statement of Position 03-3 (“SOP 03-3”), where the timing and amount of cash flows expected to be collected on these pools is reasonably estimable, we would recognize the excess of all cash flows expected at acquisition over the initial investment in the pools of debt as interest income on a level-yield basis over the life of the pool (accretable yield).  Because we exited this business, we will use the cost recovery method.  Revenue will be earned by this debt buying subsidiary under the cost recovery method when the amount of debt collected exceeds the discounted price paid for the pool of debt.  As of October 15, 2007, we ceased operation of DRV Capital, sold all remaining portfolios and repaid all outstanding indebtedness.

On January 19, 2007, we completed the acquisition of First Performance, a collection agency, and its wholly-owned subsidiary First Performance Recovery Corporation.  In recognition of the principles expressed in SAB 104, that revenue should not be recognized until it is realized or realizable and earned, and given the element of doubt associated with collectability of an agreed settlement on past due debt, at this time we uniformly postpone recognition of all contingent revenue until the cash payment is received from the debtor.  At the time we remit recoveries collected to our clients, we accrue the portion of those fees that the client contractually owes or retain our fees and remit the net difference.  As is required by SAB 104, revenues are considered to have been earned when we have substantially accomplished the agreed-upon deliverables to be entitled to payment by the client.  For most current active clients, these deliverables consist of the successful collection of past due debts.  First Performance was closed on June 30, 2008, and we discontinued operations.

Stock-based Compensation

Beginning on January 1, 2006, we account for stock options issued under stock-based compensation plans under the recognition and measurement principles of SFAS No. 123 – Revised.  We adopted the modified prospective transition method and therefore, did not restate prior periods’ results.  Total stock-based compensation expense related to these issuances and other stock-based grants for the year ended December 31, 2009 amounted to $1,235,350 and for the year ended December 31, 2008 amounted to $4,127,864.

The determination of the fair value of stock-based awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables.  These variables include the price of the underlying stock, our expected stock price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, the risk-free interest rate and the expected annual dividend yield on the underlying shares.

If actual results differ significantly from these estimates or different key assumptions were used, there could be a material effect on our financial statements.  The future impact of the cost of stock-based compensation on our results of operations, including net income/(loss) and earnings/(loss) per diluted share, will depend on, among other factors, the level of equity awards as well as the market price of our common stock at the time of the award as well as various other assumptions used in valuing such awards.  We will periodically evaluate these estimates.

Recently-Issued Accounting Pronouncements

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (ASU 2010-17), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition.  The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted.  If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption.  The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In March 2010, the FASB issued new accounting guidance, under ASC Topic 605 on Revenue Recognition.  This standard provides that the milestone method is a valid application of the proportional performance model for revenue recognition if the milestones are substantive and there is substantive uncertainty about whether the milestones will be achieved.  Determining whether a milestone is substantive requires judgment that should be made at the inception of the arrangement.  To meet the definition of a substantive milestone, the consideration earned by achieving the milestone (1) would have to be commensurate with either the level of effort required to achieve the milestone or the enhancement in the value of the item delivered, (2) would have to relate solely to past performance, and (3) should be reasonable relative to all deliverables and payment terms in the arrangement.  No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement.  The standard is effective for interim and annual periods beginning on or after June 15, 2010.  The Company is currently evaluating the impact the adoption of this guidance will have on its financial statements.

In February 2010, the FASB issued Update No. 2010-09 “Subsequent Events (Topic 855)” (“2010-09”).  2010-09 clarifies the interaction of Accounting Standards Codification 855 “Subsequent Events” (“Topic 855”) with guidance issued by the Securities and Exchange Commission (the “SEC”) as well as the intended breadth of the reissuance disclosure provision related to subsequent events found in paragraph 855-10-50-4 in Topic 855.  This update is effective for annual or interim periods ending after June 15, 2010.  Management is currently evaluating whether these changes will have any material impact on our financial position, results of operations or cash flows.

In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on our financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (“2010-06”).  2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements.  2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position.  This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years.  We are currently evaluating whether adoption of this standard will have a material impact on our financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”).  2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed shares represent a compensatory arrangement.  2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position.  We do not believe this pronouncement will have any material impact on our financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-04 “Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”).  2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification.  Management is currently evaluating whether these changes will have any material impact on our financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.”  2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a:  subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture.  Management does not expect adoption of this standard to have any material impact on our financial position, results of operations or operating cash flows.  Management does not intend to decrease our ownership in any of our wholly-owned subsidiaries.

In January 2010, the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.”  2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their effect on the computation of earnings per shares.  Management does not expect adoption of this standard to have any material impact on our financial position, results of operations or operating cash flows.

BUSINESS

Overview

We provide a patented software solution to consumer lenders based on our proprietary DebtResolve® system.  Our Internet-based bidding system facilitates the settlement and collection of defaulted consumer debt via the Internet.  Our existing and target creditor clients include banks and other credit originators, credit card issuers and third-party collection agencies and collection law firms, as well as assignees and buyers of charged-off consumer debt.  We also recently implemented our first client in the retail sector.  We believe that our system, which uses a client-branded user-friendly web interface, provides our clients with a less intrusive, less expensive, more secure and more efficient way of pursuing delinquent debts than traditional labor-intensive methods.

Our DebtResolve system brings creditors or parties who service their credit and consumer debtors together to resolve defaulted consumer debt online through a series of steps.  The process is initiated when one of our creditor or servicer clients electronically forwards to us a file of debtor accounts, and sets rules or parameters for handling each class of accounts.  The client then invites its consumer debtor to visit a client-branded website, developed and hosted by us, where the consumer is presented with an opportunity to satisfy the defaulted debt through our DebtResolve system. Through our hosted website, the debtor is allowed to make three or four offers, or select other options to resolve or settle the obligation.  If the debtor makes an offer acceptable to our creditor client, payment can then be collected directly through the DebtResolve system and deposited into the client’s account.  The entire resolution process is accomplished online.

We completed development and commenced commercial use of our software solution in 2004.  We currently have written contracts in place with two banks, a collection law firm, a collection agency and a national retailer.

On January 19, 2007, we acquired First Performance Corporation and its subsidiary, First Performance Recovery Corporation, both privately-owned debt collection agencies with approximately 100 collectors, revenues of $6 million for the year ended December 31, 2006, and offices in Florida and Nevada, which we operated as a wholly-owned subsidiary.  We spent much of 2007 and the beginning of 2008 restructuring this business (after losing a few key clients) to improve profitability by reducing costs and declining business that had contributed to prior losses at First Performance, while securing new clients with better profitability prospects.  In June 2007, we consolidated all business activities of First Performance Corporation and First Performance Recovery Corporation into our Nevada facility and transacted all business through First Performance Recovery.  In addition, we believed that the agency would serve as a test lab to develop “best practices” for the integration of our DebtResolve system into the accounts receivable management environment.  On June 30, 2008, First Performance and First Performance Recovery was closed as we decided to refocus entirely on our core Internet business and to mitigate ongoing losses from First Performance.  The corporate charter of First Performance Corp. was legally revoked on August 1, 2009, and the results of First Performance and First Performance Recovery have been de-consolidated from our results as of this date.  Management determined after obtaining an opinion from counsel that the Company is not liable for any debt or entitled to any assets of FPC and FPRC after the revocation (dissolution) of the corporate entities in each of the subsidiaries state of incorporation.

During 2008 and 2009, we experienced significant financial difficulties as a result of two unsuccessful acquisitions and two failed financing efforts.  We were also impacted during this period by the dramatic downturn in the U.S. and global economies particularly because our main clients, banks and other financial institutions, were most severely affected.  As a result, we were required to significantly reduce our employee base and take drastic cost containment measures.  Beginning in 2009 and through 2010, we successfully eliminated approximately $7.0 million of current cash liabilities from our balance sheet by converting debt to common stock or settling debt at a significant discount to the amounts due.  As a result of our balance sheet restructuring and the funding provided by the private placements discussed in this prospectus, we believe that we are a significantly stronger company than we have been over the past three years and are currently signing contracts with new clients.

Our Strengths

Through formal focus groups and one-on-one user studies conducted by us with consumer debtors who would be potential candidates to use the DebtResolve system, we designed the system to be user-friendly and easily navigated.

We believe our DebtResolve system has two key features that make it unique and valuable:

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It utilizes a blind-bidding system for settling debt – This feature is the subject of patent protection and, to date, has resulted in settlements and payments that average above the floor set by our clients.

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It facilitates best practices – The collections industry is very results-driven.  To adopt new techniques or technology, participants want to know exactly what kind of benefits to expect.  We recognize this and also know that Internet-based collection is a new technology, and there is room to improve its performance.  By working with our clients to build best practices, we expect to help secure sales and improve revenue to us.

The main advantages to consumer debtors in using our DebtResolve system are:

•	A greater feeling of dignity and control over the debt collection process.

•	Confidentiality, security, ease-of-use and 24-hour access.

•	A less threatening experience than dealing directly with debt collectors.

Despite these advantages, neither we nor any other company has established a firm foothold in the potential new market for online debt collection.  Effective utilization of our system will require a change in thinking on the part of the debt collection industry, and the market for online collection of defaulted consumer debt may never develop to the extent that we envision or that is required for our Internet product to become a viable, stand-alone business.  However, we intend to continuously enhance and extend our offerings and develop significant expertise in consumer behavior with respect to online debt payment to remain ahead of potential competitors.  We believe we have the following key competitive advantages:

•	To our knowledge, we are the first to market an integrated set of Internet-based consumer debt collection tools.

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As the first to market, we have developed early expertise which we expect will allow us to keep our technology on the leading edge and develop related offerings and services to meet our clients’ needs.

•	The patent license to the Internet bidding process protects the DebtResolve system’s key methodology and limits what future competitors may develop.

•	The effectiveness of the Internet bidding model to settle claims has already been shown in the insurance industry by Cybersettle, Inc. (with respect to insurance claims) and our first clients.

•	The industry reputation of our management team and the extensive consumer debt research we have conducted provide us with credibility with potential clients.

Development-Stage Activities and Acquisitions

From 2003 to 2005, we devoted substantially all of our efforts to planning and budgeting, product development, and raising capital.  In January 2004, we substantially completed the development of our online solution and began marketing it to banks, collection agencies, debt buyers and other creditors.  In February 2004, we implemented our DebtResolve system, on a test basis, with a collection agency.  From that time forward, we have implemented our system with additional clients, but have not earned, nor did we expect to generate, significant revenues from these clients during the initial start-up periods.  We have now refined our pricing model for future business to facilitate the acquisition of new clients.  On January 19, 2007, we acquired all of the outstanding shares of First Performance Corporation for a combination of cash and shares of our common stock and were no longer considered development stage as of that date.

Our Core Business

The DebtResolve™ System

Our DebtResolve system brings creditors and consumer debtors together to resolve defaulted consumer debt through a series of steps.  The process is initiated when one of our clients electronically forwards to us a file of debtor accounts and sets rules or parameters for handling each class of accounts.  The client then invites its customer (the consumer debtor) to visit a client-branded website, developed and hosted by us, where the consumer debtor is presented with an opportunity to satisfy the defaulted debt through the DebtResolve system.  Through the website, the consumer debtor is allowed to make three or four offers, or select other options, to resolve or settle the obligation.  If the consumer debtor makes an offer acceptable to our creditor client, payment can then be collected directly through the DebtResolve system and deposited into the client’s own account. The entire resolution process is accomplished online.

Our DebtResolve system consists of a suite of modules.  These modules include:

•	the core DR Settle™ module for late stage receivables,

•	DR Prevent™ for early stage receivables,

•	DR Collect™ for collection agencies and law firms,

•	DR Pay™ for online payments,

•	DR Control™ for system administration, and

•	DR Mail™ as our secure e-mail methodology.

Our DebtResolve system is centered on our online bidding module, DR Settle, which allows debtors to make offers, or “bids,” setting forth what they can pay against their total overdue balances.

We believe that our DebtResolve system can be a highly effective collections tool at all stages and with each class of potential DebtResolve system users we have identified, including credit originators, outside collection agencies and collection law firms and debt buyers.  The means by which collections have traditionally been pursued, by phone and mail, are, we believe, perceived by debtors as intrusive and intimidating.  In addition, the general trend in the collections industry is moving towards outsourcing of collections efforts to third parties.

Our DebtResolve system offers significant benefits to our creditor clients:

•	Enabling them to reduce the cost of collecting defaulted consumer debt,

•	Minimizing the need for collectors on the phone,

•	Updating consumer debtor contact and other information,

•	Achieving real time settlements with consumer debtors,

•	Adding a new and cost-effective communication channel,

•	Appealing to new segments of debtors who do not respond to traditional collection techniques,

•	Easily implementing and testing different collection strategies to potentially increase current rates of return on defaulted consumer debt,

•	Improving compliance with applicable federal and state debt collection laws and regulations through the use of a controlled script, and

•	Preserving and enhancing their brand name by providing a positive tool for communicating with consumers.

Collection Agency Business

First Performance Corporation and First Performance Recovery Corporation

We purchased First Performance Corporation and its subsidiary, First Performance Recovery Corporation, in January 2007.  First Performance was a collection agency that represented both regional and national credit grantors and debt buyers from such diverse industries as retail, bankcard, oil cards, mortgage and auto.

By entering this business directly, we signaled our intention to become a significant player in the accounts receivable management industry. We believed that through a mixture of both traditional and our innovative, technologically-driven collection methods, we would achieve superior returns.

Due to the loss of four major clients at First Performance during the first nine months of 2007, we performed two interim impairment analyses in accordance with SFAS 142.  As a result of these analyses, we recorded impairment charges aggregating $1,206,335 during the year ended December 31, 2007.  We also took a charge for the disposal of fixed assets at the June 30, 2007 closing of First Performance’s Florida facility of $68,329.

One year later, on June 30, 2008, we decided to close First Performance to refocus on our core internet business and to mitigate continuing losses at First Performance.  At that time, we took a charge for the disposal of the remaining fixed assets of $87,402 and expensed the remaining value of the intangible assets in accordance with SFAS 142 with a charge of $176,545.  The corporate charter of First Performance was legally revoked on August 1, 2009, and we have de-consolidated the results of First Performance as of that date, which removed approximately $2.3 million of liabilities from our balance sheet.  Management determined after obtaining an opinion from counsel that the Company is not liable for any debt or entitled to any assets of FPC and FPRC after the revocation (dissolution) of the corporate entities in each of the subsidiaries state of incorporation.

Industry and Trends

According to the U.S. Federal Reserve Board, consumer credit has increased from $133.7 billion in 1970 to $2.4 trillion in December 2009, a compounded annual growth rate of 8% for the period.  In parallel, the accounts receivables management (ARM) industry accounts for $15 billion in annual revenues, according to independent industry analyst Kaulkin Ginsberg.

There are several major collections industry trends:

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Profit margins are stagnating or declining due to the fixed costs of collections.  In addition, the worsening economy means more delinquencies to collect but a higher inability on the part of debtors to pay.  Thus, costs increase to generate the same level of revenue. The ACA International’s 2008 Benchmarking & Agency Operations Survey shows that more than 50% of the operating costs are directly related to the cost of the collections agents, making the business difficult to scale using traditional staffing and collections methods.

•	Small to mid-size agencies will need to offer competitive pricing and more services to compete with larger agencies, as well as focus on niche areas that require specialized expertise.

•	Off-shoring has been used by both creditors and third-party collectors, but their results were less that expected due to cultural differences.

•	Debt buyers may start collecting more debt themselves while agencies may start buying more debt, creating more competitiveness within the ARM industry.

The collections industry has always been driven by letters and agent calls to debtors.  In the early 1990’s dialer technology created an improvement in calling efficiency.  However, it was not until about a decade later that any new technologies were introduced.  These new technologies include analytics, interactive voice response systems and Internet-based collections.  Of these, interactive voice response systems and Internet-based collections have the ability to positively impact the cost-to-collect by reducing agent involvement, while analytics focuses agent time on the accounts with the highest potential to collect.

Business Growth Strategy

Our goal is to become a significant player in the ARM industry by making our DebtResolve system a key collection tool at all stages of delinquency across all categories of consumer debt.  The key elements of our business growth strategy are to:

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Accelerate our marketing efforts and extend target markets for the Internet product.  Initially, we have marketed our DebtResolve system to credit issuers, their collection agencies and collection law firms and the buyers of their defaulted debt in the United States, Canada and the United Kingdom.  We also entered the auto collections vertical in 2007 with the addition of several clients in this area.  In 2010, we implemented our first client in the retail sector.  As of January 14, 2011, we are actively targeting new market segments like healthcare companies, and new geographic markets, like Asia and other international markets.  Other markets in the United States may include student loan debt, utilities and Internet/payday lending.

•
Expand our service offerings.  We will continue to pursue opportunities, either through software licensing, acquisition or product extension, to enter related markets well-suited for our proprietary technology and other services.  We may work by ourselves or with partners to provide one-stop shopping to our clients for a broad array of collection related services, including payment processing, analytics and other technology.

•
Grow our client base.  As of January 14, 2011, we had five clients.  Our clients consist of credit issuers (including banks) and servicers.  With our suite of online products, we believe we can expand our client base by offering a broader range of services.  We believe that our clients can benefit from our patented, cost-effective technology and other services, and we intend to continue to market and sell our services to them under long-term recurring revenue contracts.

•
Increase adoption rates.  Our clients typically pay us either usage fees per settlement or license fees based on their number of end-users and volume of transactions.  Registered end-users using account presentation and payments services are the major drivers of our recurring revenues.  Using our proprietary technology and our marketing processes, we will continue to assist our clients in growing the adoption rates for our services.

•
Provide additional products and services to our installed client base.  We intend to continue to leverage our installed client base by expanding the range of new products and services available to our clients, through internal development, partnerships and alliances.

•
Maintain and leverage technological leadership.  Our technology and integration expertise has enabled us to be among the first to introduce an online method for the resolution of consumer debt, and we believe we have pioneered the online collection technology space.  We believe the scope and speed of integration of our technology-based services gives us a competitive advantage and with our efforts on continued research and development, we intend to continue to maintain our technological leadership.

•
Facilitate and leverage growth.  We believe our growth will be facilitated by the fact that we have already established “proof of concept” of our system with our initial national clients, as well as from the increasing level of consumer debt both in the United States and internationally, the significant level of charge-offs by consumer debt originators and recent major changes in consumer bankruptcy laws. The Bankruptcy Abuse Prevention and Consumer Protection Act, which became effective in October 2005, significantly limits the availability of relief under Chapter 7 of the U.S. Bankruptcy Code, where consumer debts can be discharged without any effort at repayment.  Under this new law, consumer debtors with some ability to repay their debts are either barred from bankruptcy relief or forced into repayment plans under Chapter 13 of the U.S. Bankruptcy Code.  In addition, this law imposes mandatory budget and credit counseling as a precondition to filing bankruptcy.  We expect that these more stringent requirements will make bankruptcy a much less attractive option for most consumer debtors to resolve outstanding debt and will increase the pool of accounts suitable for our DebtResolve system and potentially lead more creditors to utilize our system.

Sales and Marketing

The DebtResolve System

Our current sales efforts for our core business is focused on United States consumer credit issuers, collection agencies and collection law firms, the buyers of defaulted consumer debt and healthcare entities.  Our primary targets are the major companies in each of these segments: credit card issuers, auto loan grantors, telecoms, and utilities as well as the most significant outside collection agencies or collection law firms, purchasers of charged-off debt, hospitals and large provider groups.

The economics of an Internet model means that our fixed costs will be relatively stable in relation to growth of our business, thereby improving margins over time.  It is our intention to base pricing on the value gained by clients rather than on our direct costs.  In general, we believe that if our services are priced at a reasonable discount to the relative cost of traditional collections, the economic advantages will be sufficiently compelling to persuade clients to offer the DebtResolve system to a majority of their target debtors as a preferred or alternate channel.  A key part of our sales strategy is to build a proof-of-concept by sub-market.  This involves tracking results by each sub-market on the percentage of debtors that use our online system, the number that pay, and the amount paid compared to the settlement “floor” that our clients desire.  These results form the basis for the business case and are key to closing sales.  Results will come from existing clients, new partnerships and from our current business partners or contacts.

Our marketing efforts will focus on strengthening our image versus that of our competition, refining our message by market, and re-introducing our company as a financially-sound, growing enterprise.

Customers

As of January 21, 2011, we had five clients.  We have written contracts in place with two banks, a collection law firm, a collection agency and a national retailer, and are actively processing select portfolios for them.  In the first nine months of 2010, the two banks accounted for $50,371 and $37,500, or approximately 54% and 40% of our total revenues, respectively.  Revenues attributable to the two banks in fiscal 2009 accounted for 97% and 3%, and in fiscal 2008 accounted for 58% and 0%, respectively.  Revenues from these clients are expected to decline as a percentage of our total revenues as we expand in other industry collection segments.

Technology License and Proprietary Technology

At the core of our DebtResolve system is a patent-protected bidding methodology co-invented by James D. Burchetta and Charles S. Brofman, the co-founders of our company.  We originally entered into a license agreement in February 2003 with Messrs. Burchetta and Brofman for the licensed usage of the intellectual property rights relating to U.S. Patent No. 6,330,551 issued by the U.S. Patent and Trademark Office on December 11, 2001 for “Computerized Dispute and Resolution System and Method” worldwide.  This patent, which expires August 5, 2018, covers automated and online, double blind-bid systems that generate high-speed settlements by matching offers and demands in rounds.  In June 2005, we amended and restated the license agreement in its entirety.  The licensed usage is limited to the creation of software and other code enabling an automated system used solely for the settlement and collection of delinquent, defaulted and other types of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types.  The licensed usage also includes the creation, distribution and sale of software products or solutions for the same aim as above and with the same exclusions.  In lieu of cash royalty fees, Messrs. Burchetta and Brofman have agreed to accept stock options to purchase shares of our common stock, which were granted as follows:

•
initially, we granted to each of Messrs. Burchetta and Brofman a stock option for up to such number of shares of our common stock such that the stock option, when added to the number of shares of our common stock owned by each of Messrs. Burchetta and Brofman, and in combination with any shares owned by any of their respective immediate family members and affiliates, would equal 14.6% of the total number of our outstanding shares of common stock on a fully-diluted basis as of the closing of our then-potential initial public offering, assuming the exercise of such stock option (at the close of our initial public offering in November 2006, we issued to each of Messrs. Brofman and Burchetta stock options for the purchase of up to 758,717 shares of our common stock),

•
if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees)  $10,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 1% of our total number of outstanding shares of common stock on a fully-diluted basis at such time,

•
if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees)  $15,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 1.5% of our total number of outstanding shares of common stock on a fully-diluted basis at such time, and

•
if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees)  $20,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 2% of our total number of outstanding shares of common stock on a fully-diluted basis at such time.

The stock options granted to Messrs. Burchetta and Brofman pursuant to the license agreement have an exercise price of $5.00 per share and are exercisable for ten years from the date of grant.

The term of the license agreement extends until the expiration of the last-to-expire patents licensed (now five patents) and is not terminable by Messrs. Burchetta and Brofman, the licensors.  The license agreement also provides that we will have the right to control the ability to enforce the patent rights licensed to us against infringers and defend against any third-party infringement actions brought with respect to the patent rights licensed to us subject, in the case of pleadings and settlements, to the reasonable consent of Messrs. Burchetta and Brofman.  The terms of the license agreement, including the exercise price and number of stock options granted under the agreement, were negotiated in an arm’s-length transaction between Messrs. Burchetta and Brofman, on the one hand, and our independent directors, on the other hand.

Cybersettle, Inc. also licenses and utilizes the patent-protected bidding methodology co-invented by Messrs. Burchetta and Brofman, exclusive to the settlement of personal injury, property and worker’s compensation claims between claimants and insurance companies, self-insured corporations and municipalities.  Cybersettle (the operating company) and CyberSettle Holdings (the current holder of the patents) are controlled by Spencer Trask, a private equity firm.  Cybersettle is not affiliated with us.

In addition, we have developed our own software based on the licensed intellectual property rights.  We regard our software as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements and other intellectual property protection methods to safeguard our technology and software.  We have not applied for patents on any of our own technology.  We have obtained through the U.S. Patent and Trademark Office a registered trademark for our DebtResolve corporate and system name as well as our slogan “Debt Resolve – Settlement with Dignity.”  “DR Settle,” “DR Prevent,””DR Collect,”“DR Pay,” “DR Control,” “DR Mail,” “DR Prevent,” “Debt Resolve – Resolved. With Dignity,” “Connect. Resolve. Collect.,” “DR-Default,” “First Performance Corporation,” and “First Performance Recovery Corporation” are our trademarks/service marks, and we intend to attempt to register them with the U.S. Patent and Trademark Office as well.

Technology and Service Providers

In 2007, we outsourced our web hosting to Cervalis LLC, while maintaining our security in a SAS 70 certified environment.  The Cervalis hosting facility is located in Wappingers Falls, New York.  We use our own servers in Cervalis’ environment to operate our proprietary software developed in our Tarrytown, New York facility.
Competition

The DebtResolve System

Internet-based technology was introduced to the collections industry in 2004 and has three primary participants: Debt Resolve, as well as Apollo Enterprise Solutions, LLC and Online Resources Corp.

Apollo Enterprise Solutions, LLC is a company with a primary investor/CEO whose additional funding has come from private sources.  Apollo has a mixed team of employees/consultants who are located at their facility in Irvine, CA or are geographically dispersed.  Their marketing and sales efforts are focused on high-end banks and some large agencies, both in the United States and the United Kingdom, as well as healthcare providers.  In 2005 through 2008, we believe Apollo spent more than their competitors on advertising and trade show sponsorships.  Their sales strategy has been to be the lowest-cost provider.  In terms of product positioning, Apollo emphasizes their technology – especially their rules engine that allows a client to set treatment strategies, and the ability to process real-time credit scores for inclusion in the debtor treatment strategy.  Overall, Apollo has a feature set similar to our Debt Resolve system – including the rules engine – and appeared to replicate our proprietary blind bidding system.  In January 2007, we filed a patent infringement law suit against Apollo.  On November 5, 2007, Debt Resolve and Apollo jointly announced that they had reached a settlement of the pending patent infringement lawsuit.  The parties came to agreement that Apollo’s system, as represented by Apollo, does not infringe on Debt Resolve’s United States Patents:  Nos. 6,330,551 and 6,954,741, both entitled Computerized Dispute Resolution System and Method.  The parties further agreed to respect each other’s intellectual property to the extent it is validly patent protected with the parties reserving all of their legal rights.  Apollo has very long implementation periods with its clients.

Online Resources Corp. is an established, publicly-traded company whose primary businesses are online banking and online payments.  Their online collections product was built by Incurrent Solutions, Inc., a company that Online Resources acquired in late 2004.  Incurrent had a small base of credit card issuers as clients of their self-service website product line.  Their online collections product has been initially sold to large U.S. card issuers (top 25) but Online Resources has begun sales efforts to agencies.  Online Resources has documented results from a top card issuer, but their product is not as complete as either Apollo’s or ours.  However, their recent partnering with Intelligent Results to provide rules engine technology shows that Online Resources is addressing product deficiencies.  From a sales and marketing perspective, they have benefited from being a stable, relatively large-sized company.  Online Resources has been able to reap some advantages from the integration of online bill payment capabilities with their online collections.

The DebtResolve system has a client tool that makes setting up treatment programs as flexible as those offered by Apollo and Online Resources, but we believe is especially easy for our clients to use.  Its implementation time is guaranteed at 30-days maximum, and we have a track record that supports this claim.  Our DebtResolve system does not have an in-house payment processing system.  Instead, we partner with a major payment processing provider to offer competitive rates on this service.  Many potential clients already have a processing system, and we can provide an interface to that system.  In addition, although Apollo plays up its ability to handle real-time credit scores as a key differentiator, we have not found any evidence that this is a requirement in the industry.  However, we believe that matching that feature, if it becomes an issue, is a fairly straightforward process.

Government Regulation

We believe that our Internet technology business is not subject to any regulations by governmental agencies other than that routinely imposed on corporate and Internet-based businesses.  We believe it is unlikely that state or foreign regulators would take the position that our DebtResolve system effectively constitutes the collection of debts that is subject to licensing and other laws regulating the activities of collection agencies.

Existing laws and regulations for traditional collection agencies like First Performance would include applicable state revolving credit, credit card or usury laws, state consumer plain English and disclosure laws, the Uniform Consumer Credit Code, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the U.S. Bankruptcy Code, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the federal Truth in Lending Act (including the Fair Credit Billing Act amendments) and the Federal Reserve Board’s implementation of Regulation Z, the federal Fair Credit Reporting Act, and state unfair and deceptive acts and practices laws.  Collection laws and regulations also directly applied to First Performance’s business, such as the federal Fair Debt Collection Practices Act and state law counterparts.  Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement of and collection on defaulted consumer debt, and any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to collect.  Finally, federal and state governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the collection of consumer debt, and although we cannot predict if or how any future legislation would impact this expansion of our business into traditional collections, our failure to comply with any current or future laws or regulations applicable to us could limit our ability to collect on any consumer debt.

For our Internet technology business, any penetration of our network security or other misappropriation of consumers’ personal information could subject us to liability.  Other potential misuses of personal information, such as for unauthorized marketing purposes, could also result in claims against us.  These claims could result in litigation.  In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information.  We carry insurance against these risks.

In addition, pursuant to the Gramm-Leach-Bliley Act, our financial institution clients must require us to include in their contracts with us that we have appropriate data security standards in place.  The Gramm-Leach-Bliley Act stipulates that we must protect against unauthorized access to, or use of, consumer debtor information that could result in detrimental use against or substantial inconvenience to any consumer debtor.  Detrimental use or substantial inconvenience is most likely to result from improper access to sensitive consumer debtor information because this type of information is most likely to be misused, as in the commission of identity theft.  We believe we have adequate policies and procedures in place to protect this information; however, if we experience a data security breach that results in any penetration of our network security or other misappropriation of consumers’ personal information, or if we have an inadequate data security program in place, our financial institution clients may consider us to be in breach of our agreements with them, and we may be subject to litigation.

The laws and regulations applicable to the Internet and our services are evolving and unclear and could damage our business.  Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  This legislation could expose us to substantial liability or require us to incur significant expenses in complying with any new regulations.  Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our services.  A number of proposals have been made at the federal, state and local level and in foreign countries that would impose additional taxes on the sale of goods and services over the Internet.  Such proposals, if adopted, could adversely affect us.  Moreover, the applicability to the Internet of existing laws governing issues such as personal privacy is uncertain.  We may be subject to claims that our services violate such laws.  Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could adversely affect our business.

We are actively pursuing partnering prospects for our DebtResolve system in the United Kingdom and Europe.  Since we would host client account data on our system, we would be subject to European data protection law that derives from the Data Protection Directive (Directive 95/46/EC) of the European Commission, which has been implemented in the United Kingdom under the Data Protection Act 1998.  Under the Data Protection Act, we are categorized as a “data processor.”  As a data processor, we are required to agree to take steps, including technical and organizational security measures, to ensure that personal data which may identify a living individual that may be passed to our DebtResolve system by our creditor client in the course of our business is protected.  In addition, the Consumer Credit Act 1974 of the United Kingdom and various regulations made under it governs the consumer finance market in the United Kingdom and provides that our creditor client must hold a license to carry on a consumer credit business.  Under the Consumer Credit Act, all activities conducted through our DebtResolve system must be by, and in the name of, the creditor client.  We cannot predict how foreign laws will impact our ability to expand our business internationally or affect the cost of such expansion.  We will evaluate applicable foreign laws as our efforts to expand our business into other foreign jurisdictions warrant.

Employees

As of January 21, 2011, we had six employees in total, all of whom are full-time employees.  Our employees are based at our corporate headquarters in Tarrytown, New York and our office in Newport Beach, California.  None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good.  In addition, we use five independent sales consultants geographically spread across the United States.

Properties

We leased approximately 4,900 square feet of office space at 707 Westchester Avenue, Suite L-7, White Plains, New York 10604.  We leased this space for $10,274 per month on a straight-line basis under a non-cancelable lease through July 2010.  We entered into a stipulation to terminate this lease, which required a cash payment and the removal of our furniture by May 15, 2009.  We have made the payment and removed our furniture and have received a satisfaction of judgment dismissing this matter.  The lease was therefore terminated on May 15, 2009.

We currently share office space with a business partner at 150 White Plains Rd., Suite 108, Tarrytown, NY 10591 under a partnership agreement.  We cross-market each others services, and we get some office space for our use.  In July 2009, we verbally modified the agreement to allow us to take additional space for a rent payment of $1,000 per month.  The space is rented on a month-to-month basis.

In conjunction with the acquisition of First Performance Corporation and its subsidiary, First Performance Recovery Corporation, we assumed responsibility for the existing First Performance leases in Nevada and Florida.  The Nevada facility consisted of 13,708 square feet at 600 Pilot Road, Las Vegas, Nevada 89119.  We leased this space for $19,225 per month under a non-cancelable lease through July 31, 2014.  The Florida facility consisted of 12,415 square feet at 4901 N.W. 17th Way, Suite 201, Ft. Lauderdale, Florida 33309.   We leased this space for $22,481 per month (less a $5,000 abatement in effect in early 2007) under a non-cancelable lease through January 31, 2009.  However, on May 31, 2007, we ceased operations in Florida and relinquished the space on June 30, 2007.  An agreement was reached with the landlord to permit cancellation of the lease for payment of three months rent.  We completed these payments on September 30, 2007.  First Performance subsequently closed on June 30, 2008 and vacated the Nevada space shortly thereafter.  The Nevada landlord has filed suit seeking the balance of the rent due to the end of the lease from First Performance, which is a total liability of almost $1.4 million.  This liability was accrued at June 30, 2008.  Debt Resolve is not a party to the lease or the suit.  As of August 1, 2009, the corporate charter of First Performance was revoked, and it no longer legally exists.  Our lawyer has opined that Debt Resolve has no liability related to this lease under Nevada law.

Legal Proceedings

Lawsuits from vendors

On July 17, 2008, Dreier LLP, a law firm, filed a complaint in the Supreme Court of New York, County of New York, seeking damages of $311,023.32, plus interest for legal services allegedly rendered to us.  The complaint was answered on August 14, 2008 raising various affirmative defenses.  On December 16, 2008, Dreier LLP filed for bankruptcy in the U.S. Bankruptcy Court for the Southern District of New York.  The case has been on hold since the bankruptcy filing.  On March 18, 2009, we filed a counterclaim in the bankruptcy court for legal malpractice and the defenses raised in the previously filed answer.  The full amount in dispute is included in our accounts payable.

On September 17, 2008, Computer Task Group, a vendor, filed a complaint in the Supreme Court of New York, County of Erie, seeking damages of $24,545.69, plus interest for consulting services rendered to us.  On December 3, 2008, judgment was entered in favor of Computer Task Group for $24,545.69 plus $2,538.54 in interest and $651.00 in costs, or a total of $27,735.23.  A restraining order was served on our bank account for the amount of the judgment.  On March 10, 2009, a total of $12,839.44 was removed from our account in partial satisfaction of the judgment, leaving a current total now due of $14,895.79.  The full amount still outstanding is included in our accounts payable. Computer Task Group still has a hold on one of our bank accounts.

On October 9, 2009, PR Newswire Association secured a default judgment in Hudson County, New Jersey Special Civil Court against us for unpaid bills in the amount of $7,470.  This balance is in our accounts payable.

On November 9, 2009, Patriot National Bank, a financial institution, filed a complaint in the Supreme Court of New York, Count of Westchester, seeking damages of $68,993.62 as a result of an overdraft in our bank account resulting from a non-sufficient fund check received from an investor on May 22, 2009.  An answer was filed by us on December 20, 2009.  On February 22, 2010, a motion for summary judgment was filed with the court by Patriot.  An amended motion of summary judgment was filed on March 1, 2010 by Patriot.  As of January 14, 2011, the unpaid amount remaining on the overdraft was $0.   We agreed to pay approximately $9,000 in legal fees, which are reflected in our accounts payable and must be paid no later than April 15, 2011.

Lawsuits from landlords

On May 7, 2008, we received a three-day demand for rent due in the amount of $72,932.30 for the period December 1, 2007 through May 1, 2008.  On May 20, 2008, a petition for hearing was filed in the White Plains New York City Court, County of Westchester demanding payment of $88,497.45.  On May 27, 2008, we signed a stipulation of settlement in the amount of $88,747.45 including attorney’s fees, with equal payments of this amount due on June 13, 2008 and June 30, 2008.  On June 11, 2008, we signed an amended stipulation of settlement in the amount of $100,999.92, with a payment of $56,626.20 due on June 20, 2008 and a payment of $44,373.72 due on June 30, 2008.  On July 16, 2008, we received a five day notice to pay the agreed payments or face eviction.  On October 1, 2008, we were evicted from our leased premises.  On December 29, 2008, a complaint was filed in the Supreme Court of New York, County of Nassau seeking an additional $58,345.50 plus interest and attorneys’ fees for rent for the period August 1 to December 1, 2008, which was not part of the previous stipulation and judgment.  On December 16, 2008, a restraining order was served on our bank account for the amount of the judgment.  On March 12, 2009, we signed a new stipulation of settlement settling the matter upon completion of three events.  First, we immediately forfeited our security deposit of $79,799.53 plus interest.  Second, we must make an additional payment of $50,000 by April 15, 2009.  Third, we must then remove all of our furniture by April 22, 2009.  An amended stipulation of settlement was signed on April 15, 2009, changing the due date of the payment to May 15, 2009 and increasing the payment by $10,000 to $60,000.  We must then remove the furniture within seven days of making the payment.  If all three conditions are met, the parties fully release each other from any further claims.  If all three of these conditions are not met, judgment is entered for $135,356.38, the amount of rent due for the period July 1, 2008 to May 1, 2009, which is in addition to the previous judgment for rent of $100,999.92 for the period December 1, 2007 to June 1, 2008.  At December 31, 2008, we accrued the balance of the obligation under the lease in the amount of $227,787 on the balance sheet.  On May 18, 2009, we paid the required $60,000 payment. We subsequently removed our furniture from the premises.  On June 4, 2009, we received a Satisfaction of Judgment and Release from any further liability in this matter, and it is now settled.  The accrual was reversed in the second quarter reflecting the settlement.

On February 2, 2009, a complaint was filed in the District Court of Clark County, Nevada against Debt Resolve, First Performance Corp. and the former owners of First Performance, Pacific USA Holdings and Clearlight Mortgage Corp., seeking $315,916.72 for unpaid rent due as of January 31, 2009.  First Performance had vacated the premises as of June 30, 2008 with the closing of its business.  Debt Resolve has been dismissed from the suit at this time, as it was not a signatory to the lease or guarantor of the lease.  The case continues against First Performance Corp. and its former owners, with an answer due by First Performance shortly.  The full amount in dispute is included in the accrued expenses of First Performance.  The guarantor on the lease filed a cross-claim against Debt Resolve and First Performance under the lease.  The corporate charter of First Performance was revoked on August 1, 2009, and the lessor is now proceeding against the guarantor on the lease, a third party.  There is no further action with regard to First Performance expected on this matter as a result of the revocation of the First Performance charter, and Debt Resolve has been fully dismissed from this action.

Lawsuit related to bank financing

On December 24, 2008, we negotiated a settlement of pending litigation with Compass Bank in Texas, from whom we had received a fraudulent wire transfer letter in connection with the Harmonie International investment that was never funded by the investor.  We received a cash payment of $50,000 to settle all claims against Compass Bank.  We have also referred all of the matters surrounding the Harmonie transaction to the appropriate authorities.

Lawsuit related to investor funding

During May 2009, we received two checks from an investor in the amounts of $125,000 each which were deposited into our checking account.  The two checks were subsequently dishonored, but an overdraft of $95,000 resulted from funds expended against the provisional credit on the account.  We countersued the investor in March 2010 after being sued by Patriot National Bank on the overdraft, as discussed above.  On November 18, 2010, the Westchester County NY Court dismissed the action against the investor in New York for lack of jurisdiction.  The case is now being tried in the Orange County, CA courts.  The investor has raised certain defenses and counter-claims to our action against him for recovery on the two dishonored checks.  We believe that we have no exposure on these counter-claims.

From time to time, we are involved in various litigation in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our financial position or results of operations.

Corporate History

We were incorporated as a Delaware corporation in April 1997 under our former name, Lombardia Acquisition Corp.  In 2000, we filed a registration statement on Form 10-SB with the U.S. Securities and Exchange Commission, or SEC, and became a reporting, non-trading public company.  Through February 24, 2003, we were inactive and had no significant assets, liabilities or operations.  On February 24, 2003, James D. Burchetta and Charles S. Brofman, directors of our company, and Michael S. Harris, a former director of our company, purchased 2,250,000 newly-issued shares of our common stock, representing 84.6% of the then outstanding shares.  We received an aggregate cash payment of $22,500 in consideration for the sale of such shares to Messrs. Burchetta, Brofman and Harris.  Our board of directors was then reconstituted, and we began our current business and product development.  On May 7, 2003, following approvals by our board of directors and holders of a majority of our outstanding shares of common stock, our certificate of incorporation was amended to change our corporate name to Debt Resolve, Inc. and to increase the number of our authorized shares of common stock from 20,000,000 to 50,000,000 shares.  On August 16, 2006, following approvals by our board of directors and holders of a majority of our outstanding shares of common stock, our certificate of incorporation was amended to increase the number of our authorized shares of common stock from 50,000,000 to 100,000,000 shares.  On August 25, 2006, following approvals by our board of directors and holders of a majority of our outstanding shares of common stock, our certificate of incorporation was amended to effect a 1-for-10 reverse stock split of our outstanding shares of common stock, which reduced our outstanding shares of common stock from 29,703,900 to 2,970,390 shares.  On November 6, 2006, we completed an initial public offering which, in conjunction with the conversion of convertible bridge notes into shares of our common stock, increased the number of outstanding shares of common stock to 6,456,696.  On June 23, 2010, following approvals by our board of directors and holders of a majority of our outstanding shares of common stock, our certificate of incorporation was amended to increase the number of our authorized shares of common stock from 100,000,000 to 200,000,000 shares.  Subsequent common stock grants, option exercises, the acquisition of First Performance, warrant grants, conversions of notes, interest, payroll, and accounts payable and private placements to accredited investors have brought us to our current number of outstanding shares of common stock.

MANAGEMENT

Executive Officers and Board of Directors

The following table shows the positions held by our board of directors and executive officers, as well as a key employee, and their ages, as of January 21, 2011:

Name	Age	Position
James D. Burchetta	61	Co-Chairman and Co-Founder
James G. Brakke	68	Co-Chairman and Chief Executive Officer
David M. Rainey	51	President, Chief Financial Officer, Secretary and Treasurer
William M. Mooney	71	Director
Jonathan C. Rich	41	Director
Rene A. Samson	32	Vice President - Technology

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

James D. Burchetta has been our Co-Chairman of the Board since April 2010.  He was previously the Chairman of the Board since February 2008.  Prior to February 2008, he was our Co-Chairman of the Board and Chief Executive Officer since December 2006.  Prior to December 2006, he was our Co-Chairman of the Board, Chief Executive Officer and President since January 2003.  Mr. Burchetta is a co-founder of our company and was the co-founder of Cybersettle, Inc., which settles insurance claims over the Internet, and served as its Chairman of the Board and Co-Chief Executive Officer from 1997 to August 2000 and as its Vice Chairman from August 2000 to February 2002.  Prior to founding Cybersettle, Mr. Burchetta was a Senior Partner in the New York law firm of Burchetta, Brofman, Collins & Hanley, LLP, where he practiced insurance and corporate finance law.  Mr. Burchetta received a B.A. degree from Villanova University and a J.D. degree from Fordham University Law School and is a member of the New York State Bar.  Mr. Burchetta is a frequent speaker at industry conferences.

Mr. Burchetta’s 8+ years of experience with our company, of which for six years he was our chief executive, and his in-depth knowledge of our products and services and the debt collection industry in general, make him well qualified as a member of our board.

James G. Brakke has been a member of our board of directors since October 2009, and became our Co-Chairman and Chief Executive Officer in April 2010.  Mr. Brakke is a Director of First Foundation Bank and Mission Hospital Foundation.  Mr. Brakke was founder and President of Brakke-Schafnitz Insurance Brokers, a multi-line commercial brokerage and consulting firm he co-founded in 1971 and which manages in excess of $250 million of insurance premiums with both domestic and international insurers.  Mr. Brakke stepped down as President of Brakke-Schafnitz in 2009.  He is a former member of the board of advisors for Pepperdine University's Graziadio School of Business, Orange County Sheriffs and the Orange County YMCA and has served as director on the boards of Denticare, Pacific National Bank, Commercial Capital Bank, The Busch Firm, National Health Care Services and E-Funds.  He also currently serves as a board member of a number of for-profit and non-profit institutions including Keller Financial Group, Cal Spas and Maury Microwave.  Mr. Brakke is a graduate of Colorado State University with a Bachelor of Science in Business and Finance.

Mr. Brakke’s experience as a business owner and director of other companies, as well as his extensive knowledge of the financial services industry, make him well qualified as a member of the board.

David M. Rainey has been our President and Chief Financial Officer, Treasurer and Secretary since January 2008.  Mr. Rainey was Interim Chief Executive Officer from July 2009 to April 2010.  Prior to January 2008, Mr. Rainey was our Chief Financial Officer and Treasurer since joining the company in May 2007, and also became our Secretary in November 2007.  Previously, Mr. Rainey was Chief Financial Officer and Treasurer of Hudson Scenic Studio during 2006.  Mr. Rainey was Vice President, Finance and CFO of Star Gas Propane from 2002-2005.  Earlier in his career, Mr. Rainey spent over thirteen years with Westvaco Corporation in a variety of financial roles of progressive responsibility, including Controller of the Western Region of a division of the company.  Mr. Rainey received his B.A. in Political Science from the University of California, Santa Barbara and his law degree and M.B.A. in Finance from Vanderbilt University.  Mr. Rainey is a member of the Tennessee bar.

William M. Mooney, Jr. has been a member of our board of directors since April 2003.  Mr. Mooney is currently President of The Westchester County Association.  Mr. Mooney has been involved in the banking sector in an executive capacity for more than 30 years.  Prior to joining Independence Community Bank, he served for four years as an Executive Vice President and member of the management committee of Union State Bank, responsible for retail banking, branch banking and all marketing activity.  Mr. Mooney also spent 23 years at Chemical Bank and, following its merger with Chase Manhattan Bank, he was a Senior Vice President with responsibilities including oversight of all retail business.  Mr. Mooney was the President of the Westchester Partnership for Economic Development.  He also held the position of Chairman for the Westchester County Association, past Chairman of the United Way Westchester and Chairman of St. Thomas Aquinas College.  He has served on the board of trustees for New York Medical College, St. Agnes Hospital, the Board of Dominican Sisters and the Hispanic Chamber of Commerce.  Mr. Mooney received a B.A. degree in business administration from Manhattan College.  He also attended the Harvard Management Program and the Darden Graduate School at the University of Virginia.

Mr. Mooney’s 30 years of working experience in the banking sector makes him well qualified to be a member of the board.

Jonathan C. Rich has been a member of our board of directors since August 2010.  Mr. Rich has been the Executive Vice President and Head of Investment Banking of National Securities Corporation, a full-service investment banking firm, since July 2008.  Mr. Rich has been the Executive Vice President and Director of Investment Banking of vFinance Investments, Inc. since July 2005, and assumed his current position with National Securities when vFinance was acquired by National Securities in July 2008.  Mr. Rich had previously served as Senior Vice President and Managing Director of Corporate Finance at First Colonial Financial Group since January 2001.  First Colonial Financial was, in turn, acquired by vFinance in July 2005.  Mr. Rich graduated from Tulane University with an interdisciplinary major in economics, political science, history and philosophy and received a joint J.D. / M.B.A. degree from Fordham University with a concentration in corporate finance.

Mr. Rich’s experience as an investment banker, as well as his transactional expertise in equity offerings and mergers and acquisitions, make him well qualified as a member of the board.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by our board of directors and serve at the discretion of the board, subject to their contracts.

Key Employees

René A. Samson has been our Vice President of Technology since July 2009.  Mr. Samson has worked as a software developer for more than eight years. He has experience working on projects for multinationals as well as startup companies.  Mr. Samson joined Debt Resolve as a senior software developer in 2005, and was an integral part of the team that developed the DebtResolve application.  As Vice President of Technology, Mr. Samson is now responsible for the entire IT department of Debt Resolve.

Additional Information about our Board and its Committees

We continue to monitor the rules and regulations of the SEC regarding “independent” directors.  Our board of directors has determined that William M. Mooney, Jr. and Jonathan C. Rich are the only members of our board of directors who qualify as “independent” directors under the New York Stock Exchange’s definition of independence.

During 2010, all of our directors attended at least 75% of all meetings during the periods for which they served on our board, and all of the meetings held by committees of the board on which they serve.  The board of directors has formed an audit committee, compensation committee and a nominations and governance committee, all of which operate under written charters.  The charters for the audit committee, the nominations and governance committee and the compensation committee were included as exhibits to the Form SB-2 registration statement filed with the SEC on September 30, 2005.

Committees of the Board

Audit Committee.  In September 2004, we established an audit committee of the board of directors, which as of December 31, 2008 has consisted of William M. Mooney, Jr., who is an independent director.  The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent accountants our annual and quarterly financial statements,

•	directly appointing, compensating, retaining, and overseeing the work of the independent auditor,

•	approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services,

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters,

•	the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties,

•
the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties, and

•	reviewing and approving all related party transactions unless the task is assigned to a comparable committee or group of independent directors.

Compensation Committee.  In May 2004, we established a compensation committee of the board of directors, which as of December 31, 2008 has consisted of Mr. Mooney, who is an independent director.  The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers.  The compensation committee also administers our incentive compensation plan, and recommends and approves grants of stock options and restricted stock grants under that plan.

Nominations and Governance Committee.  In June 2005, we established a nominations and governance committee of the board of directors, which as of December 31, 2008 has consisted of Mr. Mooney, who is an independent director.  The purpose of the nominations and governance committee is to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board.  The nominations and governance committee’s duties, which are specified in our Nominating/Corporate Governance Committee Charter, include, but are not limited to:

•	establishing criteria for the selection of new directors,

•	considering stockholder proposals of director nominations,

•	committee selection and composition,

•	considering the adequacy of our corporate governance,

•	overseeing and approving management continuity planning process, and

•	reporting regularly to the board with respect to the committee’s duties.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate.”  “Financially literate” is defined as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

The committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.  The board of directors believes that Mr. Mooney satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

As of January 21, 2011, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Code of Ethics

In May 2003, we adopted a Code of Ethics and Business Conduct that applies to all of our executive officers, directors and employees.  The Code of Ethics and Business Conduct codifies the business and ethical principles that govern all aspects of our business.  Our Code of Ethics and Business Conduct is posted on our website at http://www.debtresolve.com and we will provide a copy without charge to any stockholder who makes a written request for a copy.

Committee Interlocks and Insider Participation

No member of our board of directors is employed by Debt Resolve or our subsidiaries, except for James G. Brakke, who became our Co-Chairman and Chief Executive Officer in April 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Rules adopted by the SEC under Section 16(a) of the Exchange Act, require our officers and directors, and persons who own more than 10% of the issued and outstanding shares of our equity securities, to file reports of their ownership, and changes in ownership, of such securities with the SEC on Forms 3, 4 or 5, as appropriate.  Such persons are required by the regulations of the SEC to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our most recent fiscal year, and any written representations provided to us, we believe that all of the officers, directors, and owners of more than ten percent of the outstanding shares of our common stock did comply with Section 16(a) of the Exchange Act for the year ended December 31, 2009.  There are unfiled Forms 3 and 4 as of January 14, 2011.

Executive Compensation

Summary Compensation Table

The following table sets forth, for the most recent fiscal year, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Chief Executive Officer and four other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer as at December 31, 2010:

Name and Principal Position	Year	Salary ($) (6)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compensa-tion Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James D. Burchetta Co-Chairman of the Board and Co-Founder(1)	2010 2009 2008	-- -- 135,417	-- -- --	-- 95,000 --	190,000 -- 322,000	-- -- --	-- -- --	-- -- --	190,000 95,000 457,417

James G. Brakke, Co-Chairman of the Board and Chief Executive Officer(2)	2010 2009	87,727 --	-- --	-- 48,750	285,000 --	-- --	-- --	-- --	372,727 48,750

Kenneth H. Montgomery Former Chief Executive Officer and Director (3)	2010 2009 2008	-- 112,500 196,875	-- -- --	-- 95,000 40,000	-- -- 210,000	-- -- --	-- -- --	-- -- (5) 262,500	-- 207,500 709,375

David M. Rainey President, Chief Financial Officer, Secretary, Treasurer (4)	2010 2009 2008	200,000 200,000 200,000	-- -- 50,000	-- -- --	190,000 190,000 579,984	-- -- --	-- -- --	-- -- --	390,000 390,000 829,984
________________

(1)
Mr. Burchetta is Co-Chairman and Co-Founder effective April 8, 2010.  He was Chairman of the Board and Co-Founder from February 2008 to April 2010.  Mr. Burchetta was our Co-Chairman and Chief Executive Officer from January 2003 to February 2008.

(2)	Mr. Brakke is Co-Chairman and Chief Executive Officer effective April 8, 2010. He joined the Board as a Director on October 29, 2009.

(3)	Mr. Montgomery joined our company and became our Chief Executive Officer in February 2008. He became a Director in November 2008. He left the company effective July 1, 2009.

(4)
Mr. Rainey joined our company and became our Chief Financial Officer and Treasurer in May 2007.  He became Secretary in November 2007 and President in January 2008.  From July 2009 to April 2010, he served as Interim Chief Executive Officer.

(5)
Mr. Montgomery was issued options to purchase 350,000 shares of our common stock at an exercise price of $1.00 with a seven year exercise period as consideration for funding the company $343,883 during 2008.  The options were valued at $262,500 and were expensed immediately.

(6)
Significant amounts of the executive salaries listed were accrued but not paid during 2009 and 2008 due to severe cash flow limitations.  Specifically, for Mr. Burchetta, $41,667 was paid and $93,750 was accrued in 2008.  Mr. Burchetta went off salary beginning July 16, 2008 and became a consultant.  For Mr. Montgomery, his entire salary of $112,500 was accrued for 2009.  In addition, $46,875 was paid in 2008 and $150,000 was accrued.  For Mr. Rainey, $133,333 was paid and $66,667 was accrued for 2009.  Also for Mr. Rainey, $116,667 was paid and $83,333 was accrued in 2008.  The accrued payrolls for Mssrs. Burchetta and Montgomery were paid by conversion to stock on August 27, 2009.  All of Mr. Brakke’s salary for 2010 was accrued but not paid as well.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards outstanding at December 31, 2010 for each of the executive officers named in the Summary Compensation Table above:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
James D. Burchetta Co-Chairman of the Board and Co-Founder (1)	350,000 1,000,000	-- --	-- --	$ $	1.25 0.17	2/8/2015 4/8/2017	-- --	-- --	-- --	-- --

James G. Brakke Co-Chairman of the Board and Chief Executive Officer (2)	1,500,000	--	--		$0.17	4/8/2017	--	--	--	--

Kenneth H. Montgomery Former Chief Executive Officer and Director (3)	350,000 350,000	-- --	-- --	$ $	0.80 1.00	1/24/2015 7/15/2015	-- --	-- --	-- --	-- --

David M. Rainey President, Chief Financial Officer, Secretary, Treasurer (4)	75,000 150,000 350,000 1,000,000 1,000,000	-- -- -- -- --	-- -- -- -- --	$ $ $ $ $	1.50 1.25 1.40 0.19 0.17	4/27/2014 2/8/2015 6/11/2015 8/7/2016 4/8/2017	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --

_____________

(1)
This table excludes stock options granted to Mr. Burchetta pursuant to a licensing agreement with him and our other co-founder.  Pursuant to that licensing agreement, we issued to Mr. Burchetta stock options to purchase an aggregate of 758,717 shares of our common stock at $5.00 per share.  The stock options have an exercise period of ten years, were valued at $3,414,227, and vested upon issuance.

(2)	Mr. Brakke holds stock options to purchase 1,500,000 shares of our common stock which vested on April 8, 2010, all of which expire on April 8, 2017.

(2)
Mr. Montgomery holds stock options to purchase 350,000 shares of our common stock, one-half of which vest on January 24, 2008 and one half of which vest on July 24, 2008, all of which expire on January 24, 2015.  Mr. Montgomery also holds stock options to purchase 350,000 shares of our common stock, all of which vested immediately and which expire on July 15, 2015.

(3)
Mr. Rainey holds stock options to purchase 75,000 shares of our common stock, one third of which vest on April 27, 2008, one third of which vest on April 27. 2009 and one third of which vest on April 27, 2010, all of which expire on April 27, 2014.  Mr. Rainey also holds stock options to purchase 150,000 shares of our common stock, one third of which vest on February 8, 2008, one third of which vest on April 27, 2008 and on third of which vest on April 27, 2009, all of which expire on February 8, 2015.  Mr. Rainey also holds stock options to purchase 350,000 shares of our common stock, all of which vested immediately and expire on June 11, 2015.  Mr. Rainey holds stock options to purchase 1,000,000 shares of our common stock, all of which vested immediately and which expire on August 7, 2016.  Finally, Mr. Rainey holds stock options to purchase 1,000,000 shares of our common stock, all of which vested immediately and which expire on April 8, 2017.

Employment Agreements

Burchetta Agreement.  We have entered into an employment agreement with James D. Burchetta under which he will devote substantially all of his business and professional time to us and our business development.  The employment agreement with Mr. Burchetta is effective until January 13, 2013.  The agreement provided Mr. Burchetta with an initial annual base salary of $240,000 and contains provisions for minimum annual increases based on changes in an applicable “cost-of-living” index.  The employment agreement with Mr. Burchetta contains provisions under which his annual salary may increase to $600,000 if we achieve specified operating milestones and also provides for additional compensation based on the value of a transaction that results in a change of control, as that term is defined in the agreement.  In the event of a change of control, Mr. Burchetta would be entitled to receive 25% of the sum of $250,000 plus 2.5% of the transaction value, as that term is defined in the agreement, between $5,000,000 and $15,000,000 plus 1% of the transaction value above $15,000,000.

We amended the employment agreement with Mr. Burchetta in February 2004, agreeing to modify his level of compensation, subject to our meeting specified financial and performance milestones.  The employment agreement, as amended, provided that the base salary for Mr. Burchetta will be as follows: (1) if at the date of any salary payment, the aggregate amount of our net cash on hand provided from operating activities and net cash and/or investments on hand provided from financing activities is sufficient to cover our projected cash flow requirements (as established by our board of directors in good faith from time to time) for the following 12 months (the “projected cash requirement”), the annual base salary will be $150,000; and (2) if at the date of any salary payment, our net cash on hand provided from operating activities is sufficient to cover our projected cash requirement, the annual base salary will be $250,000, and increased to $450,000 upon the date upon which we complete the sale or license of our Debt Resolve system with respect to 400,000 consumer credit accounts.  Under the terms of the amended employment agreement, no salary payments were made to Mr. Burchetta during 2004.  We recorded compensation expense and a capital contribution totaling $150,000 in 2004, representing an imputed compensation expense for the minimum base salary amounts under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary.

We amended the employment agreement with Mr. Burchetta again in June 2005, agreeing that (1) as of April 1, 2005 we will pay Mr. Burchetta an annual base salary of $250,000 per year, and thereafter his base salary will continue at that level, subject to adjustments approved by the compensation committee of our board of directors, and (2) the employment term will extend for five years after the final closing of our June/September 2005 private financing.  Compensation expense under the agreement with Mr. Burchetta totaled $135,417 for the year ended December 31, 2008.

On July 15, 2008, the employment agreement was converted to a consulting agreement with all terms otherwise unchanged, as Mr. Burchetta became non-executive Chairman on February 16, 2008 and became non-executive Co-Chairman on April 8, 2010.  One additional term added was that the Chairman will always make $25,000 more than the Chief Executive Officer and have comparable benefits.  The board affirmed the effectiveness of the agreement to January 13, 2013.  On September 28, 2009, the consulting agreement was amended to reduce the monthly compensation from $20,833 to $10,000 per month and to remove the clause granting the Chairman higher pay than the Chief Executive Officer.  Mr. Burchetta received 1,686,000 shares as compensation for the amendment of his consulting agreement.

Rainey Agreement.  On May 1, 2007, David M. Rainey joined our company as Chief Financial Officer and Treasurer.  Mr. Rainey also became our Secretary in November 2007 and President in January 2008.  Mr. Rainey has a one year contract that renews automatically unless 90 days notice of intention not to renew is given by the company.  Mr. Rainey’s base salary is $200,000, subject to annual increases at the discretion of the board of directors.  Mr. Rainey also received a grant of 75,000 options to purchase the common stock of the company, one third of which vest on the first, second and third anniversaries of the start of employment with the company.  Mr. Rainey is also eligible for a bonus of up to 50% of salary based on performance objectives set by the Chairman and the board of directors.  Mr. Rainey’s contract provides for 12 months of severance for any termination without cause with benefits.  Upon a change in control, Mr. Rainey receives two years severance and bonus with benefits and immediate vesting of all stock options then outstanding.

Montgomery Agreement.  On February 16, 2008, we entered into an employment agreement with Kenneth H. Montgomery to serve as its Chief Executive Officer.  The agreement has a one year, automatically renewable term unless we provide 90 days written notice of its intention not to renew prior to the anniversary date.  Mr. Montgomery’s salary is $225,000 annually, with a bonus of up to 75% of salary based on performance of objectives set by the Chairman and the board of directors.  Mr. Montgomery also received 50,000 shares of restricted stock and options to purchase 350,000 shares of common stock at an exercise price of $0.80, the closing price on his date of approval by the board.  Effective July 1, 2009, Mr. Montgomery is no longer with our company.

Brakke Agreement.  On April 8, 2010, we entered into an employment agreement with James G. Brakke.  Mr. Brakke receives an annual salary of $120,000, which is deferred and accruing until we complete a financing of at least $1,000,000 in one transaction, to become our Chief Executive Officer and Co-Chairman of the Board.  Mr. Brakke also is eligible for standard employee benefits including medical and dental and can take cash compensation in lieu of these benefits.  Mr. Brakke received options to purchase 1,500,000 shares of common stock at an exercise price of $0.17, the prior day’s closing price. Mr. Brakke had previously received 250,000 shares upon joining the board in October 2009.

Each of the employment agreements described above also contains covenants (a) restricting the employee from engaging in any activities competitive with our business during the term of their employment agreements, (b) prohibiting the employee from disclosure of our confidential information and (c) confirming that all intellectual property developed by the employee and relating to our business constitutes our sole property.  In addition, the contracts provide for a non-compete during the term of the executive’s severance.

Director Compensation

Non-employee Director Compensation.  Non-employee directors currently receive no cash compensation for serving on our board of directors other than reimbursement of all reasonable expenses for attendance at board and board committee meetings.  Under our 2005 Incentive Compensation Plan, non-employee directors are entitled to receive stock options to purchase shares of common stock or restricted stock grants.  During the year ended December 31, 2009, no options to purchase shares of stock were granted to the non-employee directors for their service on the board.  On August 7, 2009, the three current and one just departing director received grants of 500,000 restricted shares each for their service on the board.   During the year ended December 31, 2010, each non-employee director received a grant of 1,000,000 options to purchase shares of stock at an exercise price of $0.17.

Employee Director Compensation.  Directors who are employees of ours receive no compensation for services provided in that capacity, but are reimbursed for out-of-pocket expenses in connection with attendance at meetings of our board and its committees.

The table below summarizes the compensation we paid to non-employee directors for the year ended December 31, 2010:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)

William M. Mooney, Jr. (1)	--	--	190,000	--	--	--	190,000

Jonathan C. Rich (2)	--	--	--	--	--	--	--
________________

(1)
Mr. Mooney serves as the sole member of the Audit, Compensation and Nominating Committees.  He received a grant of 500,000 shares of restricted stock for his service for 2009, along with Messrs.  Brofman, Burchetta and Montgomery.

(2)	Mr. Rich joined the Board of the Company effective August 12, 2010. He did not receive a grant during 2010.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on January 21, 2011, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by those holders.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name (1)	Position	Shares of Common Stock Beneficially Owned (2)		Percent of Common Stock Beneficially Owned (3)

James D. Burchetta	Co-Chairman of the Board and Co-Founder	8,469,373	(4)	10.8%

Charles S. Brofman	Former Director and Co-Founder	6,334,899	(5)	8.1%

Douglas R. Denhart	Investor and consultant	4,225,000	(6)	5.4%

William H. Mooney	Director	6,105,855	(7)	7.8%

Kenneth H. Montgomery	Former Chief Executive Officer	4,415,264	(8)	5.6%

David M. Rainey	President, Chief Financial Officer, Treasurer and Secretary	2,908,419	(9)	3.7%

James G. Brakke	Co-Chairman and Chief Executive Officer	3,025,000	(10)	3.9%

Jonathan C. Rich	Director	1,475,200	(11)	1.9%

All directors and executive officers and control persons as a group (5 persons)		36,959,010		47.2%

(1)	Unless otherwise indicated, the address of each person is c/o Debt Resolve, Inc., 150 White Plains Road, Suite 108, Tarrytown, New York 10591.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after January 21, 2011, by the exercise or conversion of any warrant, stock option or other convertible securities. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 78,259,515 shares of common stock outstanding on January 21, 2011.  The shares of common stock underlying warrants and stock options are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)	Includes stock options to purchase 2,108,717 shares of common stock.

(5)	Includes stock options to purchase 1,233,717 shares of common stock. Also includes 800,000 shares held by Arisean Capital Ltd., a corporation controlled by Mr. Brofman.

(6)	Includes 290,000 shares held by the spouse of Mr. Denhart. The address of Mr. Denhart is 18 Asilomar, Laguna Niguel, California 92677.

(7)	Includes 296,354 shares of common stock issuable upon the exercise of warrants and stock options to purchase 2,544,500 shares of common stock.

(8)
Includes stock options to purchase 700,000 shares of common stock and 12,500 shares of common stock issuable upon the exercise of warrants.  The address of Mr. Montgomery is 163 Sea Marsh Rd., Amelia Island, FL 32034.

(9)	Includes stock options to purchase 2,575,000 shares of common stock.

(10)	Includes stock options to purchase 1,500,000 shares of common stock and 1,275,000 shares of common stock issuable upon the exercise of warrants.

(11)	Includes warrants to purchase 1,371,000 shares of common stock held by National Securities Corporation, for whom Mr. Rich is the Executive Vice President and Head of Investment Banking.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In May 2007, our non-executive co-founder provided the company with a line of credit for up to $500,000 in financing, all of which was drawn.  He also provided the company with $76,000 in short term loans in November, 2007.  On September 25, 2009, the entire $576,000 outstanding on the line of credit plus accrued interest of $109,456 was converted to 4,569,706 shares of our common stock.

In August 2007, our Co-Chairman and Co-Founder provided us with a $100,000 line of credit, all of which was drawn.  In December 2007, he provided an additional $35,000 in short term loans to us.  On August 27, 2009, the remaining balance of $119,000 plus accrued interest of $23,345 was converted to shares of our common stock.  In addition, the Co-Chairman converted $377,917 of accrued payroll and consulting fees to shares of our common stock.  The total shares issued for all of these conversions was 3,468,416.

In October 2007, a director and stockholder provided us with a line of credit for $275,000, all of which was drawn.  The director provided an additional $25,000 in short term funding in November 2007 and an additional $50,421 during 2008.  Finally, in September 2009 this director provided an additional $150,000 in short term funding.  On August 27, 2009, $343,421 outstanding on the line of credit plus accrued interest of $64,222 was converted to 2,717,616 shares of our common stock.

Between February and July 2008, our Chief Executive Officer provided us with $343,883 in loans and expenses paid on our behalf.  On August 27, 2009, the balance of $158,202 on a credit line plus accrued interest of $24,493 was converted to shares of our common stock.  In addition, the former Chief Executive Officer converted $277,313 of accrued payroll to shares of our common stock.  The total shares issued for all of these conversions was 3,066,716.

On December 22, 2010, the Company discharged certain related party accounts payable of a Director in the amount of $122,500 by converting these payables to 1,225,000 shares of the Company’s stock.

Our board of directors has determined that William M. Mooney, Jr. and Jonathan C. Rich are the only members of our board of directors who qualify as “independent” directors under the New York Stock Exchange’s definition of independence.

SELLING STOCKHOLDERS

August-September 2010 Private Placement

On August 12, 2010, we completed the first closing of a private placement of an aggregate of 60 units, with each unit consisting of 250,000 shares of our common stock, and a detachable, transferable warrant to purchase common stock, at a purchase price of $25,000 per unit or an aggregate purchase price of $1,500,000, to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Placement Memorandum dated June 10, 2010.  Each warrant entitles the holder to purchase 250,000 shares of common stock at an exercise price of $0.25 per share through August 12, 2015.  On September 30, 2010, we completed a second (and final) closing of the private placement.  In the second closing, we sold 4 units for an aggregate purchase price of $100,000.  We are using the net proceeds of the private placement to fund our sales initiatives, strategic alliances and technology enhancements, and for working capital and general corporate needs.

National Securities Corporation, the placement agent engaged in connection with the private placement, received $160,000 in cash placement fees, a $15,000 expense allowance and a legal expense reimbursement in connection with the closing of the private placement.  These fees were deducted from the gross proceeds of the offering.  The placement agent and certain of its affiliates also received warrants to purchase 3,200,000 shares of our common stock.  The warrants have an exercise price of $0.10 per share as to 1,600,000 shares underlying the warrants and $0.25 per share as to the other 1,600,000 shares underlying the warrants, have a cashless exercise provision, have registration rights that are the same as those afforded to investors in the private placement and are otherwise identical to the warrants issued to investors in the private placement.

February-April 2010 Private Placement

At six closings occurring between February and April 2010, we received $275,000 in gross proceeds through a private placement of our secured convertible notes to six investors.  The first investor who invested $50,000 was repaid in cash, with $225,000 remaining outstanding.  The notes have a three-year term and accrue interest at a rate of 14% per year, payable at maturity.  The investors have the option of converting the principal amount of the notes and the interest accrued on them into shares of our common stock at a conversion price of $0.15 per share.  To date, the notes have not been converted, and we are not registering the shares of common stock underlying the notes in this registration statement.  The investors in the private placement also received warrants to purchase shares of our common stock at an exercise price of $0.40 per share.  The number of warrants received by investors was based on 0.6 of a share of common stock for each dollar of note principal and interest divided by $0.15.  The 1,278,000 investor warrants are being registered in this registration statement.

Finance 500, Inc., the placement agent engaged in connection with the February-April 2010 private placement, received $30,250 in cash placement fees, a $35,000 expense allowance and a legal expense reimbursement in connection with the closings of the private placement.  The placement agent and certain of its affiliates also received warrants to purchase 458,334 shares of our common stock.  The warrants have an exercise price of $0.15 per share, have a cashless exercise provision, have registration rights that are the same as those afforded to investors in the private placement and are otherwise identical to the warrants issued to investors in the private placement.

Registration Exemptions

The shares of our common stock and warrants issued in the above private placements were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering or under Regulation D promulgated pursuant to the Securities Act of 1933.  None of the shares of common stock or warrants, or shares of our common stock underlying such warrants, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Selling Stockholder Table

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of January 21, 2011,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted above and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. (Finra) or is an affiliate of such a broker-dealer, except as noted below.

Beneficial ownership is determined under the rules of the SEC.  The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after January 21, 2011.  The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Name	Beneficial Ownership Prior to this Offering (1), (2)	Shares Registered in this Offering (2), (3)	Following this Offering
			Number of Shares (2)	Percent (2)(4)

Gary Martin	20,228,500	20,000,000	228,500	*
Gonzalo Posada	2,000,000	2,000,000	0	*
Newport Capital Management LLC (5)	5,223,071	2,000,000	3,223,071	3.9%
James G. Brakke (6)	4,075,000	1,700,000	2,375,000	2.9%
William M. Mooney, Jr. (6)	6,955,855	1,700,000	5,255,855	6.3%
Acosta Investments LLC (7)	5,373,334	1,000,000	4,373,334	5.3%
Cristone Financial LLC (8)	5,225,000	1,000,000	4,225,000	5.1%
S&K Investments of Champaign, Inc. (9)	1,284,567	600,000	684,567	*
Dolores DelBello	2,000,000	2,000,000	0	*
National Securities Corp. (10)	1,505,800	1,372,800	133,000	*
Michael Cassella (11)	2,144,750	1,568,000	576,750	*
Trey Marinello (11)	156,800	156,800	0	*
Jonathan C. Rich (6)(10)	102,400	102,400	0	*
Christone Development Defined Benefit Pension Plan (12)(15)	568,000	568,000	0	*
Doris Toscano-Miller Trust dated September 7, 1983 (13)(15)	142,000	142,000	0	*
Vearl E. Crosley Revocable Living Trust dated May 2, 1985 (14)(15)	142,000	142,000	0	*
Mark and Valerie Publicover (15)	284,000	284,000	0	*
Steven J. McCoy (15)	142,000	142,000	0	*
Alan Scott Cummings (15)(16)	50,000	50,000	0	*
Robert L. Hicks (15)(16)	110,000	110,000	0	*
James B. Stanley (15)(16)	298,334	298,334	0	*

____________
* Less than 1% of outstanding shares of common stock.

(1)
Beneficial ownership as of January 21, 2011, for all selling stockholders based upon information provided by the selling stockholders or otherwise known to us.  Beneficial ownership is reported without regard to the beneficial ownership limitations (further discussed in footnote 2 below) applicable to the common stock or the warrants held by the selling stockholders.

(2)
The number of shares and the percentage in the applicable column includes shares of common stock and shares of common stock issuable upon exercise of our warrants.  The agreement with respect to which these stockholders purchased our common stock and warrants contains a limitation of 9.9% (a so-called “blocker”) on the number of shares such stockholders may beneficially own at any time.  The 9.9% ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares.  In this way, a stockholder could sell more than the 9.9% ownership limitation while never holding more than this limit.  The number of shares and the percentage, as the case may be, in this column does not reflect the 9.9% ownership limitation.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 78,259,515 shares of common stock outstanding on January 21, 2011, not including shares issuable upon exercise of our warrants.  The shares issuable under stock options, warrants and other convertible securities to acquire our common stock that are exercisable or convertible currently or within 60 days after January 21, 2011 are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.  Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Paul Rusnock is the managing member of Newport Capital Management LLC, which is the registered holder of the shares of common stock.  Mr. Rusnock, as the managing member of Newport Capital Management, has sole voting and dispositive power of the shares owned by Newport Capital Management offered under this prospectus.

(6)	Messrs. Brakke, Mooney and Rich are members of our board of directors.

(7)
Ivano Stamegna is the managing member of Acosta Investments LLC, which is the registered holder of the shares of common stock.  Mr. Stamegna, as the managing member of Acosta Investments, has sole voting and dispositive power of the shares owned by Acosta Investments offered under this prospectus.

(8)
Anthony R. Cesare is the managing member of Cristone Financial LLC, which is the registered holder of the shares of common stock.  Mr. Cesare, as the managing member of Cristone Financial, has sole voting and dispositive power of the shares owned by Cristone Financial offered under this prospectus.

(9)
Kenneth Richardson is the President of S&K Investments of Champaign, Inc., which is the registered holder of the shares of common stock.  Mr. Richardson, as the President of S&K Investments, has sole voting and dispositive power of the shares owned by S&K Investments offered under this prospectus.

(10)
National Securities Corporation was the placement agent in our August-September 2010 private placement.  National Securities Corporation is a member of the Financial Industry Regulatory Authority.  Jonathan C. Rich is the Executive Vice President and Head of Investment Banking of National Securities Corporation, which is the registered holder of the shares of common stock.  Mr. Rich, as the Executive Vice President and Head of Investment Banking of National Securities, has sole voting and dispositive power of the shares owned by National Securities offered under this prospectus.

(11)	Messrs. Cassella and Marinello are employees of National Securities Corporation, which was the placement agent in our August-September 2010 private placement and is a Finra member.

(12)
Anthony R. Cesare is the trustee of Cristone Development Defined Benefit Pension Plan, which is the registered holder of the shares of common stock.  Mr. Cesare, as the trustee of Cristone Development, has sole voting and dispositive power of the shares owned by Cristone Development offered under this prospectus.

(13)
Doris Toscano-Miller is the trustee of the Doris Toscano-Miller Trust dated September 7, 1983, which is the registered holder of the shares of common stock.  Ms. Toscano-Miller, as the trustee of the Doris Toscano-Miller Trust, has sole voting and dispositive power of the shares owned by the Doris Toscano-Miller Trust offered under this prospectus.

(14)
Vearl E. Crosley is the trustee of the Vearl E. Crosley Revocable Living Trust dated May 2, 1985, which is the registered holder of the shares of common stock.  Mr. Crosley, as the trustee of the Vearl E. Crosley Revocable Living Trust, has sole voting and dispositive power of the shares owned by the Vearl E. Crosley Revocable Living Trust offered under this prospectus.

(15)	Represents warrants to purchase common stock received in our February-April 2010 private placement.

(16)	Messrs. Cummings, Hicks and Stanley are employees of Finance 500, Inc., which was the placement agent in our February-April 2010 private placement and is a Finra member.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

Each selling stockholder of the common stock (the “selling stockholders”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be considered “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event may any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay all legal, accounting, registration, printing and related fees and expenses incurred by us incident to the registration of the shares being registered.  We have agreed to indemnify the selling stockholders against all losses, claims, damages and liabilities, including liabilities under the Securities Act, in connection with any misrepresentation made by us in this prospectus.

Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.  As of January 21, 2011, there were issued and outstanding:

•	78,259,515 shares of common stock,

•	warrants to purchase 47,804,195 shares of common stock at a weighted average exercise price of $0.34 per share, and

•	stock options to purchase 16,379,934 shares of common stock at a weighted average exercise price of $1.14 per share.

The following summary of the material provisions of our common stock, preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

All shares of our common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the stockholders.  Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.  The affirmative vote of the holders of a majority of the shares of common stock present or represented at a stockholders meeting is required to elect directors and to take other corporate actions.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds.  However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.  All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options and warrants will be, when issued, fully-paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.  No preferred shares are currently outstanding.

Warrants

The following is a brief summary of material provisions of the warrants issued in the August - September private placement.

Exercise Price and Terms.  Each warrant entitles the holder thereof to purchase at any time until August 12, 2015, at a price of $0.25 per share, subject to certain adjustments referred to below, one share of our common stock.  The holder of any warrant may exercise such warrant by surrendering the warrant to us, with the notice of exercise properly completed and executed, together with payment of the exercise price. The warrants may also be exercised on a cashless-exercise basis by investors if a resale registration statement covering the shares underlying the warrants has not been declared effective by February 12, 2011.  The warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the warrants.  No fractional shares will be issued upon the exercise of the warrants.

Adjustments.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock.  Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of our company with or into another corporation (other than a consolidation or merger in which we are the surviving corporation) or sale of all or substantially all of our assets in order to enable holders of the warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the warrant.  No adjustment to the number of shares and exercise price of the shares subject to the warrants will be made for dividends (other than stock dividends), if any, paid on our common stock.  If we issue any shares of common stock, preferred stock, stock options, warrants or convertible securities at a price less than $0.25 per share (subject to certain excluded stock issuances in connection with employee stock option grants and for mergers and acquisitions), then the exercise price will be automatically reduced to such lower price, provided that the exercise price of the warrants may not be adjusted to less than $0.10 per share.

Transfer, Exchange and Exercise.  The warrants may be presented to us for exchange or exercise at any time on or prior to September 30, 2015, at which time the warrants become wholly void and of no value.  Prior to any transfer of the warrants the holder must notify us of the same and, if subsequently requested, provide a legal opinion regarding the transfer to us.

Warrantholder Not a Stockholder.  The warrants do not confer upon holders any voting, dividend or other rights as shareholders of our company.

Registration Rights

We agreed to grant unlimited “piggyback” registration rights to the investors in our August - September private placement with respect to our common stock and shares of common stock issuable upon exercise of the warrants in all future public offerings initiated by us (including in response to demand registration or other rights held by third parties), subject to customary “cutback” provisions in the event that the managing underwriter in any offering determines that the inclusion of the investor’s common stock will materially adversely affect the offering by us.  The expenses of the foregoing registration rights (other than underwriting discounts and selling commissions relating to the sales by the investors and fees and disbursements of any special counsel for such investors in the event the investors use counsel other than our regular counsel) will be borne by us.

Lock-Up Agreements

A total of seven executive officers, directors and significant stockholders of our company agreed not to sell, assign, transfer or otherwise dispose of their shares of our common stock or other securities for a period ending 180 days after the effective date of this registration statement; provided that the foregoing restriction will not limit the sale during this period of up to an aggregate of $960,000 in shares of common stock by six of such persons (based on the sale price of those shares) in equal individual amounts.  Following this initial lock-up period, the executive officers, directors and significant stockholders agreed to an additional six-month lock-up period for their shares during which they will each comply with the sales volume limitations of Rule 144(e) under the Securities Act of 1933 (i.e., they may not individually sell within any three-month period a number of shares which exceeds 1% of the then outstanding shares of common stock).  Additionally, no sales during the lock-up periods may be made by such persons at a market price of less than $0.10 per share.  All lock-up agreements will expire on December 31, 2011.

Trading Information

Our shares of common stock are currently quoted in the over-the-counter market on the OTC Bulletin Board.  Our warrants will not be registered or listed for trading.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.  We serve as warrant agent for the warrants.

Anti-Takeover Law, Limitations of Liability and Indemnification

Delaware Anti-Takeover Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers.  This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances.  For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons.  Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification.  Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law.  This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission.  Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding.  If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES AVAILABLE FOR FUTURE SALE

As of January 21, 2011, we had 78,259,515 shares of common stock outstanding, not including shares issuable upon exercise of our warrants, stock options and other convertible securities.  All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 22,038,022 shares are beneficially owned by executive officers, directors and affiliates.  The remaining 56,221,493 shares constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 782,595 shares as of January 21, 2011, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.  In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.  We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of January 21, 2011, 59,759,515 shares of our common stock are available for sale under Rule 144.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus as our legal counsel.

EXPERTS

The financial statements of Debt Resolve, Inc. as of December 31, 2009 and 2008 and for the years then ended have been audited by RBSM LLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Index to Consolidated Financial Statements

Debt Resolve, Inc. and Subsidiaries

RBSM LLP

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of Debt Resolve, Inc.

We have audited the accompanying consolidated balance sheet of Debt Resolve, Inc. and its wholly owned subsidiaries the “Company”), Company as of December 31, 2009 and 2008, and the related consolidated statements of operation, stockholder’s (deficit) and cash flows for each of the two years in the period ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance   about whether the financial   statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Debt Resolve, Inc.  at  December 31, 2009 and 2008 and the results of its operations  and its cash flow for the each of the two years  in the period ended  December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared after taking effect of discontinued operations as a result of a deconsolidation. As discussed in Note 3 to the consolidated financials statements, the company has deconsolidated First Performance Corporation and its subsidiary First Performance Recovery Corporation as a result of First Performance’s charter being revoked by the state of Nevada. The liabilities of these entities exceeded its assets as of the date of revocation, with this amount being treated as a capital transaction.

As discussed in Note 20 to the financial statements, certain errors to correct the accounting treatment of the Company’s common stock issuances, recording of beneficial conversion feature to additional paid in capital instead of derivative liability and recording of change in fair value of warrants and debt, resulting in an overstating of net loss by $353,468 previously reported for the year ended December 31, 2008  were discovered by management of the Company during the current year..

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has incurred significant losses since inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans, with respect to these matters are also described in Note 4 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

/s/ RBSM LLP
New York, New York April 15, 2010	RBSM LLP Certified Public Accountants

DEBT RESOLVE, INC.
CONSOLIDATED BALANCE SHEETS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS		Restated
Current assets:
Cash	$-	$32,551
Accounts receivable, net	11,253	11,582
Prepaid and other current assets	187,562	77,220
Current assets of discontinued operations	-	5,582
Total current assets	198,815	126,935

Fixed assets, net	37,968	84,271
Deposits and other assets	35,000	94,855

Total assets	$271,783	$306,061

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Bank overdraft	$62,306	$-
Accounts payable and other accrued liabilities	2,761,556	3,525,849
Convertible debentures, net of deferred debt discount of $-0- and $162,750 as of December 31, 2009 and 2008, respectively	320,050	188,250
Short term notes	304,225	487,000
Current maturities on long-term debt, net of deferred debt discount of $-0- and $69,556 as of December 31, 2009 and 2008, respectively	823,000	753,444
Lines of credit, related parties	157,000	1,203,623
Current liabilities of discontinued operations	-	2,330,912
Total current liabilities	4,428,137	8,489,078

Long term debt:
Convertible long-term notes, net of deferred debt discount of $714,940 and $-0- as of December 31, 2009 and 2008, respectively	169,560	-
Derivative liability	7,518,056	331,268
Total liabilities	12,115,753	8,820,346

COMMITMENTS AND CONTINGENCIES

Stockholders' deficiency:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 39,898,584 and 10,061,865 shares issued and outstanding as of December 31, 2009 and 2008, respectively	39,899	10,512
Additional paid in capital	56,610,021	46,809,318
Shares to be issued	-	47,970
Shares held in escrow (450,000 shares as of December 31, 2008)	-	(450)
Accumulated deficit	(68,493,890)	(55,381,635)
Total stockholders' deficiency	(11,843,970)	(8,514,285)

Total liabilities and stockholders' deficiency	$271,783	$306,061

The accompanying notes are an integral part of these financial statements

DEBT RESOLVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
		Restated
REVENUES:	$74,045	$165,969

Costs and expenses:
Payroll and related expenses	1,449,976	3,030,506
Selling, general and administrative expenses	5,148,336	4,041,671
Depreciation and amortization	46,302	57,610
Total costs and expenses	6,644,614	7,129,787

Net loss from operations	(6,570,570)	(6,963,818)

Other income (expense):
Interest income	873	190
Interest expense	(333,898)	(161,772)
Interest expense, related party	(5,174)	(137,625)
Amortization of debt discounts	(430,657)	(928,283)
(Loss) gain on change in fair value of derivative liability	(5,775,998)	851,348
Loss on disposal of fixed assets	-	(15,576)
Other income (expense)	-	(3,166)

Net loss before provision for income taxes	(13,115,424)	(7,358,702)

Income tax (benefit)	-	-

Net loss from continuing operations	(13,115,424)	(7,358,702)

Income (loss) from discontinued operations	3,169	(2,747,002)

Net loss	$(13,112,255)	$(10,105,704)

Net loss per common share (basic and diluted):
Continuing operations	$(0.52)	$(0.77)
Discontinued operations	$0.00	$(0.29)
Total	$(0.52)	$(1.06)

Weighted average number of common shares outstanding, basic and diluted	25,049,133	9,549,435

The accompanying notes are an integral part of these financial statements

DEBT RESOLVE, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
YEARS ENDED DECEMBER 31, 2009 AND 2008

					Additional	Common	Shares Held
	Preferred stock		Common stock		Paid In	Stock to	Under	Accumulated
	Shares	Amount	Shares	Amount	Capital	be issued	Escrow	Deficit	Total
Balance, January 1, 2008	-	$-	8,474,364	$8,474	$42,501,655	$-	$-	$(45,275,931)	$(2,765,802)
Issuance of common stock in exchange for options and warrants exercised	-	-	37,501	38	337	-	-	-	375
Capital contributed from the grant of stock and options to employees	-	-	50,000	50	2,381,980	-	-	-	2,382,030
Capital contributed from the grant of stock options to consultants for services	-	-	-	-	153,333	-	-	-	153,333
Sale of common stock	-	-	100,000	100	24,900	-	-	-	25,000
Common stock issued for fundraising costs	-	-	900,000	900	2,033,730	-	-	-	2,034,630
Common stock issued for services rendered	-	-	500,000	500	167,500	-	-	-	168,000
Common stock issued to escrow for financing	-	-	450,000	450	-	-	-	-	450
Accrual of 150,000 shares not issued in conjunction with fund raising costs	-	-	-	-	-	47,970	-	-	47,970
Capital contributed from deferred debt discount	-	-	-	-	254,215	-	-	-	254,215
Reclassify warrants and non employee options as derivative liability	-	-	-	-	(708,332)	-	-	-	(708,332)
Common stock issued under escrow as collateral on convertible debt	-	-	(450,000)	-	-	-	(450)	-	(450)
Net loss	-	-	-	-	-	-	-	(10,105,704)	(10,105,704)
Balance, December 31, 2008 (restated)	-	-	10,061,865	10,512	46,809,318	47,970	(450)	(55,381,635)	(8,514,285)
Capital contributed from the grant of stock and options to employees	-	-	50,000	50	230,300	-	-	-	230,350
Common stock issued for services rendered	-	-	5,950,000	5,950	461,550	-	-	-	467,500
Common stock issued to employees and directors to convert notes and accrued interest and payroll	-	-	15,462,830	15,463	4,764,185	-	-	-	4,779,648
Common stock issued to vendors for accrued payables	-	-	1,406,160	1,406	434,382	-	-	-	435,788
Common stock issued in settlement of convertible notes and accrued interest	-	-	1,814,312	1,815	417,383	-	-	-	419,198
Common stock issued to directors for services rendered and for a director consultant contract modification	-	-	3,936,000	3,936	846,314	-	-	-	850,250
Issuance of 150,000 shares accrued in 2008	-	-	150,000	150	47,820	(47,970)	-	-	-
Issuance of common stock in exchange for options and warrants exercised	-	-	617,417	617	179,557	-	-	-	180,174
Release of shares held in escrow	-	-	450,000	-	112,050	-	450	-	112,500
De-incorporation of discontinued operations	-	-	-	-	2,307,162	-	-	-	2,307,162
Net loss	-	-	-	-	-	-	-	(13,112,255)	(13,112,255)
Balance, December 31, 2009	-	$-	39,898,584	$39,899	$56,610,021	$-	$-	$(68,493,890)	$(11,843,970)

The accompanying notes are an integral part of these financial statements

DEBT RESOLVE, INC.
STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
		Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(13,115,425)	$(7,358,702)
Net income (loss) from discontinued operations	3,169	(2,747,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46,303	57,610
Loss on disposal of fixed assets	-	15,576
Amortization of debt discounts	430,658	473,286
Convertible note issued for services rendered	-	51,000
Fair value of options issued for services	207,850	-
Fair value of warrants issued for services	497,498
Common stock issued in settlement of payables	1,463,734	-
Loss on debt conversion on extinguishment of debt	2,890,213	-
Common stock issued for services rendered	1,520,403	4,909,699
Loss (gain) in change in fair value of derivative liability	5,775,998	(851,348)
Net (increase) decrease in:
Accounts receivable	75,329	7,625
Prepaid and other assets	(50,487)	25,650
Net increase (decrease) in:
Accounts payable and accrued expenses	(764,289)	1,834,559
Bank overdraft	62,306	-
Net cash used in continuing operations	(956,740)	(3,582,047)
Net cash provided by discontinued operations	(18,169)	2,012,106
Net cash used in operating activities	(974,909)	(1,569,941)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	-	(835,951)
Net cash used in continuing investing activities	-	(835,951)
Net cash provided by discontinued investing activities	-	835,895
Net cash used in investing activities	-	(56)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	-	300,000
Proceeds from issuance of notes payable	-	698,000
Proceeds from issuance of short term notes	-	497,000
Repayment of short term notes	(117,775)	(110,000)
Proceeds from long term notes	909,959	-
Proceeds from lines of credit, related parties	150,000	309,623
Repayment of lines of credit, related parties	-	(16,000)
Proceeds from sale of common stock	-	25,000
Proceeds from exercise of options and warrants	174	375
Stock placed in escrow	-	(450)
Net cash provided by continuing financing activities	942,358	1,703,548
Net cash used by discontinued financing activities	-	(101,000)
Net cash provided by financing operations	942,358	1,602,548

Net (decrease) increase in cash and cash equivalents	(32,551)	32,551
Cash and cash equivalents at beginning of period	32,551	-

Cash and cash equivalents at end of period	$-	$32,551

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$-	$-
Cash paid during period for taxes	$-	$-

Non-cash financing transactions:
Common stock issued in exchange for previously incurred debt	$1,463,734	$-
Convertible note issued for services	$-	$51,000

The accompanying notes are an integral part of these financial statements

DEBT RESOLVE, INC.
NOTES TO CONDOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – BASIS AND BUSINESS PRESENTATON

Debt Resolve, Inc. and subsidiaries (the “Company”) was incorporated under the laws of the State of Delaware in April 21, 1997. The Company offers its service as an Application Service Provider (“ASP”) model, enabling clients to introduce this collection option with no modifications to their existing collections computer systems.  Its products capitalize on using the Internet as a tool for communication, resolution, settlement and payment of delinquent debt.  To date, the Company has had minimal sales revenues, has incurred expenses and has sustained substantial losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2009, the Company has accumulated a deficit through its development stage of $68,493,890.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary DRV Capital LLC, (“DRV Capital”), together with its wholly-owned subsidiary, EAR Capital, LLC (“EAR”) for the year ended December 31, 2009, and First Performance Corporation (“First Performance”) together with its wholly owned subsidiary First Performance Recovery Corporation (“First Performance Recovery”) thru August 1, 2009 (See Note 2).  All significant intercompany balances and transactions have been eliminated in consolidation.

During the year ended December 31, 2009, the corporation charter of First Performance Corporation was revoked (de-incorporated).  As a result, First Performance Corp. and its wholly-owned subsidiary, First Performance Recovery Corp., are no longer included in the financial statements of the Company.  Prior to 2009, the results of all subsidiaries, including DRV Capital, EAR, First Performance and First Performance Recovery were shown as discontinued operations in the financial statements.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current year’s presentation.  These reclassifications had no effect on reported income or losses.

Revenue Recognition

To date, the Company has earned revenue from collection agencies, collection law firms and lenders that implemented our online system.  The Company’s current contracts provide for revenue based on a percentage of the amount of debt collected or through a flat monthly fee.  Although other revenue models have been proposed, most revenue earned to date has been determined using these methods, and such revenue is recognized when the settlement amount of debt is collected by the client or at the beginning of the month for a flat fee.  For the early adopters of the Company’s product, the Company has waived set-up fees and other transactional fees that we anticipate charging in the future.  While the percent of debt collected will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and may possibly become our preferred revenue model.  Dependent upon the structure of future contracts, revenue may be derived from a combination of set up fees or flat monthly fees with transaction fees upon debt settlement, fees per account loaded or fees per settlement.  The Company is currently marketing our system to three primary markets.  The first and second are financial institutions and collection agencies or law firms, our traditional markets.  The Company is also expanding into healthcare, particularly hospitals, which is our third market.

In recognition of the principles expressed in Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) that revenue should not be recognized until it is realized or realizable and earned, and given the element of doubt associated with collectability of an agreed settlement on past due debt, the Company postpones recognition of all contingent revenue until the client receives payment from the debtor.  As is required by SAB 104, revenues are considered to have been earned when the Company has substantially accomplished the agreed-upon deliverables to be entitled to payment by the client.  For most current active clients, these deliverables consist of the successful collection of past due debts using the Company’s system and/or, for clients under a flat fee arrangement, the successful availability of the Company’s system to its customers.

In addition, in accordance with ASC 605-10, revenue is recognized and identified according to the deliverable provided.  Set-up fees, percentage contingent collection fees, fixed settlement fees, monthly fees, etc. are identified separately.

Accounts Receivable

The Company extends credit to large, mid-size and small companies for collection services.  The Company has a concentration of credit risk as almost 100% of the balance of accounts receivable at December 31, 2009 and 2008 consists of only one customer.  We do not generally require collateral or other security to support customer receivables.  Accounts receivable are carried at their estimated collectible amounts.  Accounts receivable are periodically evaluated for collectability and the allowance for doubtful accounts is adjusted accordingly. Management determines collectability based on their experience and knowledge of the customers.  As of December 31, 2009 and 2008, no allowance for doubtful accounts has been booked.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”).  ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.  ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations.  Refer to Footnote 18 for further discussion regarding fair valuation.

Property and Equipment

Property and equipment are stated at cost.  When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.  For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years.

Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”).  ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows.  Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.  The adoption of ASC 740-10 did not have a material impact on the Company’s consolidated results of operations or financial condition.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings per share information.  Basic loss per share has been calculated based upon the weighted average number of common shares outstanding.  Stock options and warrants have been excluded as common stock equivalents in the diluted loss per share because there effect is anti-dilutive on the computation.  Fully diluted shares outstanding were 63,972,406 and 20,407,254 for the years ended December 31, 2009 and 2008, respectively.

Stock-based compensation

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Stock-based Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 718-10.  The Company implemented ASC 718-10 on January 1, 2006 using the modified prospective method.

Total stock-based compensation expense for the year ended December 31, 2009 and 2008 amounted to $2,225,751 and $4,909,699, respectively.

Defined Contribution (401k) Plan

The Company maintains a defined contribution (401k) plan for our employees.  The plan provides for a company match in the amount of 100% of the first 3% of pre-tax salary contributed and 50% of the next 3% of pre-tax salary contributed.  Due to the severe cash limitations that we have experienced, the match was suspended for 2009 and will only be re-instated when business conditions warrant.

Reliance on Key Personnel and Consultants

The Company has only 2 full-time employees and no part-time employees.  Additionally, there are approximately 12 consultants performing various specialized services.  The Company is heavily dependent on the continued active participation of the President and key consultants.  The loss of the President or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of embedded derivatives related to Convertible Debentures. These embedded derivatives include certain conversion features.  The accounting treatment of derivative financial instruments requires that the Company record the derivatives and related warrants at their fair values as of the inception date of the Convertible Debenture Agreement and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of Accounting Standards Codification subtopic 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity (“ASC 815-40”) as a result of entering into the Debentures, the Company is required to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date.  Any change in fair value inclusive of modifications of terms will be recorded as non-operating, non-cash income or expense at each reporting date.  If the fair value of the derivatives is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge.  If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income. As of December 31, 2009, conversion-related derivatives and the warrants were valued using the Black-Scholes Option Pricing Model with the following assumptions:  dividend yield of 0%; annual volatility of 402.31%; and risk free interest rate from 0.20% to 2.69%.  The derivative liabilities are classified as long term liabilities.

Recent accounting pronouncements

In February 2010, the FASB issued Update No. 2010-09 “Subsequent Events (Topic 855)” (“2010-09”).  2010-09 clarifies the interaction of Accounting Standards Codification 855 “Subsequent Events” (“Topic 855”) with guidance issued by the Securities and Exchange Commission (the “SEC”) as well as the intended breadth of the reissuance disclosure provision related to subsequent events found in paragraph 855-10-50-4 in Topic 855.  This update is effective for annual or interim periods ending after June 15, 2010.  Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (“2010-06”).  2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements.  2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position.  This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years.  The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”).  2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed shares represent a compensatory arrangement.  2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position.  The Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-04 “Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”).  2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification.  Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010, the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.”  2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a:  subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture.  Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.  Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In January 2010, the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.”  2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their effect on the computation of earnings per shares.  Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

NOTE 3 –DISCONTINUED OPERATONS AND DISSOLUTION OF SUBSIDIARIES

On August 1, 2009, the company’s wholly owned subsidiary, First Performance Corporation’s (FPC) charter was revoked by the state of Nevada.  FPC was the owner of 100% of the outstanding shares of First Performance Recovery Corporation (FPRC).  On March 3, 2010, the Board of FPRC further dissolved FPRC also with the state of Nevada.  As a result of these actions, the Company terminated its involvement in the activities of FPC and FPRC.  All operations of FPC and FPRC had previously ceased as of June 30, 2008.  As of August 1, 2009, the Company deconsolidated these subsidiaries in that it no longer will have control of the entities.  Management determined after obtaining an opinion from counsel that the Company is not liable for any debt or entitled to any assets of FPC and FPRC after the revocation (dissolution) of the corporate entities in each of the subsidiaries state of incorporation.  As shown below, the liabilities exceeded the assets of the entities on August 1, 2009.  However, since this was a non-reciprocal transaction in the control of management and shareholders, no gain or loss has been recognized.  A credit to additional paid in capital has been recognized for the excess of the liabilities relieved over the assets of the two entities.  The consolidated FPC and FPRC operations primarily served the fifty United States.  The FPRC operations had 2009 and 2008 sales of approximately $0 and $300,472, respectively and accounted for approximately 0% and 64% of the 2009 and 2008 sales of the Company.  The results of operations were reclassified as discontinued operations during the second quarter of 2008 as the FPC and FPRC operations met all the criteria for discontinued operations.

The following results of operations for this business have been treated as discontinued operations for all periods presented.

	Year ended December 31,
	2009	2008
Revenue	$-	$300,742

Payroll and related expenses	-	603,924
General and administrative expenses	7,556	743,327
Accrual for closing costs	-	1,364,458
Goodwill & intangible impairment	-	176,545
Disposal of Fixed Assets	-	87,402
Amortization of intangibles	-	32,304
Depreciation Expense	-	38,235
Total expenses	7,556	3,046,195
Loss from operations	(7,556)	(2,745,453)

Interest expense	( -)	(9,236)
Other income (expense)	10,725	7,687

Net income ( loss) from discontinued operations	$3,169	$(2,747,002)

The following presentation shows the assets and liabilities of discontinued operations as of August 1, 2009 (date of dissolution):

2009
Assets:
Cash	$209
Prepaid expenses	4,281

Total assets, discontinued operations	$4,491

Liabilities:
Accounts payable	$951,023
Accrued payroll	9,699
Accrued expense	1,350,931

Total liabilities, discontinued operations	$2,311,653

The excess of liabilities over assets of $2,307,162 was credited to additional paid in capital as of August 1, 2009.

As of December 31, 2009, there were no assets or liabilities remaining from the divestiture of FPC and FPRC.

NOTE 4 - GOING CONCERN MATTERS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $13,112,255 and $10,105,704 for the years ended December 31, 2009 and 2008, respectively.  Additionally, the Company has negative working capital of $4,229,322 as of December 31, 2009.  These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has undertaken further steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof.  However, there can be no assurance that the Company can successfully accomplish these steps and or business plans, and it is uncertain that the Company will achieve a profitable level of operations and be able to obtain additional financing.

The Company’s continued existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems.  The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all.  In the event that the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy.

NOTE 5 – PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets as of December 31, 2009 and 2008 are comprised of the following:

	2009	2008
Employee advances	$26,500	$--
Undeposited funds	75,000	-
Other prepaid expenses	86,062	77,220
Total	$187,562	$77,220

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2009 and 2008 are comprised of the following:

	2009	2008
Computer equipment	$106,917	$140,322
Software	42,170	42,170
Telecommunication equipment	3,165	3,165
Office equipment	3,067	3,067
Furniture and fixtures	106,436	106,436
Total	261,755	295,160
Less accumulated depreciation	(223,787)	(210,889)
Total	$37,968	$84,271

The Company uses the straight line method of depreciation over 3 to 5 years.  During the years ended December 31, 2009 and 2008, depreciation expense charged to operations was $46,302 and $57,610, respectively.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of December 31, 2009 and 2008 are comprised of the following:

	2009	2008
Accounts payable and accrued expenses	$2,091,045	$2,610,438
Accrued interest	272,685	244,494
Payroll and related accruals	397,826	670,915
Total	$2,761,556	$3,525,847

NOTE 8 - CONVERTIBLE NOTES, SHORT TERM

On September 30, 2008, an unaffiliated investor loaned the Company $300,000 on a 6-month unsecured convertible debenture with a maturity date of March 31, 2009.  This convertible debenture replaced a note issued on July 31, 2008 in the same amount of $300,000 with a maturity date of January 31, 2009.  The debenture carries interest at a rate of 15% per annum, with $22,500 (6 months) of interest payable in advance from the proceeds of the original loan on July 31, 2008.  Thereafter, interest is payable monthly in cash or stock.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  The Exchange Agreement called for the lender to receive 150,000 shares of the common stock of the company in consideration for the exchange of the original note for the convertible debenture, which were issued during the year ended December 31, 2009.  In accordance with Accounting Standards Codification subtopic 470-50, Debt-Modifications and Extinguishments (“ASC 470-50”), the exchange was determined to be an extinguishment of debt, and extinguishment accounting was applied.  The debenture was secured by an escrow of 450,000 shares of the common stock of the Company, which was held in escrow at the lender’s attorney’s office.  These shares were released from escrow during the year ended December 31, 2009 in payment of the interest accrued through July 31, 2009 and a partial payment of the principal (see below). At any time on or after the Issue Date and prior to the time the Debenture is paid in full in accordance with its terms (including, without limitation, after the occurrence of an Event of Default, or, if the Debenture is not fully paid or converted after the Maturity Date), the Holder of this Debenture is entitled, at its option, to convert this Debenture at any time into shares of Common Stock, $0.001 par value (“Common Stock”), of the Company at the Conversion Price.  Conversion Price” means (i) the average VWAP for the 20 Trading Days ending on the Trading Day immediately before the relevant Conversion Date, multiplied by (ii) fifty percent (50%).  The debenture was recorded net of a beneficial conversion feature of $252,030, based on the relative fair value of the conversion feature.  The beneficial conversion feature is being amortized over the term of the debenture.  The debenture was also recorded net of a deferred debt discount of $47,970 as shares to be issued based on the relative fair value of the Exchange Shares.  The deferred debt discount is being amortized over the term of the debenture.  During the years ended December 2009 and 2008, the Company recorded amortization of the beneficial conversion feature and deferred debt discount related to this debenture of $150,000 each period.  On August 31, 2009, the Company repaid $30,950 in note principal and $23,322 in accrued interest by the issuance of 450,000 shares of Company common stock from treasury that were valued at the closing market price of $0.25 per share.  Based on the $112,500 value of the shares issued, the Company recognized a $58,228 loss on extinguishment of the debt during the year ended December 31, 2009.  As of December 31, 2009, the outstanding balance on this convertible was $269,050.  At the date of this report, the debenture is in default, and the Company is working with the lender to restructure the debenture.

On July 31, 2008, the Company agreed to pay the attorney who arranged the above financing 50,000 shares of stock in the Company for introducing the investor.  Because of a delinquent payable with the Company’s stock transfer agent, the shares were converted to a 6-month loan of $50,000 with a maturity date of January 31, 2009.  The note carried interest at a rate of 12% per annum, payable monthly in arrears in cash.  At December 31, 2008, due to the inability of the Company to pay the interest on the note, the note was exchanged for an unsecured convertible debenture with the same maturity date of January 31, 2009 in the amount of $51,000.  The debenture carries interest at a rate of 12% per annum, with interest payable monthly in arrears in cash.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  At any time on or after the Issue Date and prior to the time the Debenture is paid in full in accordance with its terms (including, without limitation, after the occurrence of an Event of Default, or, if the Debenture is not fully paid or converted after the Maturity Date), the Holder of this Debenture is entitled, at its option to convert this Debenture at any time into shares of Common Stock, $0.001 par value (“Common Stock”), of the Company at the Conversion Price.  “Conversion Price” means (i) the average of the lowest three (3) bid prices for the Common Stock over a ten (10) Trading Day period ending on the Trading Day immediately before the relevant Conversion Date, multiplied by (ii) fifty percent (50%), provided that Holder shall not receive more than 9.99% of the issued and outstanding Common Stock.  The debenture was recorded net of a beneficial conversion feature of $51,000, based on the relative fair value of the conversion feature.  The beneficial conversion feature is being amortized over the term of the debenture.  During the year ended December 31, 2009 and 2008, the Company recorded amortization of the beneficial conversion feature related to this debenture of $12,750 and $38,250, respectively.  As a result of the default on this debenture, the Company negotiated a settlement with the attorney to discharge the debenture, its accrued interest and old outstanding legal bills to the attorney for $75,000 paid $5,000 per month beginning August 1, 2009.  The Company has made the required monthly payments from August through December.  The payments from January to March 2010 have not yet been made.

The Company has identified embedded derivatives related to the above notes.  These embedded derivatives included certain conversion features and default provisions.  The accounting treatment of derivative financial instruments requires that the Company determine fair value of the derivatives as of the inception date of the notes and to fair value them as of each subsequent balance sheet date.

NOTE 9 – SHORT TERM NOTES

On November 30, 2007, an unaffiliated investor loaned the Company $100,000 on an unsecured 90-day short term note. The note carries 12% interest per annum, with interest payable monthly in cash.  The principal balance outstanding will be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve.  The note matured on February 28, 2008 and was extended to July 31, 2009 for aggregate extension fees of $85,000.  In conjunction with the note the Company also issued a warrant to purchase 100,000 shares of common stock at an exercise price of $1.25 per share with an expiration date of November 30, 2012.  The note was recorded net of a debt discount of $44,100, based on the relative fair value of the warrant under the Black-Scholes pricing model.  The debt discount was amortized over the initial term of the note and was fully amortized by March 2008.  This note is guaranteed by Mssrs. Mooney and Burchetta, two Directors of the Company.  On August 27, 2009, the Company repaid $65,000 of the outstanding balance on this note, the $85,000 of accrued extension fees and $19,003 in accrued interest by the issuance of 1,126,685 shares of Company common stock that were valued at the closing market price of $0.25 per share.  Based on the $281,671 value of the shares issued, the Company recognized an $112,668 loss on extinguishment of the debt during the year ended December 31, 2009.  As of December 31, 2009, the outstanding balance on this note was $35,000. The note is in default.

On December 21, 2007, an unaffiliated investor loaned the Company $125,000 on an unsecured 18-month note with a maturity date of June 21, 2009.  The note has a provision requiring repayment once the Company has raised an aggregate of $500,000 following issuance of this note.  As a result, this note is currently in default as it has not been repaid and the Company reached the $500,000 threshold in September, 2008.  The note carries interest at a rate of 12% per annum, with interest accruing and payable at maturity.  In conjunction with the note, the Company granted to the investor a warrant to purchase 37,500 shares of common stock at an exercise price of $1.07 and an expiration date of December 21, 2012.  The note was recorded net of a deferred debt discount of $19,375, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note and was fully amortized in 2008.  This note is guaranteed by Mr. Burchetta, a Company director.  As of December 31, 2009, this note has matured and is still outstanding and is in default at this time.  The Company is in continuing discussions with the lender.

 On December 30, 2007, an unaffiliated investor loaned the Company $200,000 on an unsecured 18-month note with a maturity date of June 30, 2009.  The note carries interest at a rate of 12% per annum, with interest accruing and payable at maturity.  In conjunction with this note, the Company also issued a warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 and an expiration date of December 30, 2012.  The note was recorded net of a deferred debt discount of $51,600, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the years ended December 31, 2009 and 2008, the amortization expense was $17,200 and $34,400, respectively.  This note is guaranteed by Mr. Burchetta, a Company director.  As of December 31, 2009, this note has matured and is still outstanding and is in default at this time.  The Company is in discussions with the lender.

On January 25, 2008, an unaffiliated investor loaned the Company $100,000 on an unsecured 18-month note with a maturity date of July 25, 2009.  The note carries interest at a rate of 12% interest per annum, with interest accruing and payable at maturity.  In conjunction with the note, the Company also issued a warrant to purchase 50,000 shares of common stock at an exercise price of $1.00 and an expiration date of January 24, 2013.  The note was recorded net of a deferred debt discount of $20,300, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the years ended December 31, 2009 and 2008, amortization was $7,894 and $12,406, respectively.  As of December 31, 2009, this note has matured and is still outstanding and is in default at this time.  The Company is in discussions with the lender.

Between January 2008 and June 2009, an unaffiliated investor loaned the Company $79,000 on a short term basis. The interest rate is 12% per annum, and the loan is repayable on demand.  As of December 31, 2009, the remaining outstanding balance on the loan is $6,475.

On February 26, 2008, an unaffiliated investor loaned the Company an additional $100,000 on an unsecured 18-month note with a maturity date of August 26, 2009.  The note carries interest at a rate of 12% interest per annum, with interest accruing and payable at maturity.  Terms of the loan included a $20,000 service fee on repayment or a $45,000 service fee if repayment occurs more than 31 days after origination.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  Accordingly, since the loan remains unpaid, the Company has accrued the service fee of $45,000 as of December 31, 2009.  In conjunction with the note, the Company also issued a warrant to purchase 175,000 shares of common stock at an exercise price of $1.25 and an expiration date of February 26, 2013.  The note was recorded net of a deferred debt discount of $57,400, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the years ended December 31, 2009 and 2008 amortization was $25,511 and $31,889, respectively.  As of December 31, 2009, this note has matured and is still outstanding and is in default at this time. The Company is in discussions with the lender.

On March 7, 2008, the Company borrowed $100,000 from a bank at a variable rate equal to the bank’s prime rate (currently 5.25%) for 30 days.  On March 14, 2008, the original loan was repaid, and the Company borrowed $150,000 at the prime rate and due on April 7, 2008.  On May 15, 2008, the loan was repaid and the Company borrowed $250,000 at the prime rate and due on July 1, 2008.  The note was subsequently extended to July 1, 2010 and is outstanding as of December 31, 2009.  The loan is secured by the assets of the Company and is personally guaranteed by Mr. Mooney, a Director of the Company.

On March 27, 2008, an unaffiliated investor loaned the Company $100,000 on an unsecured 18-month note with a maturity date of September 27, 2009.  The note carries interest at a rate of 12% interest per annum, with interest accruing and payable at maturity.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  In conjunction with the note, the Company also issued a warrant to purchase 50,000 shares of common stock at an exercise price of $1.95 and an expiration date of March 27, 2013.  The note was recorded net of a deferred debt discount of $37,900, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the years ended December 31, 2009 and 2008 amortization was $18,950 and $18,950, respectively.  As of December 31, 2009, this note had matured and was in default at that time.  On February 11, 2010, the note and accrued interest were fully discharged through conversion to stock.

On April 10, 2008, an unaffiliated investor loaned the Company an additional $198,000 on an amendment of the prior unsecured note with a maturity date of June 21, 2009 for the entire balance of the first note plus the amendment  ($323,000 total).  The note carries interest at a rate of 12% per annum, with interest accruing and payable at maturity.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  In conjunction with the note, the Company also issued a warrant to purchase 99,000 shares of common stock at an exercise price of $2.45 and an expiration date of April 10, 2013.  This warrant has a “cashless” exercise feature.  The note was recorded net of a deferred debt discount of $88,110, based on the relative fair value of the warrant.  The debt discount is being amortized over the term of the note.  During the year December 31, 2008, the Company recorded amortization of the debt discount related to this note with the discount being fully amortized at December 31, 2008 due to the note being in default.  This note is guaranteed by Mr. Burchetta, a Director of the Company.  The amended note maintains the provision requiring repayment of the note upon raising gross proceeds of $500,000 subsequent the issuance of the note.  At September 30, 2008, the Company had raised in excess of $500,000 subsequent to this amended note, and as a result, this note is in default.  The Company also issued 50,000 shares of common stock valued at $122,130 in order to induce the investor to forbear on the note, which is included in expenses.  As of December 31, 2009, this note has matured and is still outstanding and is in default at this time. On February 12, 2010, the Company converted $74,867 of accrued interest through January 2010 and $65,133 of principal on the note to stock.  The remaining principal balance after the payment is $257,867 (for both notes).  The Company is in continuing discussions with the lender.

On November 14, 2008, an unaffiliated investor loaned the Company $107,000 on short term note with a maturity date of December 31, 2008 (the “November Note”).  The Company received net proceeds of $100,000, and the $7,000 was treated as prepaid interest on the November Note to the original maturity date. The maturity date was subsequently extended to March 30, 2009 for additional interest on the note of $8,000, and the face amount of the November Note was now $115,000 at maturity.  Interim extensions from March 31, 2009 to July 31, 2009 are discussed in the February note discussion below.  On July 31, 2009, the maturity date was extended to August 26, 2009 and later to September 25, 2009.   The November Note carried a default rate of interest of 22% per annum after the maturity date.  The Company had a thirty (30) day grace period after the maturity date to repay the November Note with interest.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  The November Note was secured by a first lien on the assets of the Company as evidenced by a UCC-1 filing.  Arisean Capital subordinated its first lien position on its $576,000 outstanding loan to the extent of the November Note.  In conjunction with the November Note, the Company issued a warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.12 and an expiration date of November 14, 2013.  This warrant has a “cashless” exercise feature.  The November Note was recorded net of a deferred debt discount of $50,504, based on the relative fair value of the warrant and was fully amortized in 2008 over the term of the note.  On February 13, 2009, in conjunction with the February Note discussed below, the warrant for 1,000,000 shares was cancelled and replaced by a new five year warrant to purchase 25,750,000 shares of Company common stock at a total exercise price of $1.00.  Upon repayment of amounts borrowed from the investor on or before maturity, as extended, the Company may reduce the warrant by 23,750,000 warrants.  The final two extensions granted to the investor another 1,000,000 warrants, for an aggregate total of 3,000,000 warrants.  The Company now had the right to reduce the 25,750,000 warrant by 22,750,000 warrants upon payment.  During the three months ended September 30, 2009, the investor exercised the first 600,000 warrants, leaving a remaining unexercised total of 2,400,000 warrants.  On September 25, 2009, the November Note was paid in full in the amount of $115,000, and the lien on the Company’s assets was released.

On February 26, 2009, the holder of the November Note loaned the Company an additional $82,500 with a maturity date of March 30, 2009 (the “February Note”). The Company received net proceeds of $70,000, and the $7,500 was treated as prepaid interest on the February Note and the $5,000 was expensed as attorney’s fees.  Through a series of amendments, the maturity dates of the November Note and the February Note were extended to September 25, 2009 for additional interest of $12,500, with the face amount of the February Note now $95,000 at maturity.  In addition, aggregate additional legal fees of $5,000 were expensed as a result of the extensions and were to be repaid at maturity, making the total amount due to the investor $215,000.  The holder received the right, in the event of a Company default on either Note, to return to the Company any of the holder’s 3,000,000 warrants not yet exercised in exchange for the Company's cash payment equal to $0.023 per warrant share.  Interest applies at a default rate of 26% interest per annum after maturity.  The February Note was secured by a first lien on the assets of the Company as evidenced by a UCC-1 filing.  Arisean Capital further subordinated its first lien position on its $576,000 outstanding loan to the extent of the November and February Notes.  On September 25, 2009, the February Note was paid in full in the amount of $95,000, and the lien on the Company’s assets was released.  The $5,000 of accrued legal fees was also paid, for a total to the investor, including the two notes and legal fees, of $215,000.

On December 4, 2009, an unaffiliated investor and consultant paid the Company’s insurance premiums in the amount of $11,697.  In compensation for this payment, the investor was repaid $12,750 on January 27, 2010.  The investor also received a warrant to purchase 125,000 shares of the common stock of the Company at an exercise price of $0.15 per share.  The warrant has a five year exercise period and a “cashless” exercise provision.

NOTE 10 – LINES OF CREDIT RELATED PARTIES

On May 31, 2007, the Company entered into a line of credit agreement with Arisean Capital, Ltd. (“Arisean”), pursuant to which the Company may borrow from time to time up to $500,000 from Arisean to be used by the Company to fund its working capital needs.  Arisean is controlled by Charles S. Brofman, the Co-Founder of the Company and a former member of its Board of Directors.  Borrowings under the line of credit were secured by the assets of the Company, subject to a subordination agreement, and bear interest at a rate of 12% per annum, with interest payable monthly in cash.  The principal balance outstanding could be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing completed by the Company.  Arisean’s obligation to lend such funds to the Company is subject to a number of conditions, including review by Arisean of the proposed use of such funds by the Company.  On February 8, 2008, in consideration of the line of credit not being repaid with the later loan proceeds secured subsequent to the date of the agreement, the Company granted options to purchase 350,000 shares of the common stock of the Company at $1.25 per share to Mr. Brofman.  The term of the options is three years, and they vested immediately.  The option expense of $227,500 was treated as deferred debt discount in association with Mr. Brofman’s financing during 2008 and was expensed immediately.  On September 25, 2009, the Company repaid the $576,000 outstanding balance on this line of credit and $109,456 in accrued interest by the issuance of 4,569,706 shares of Company common stock that were valued at the closing market price of $0.45 per share.  Based on the $2,056,368 value of the shares issued, the Company recognized a $1,370,912 loss on extinguishment of the debt during the year ended December 31, 2009.  Additionally, as of September 25, 2009, Arisean released its first lien on the assets of the Company, placing the new 2009 investors in first lien position (see Note 9).  Interest expense accrued on this line of credit during 2009 was $50,703.  As of December 31, 2009, the outstanding balance on this line of credit was $10,557 in remaining accrued interest.

On August 10, 2007, the Company entered into a line of credit agreement with James D. Burchetta, Debt Resolve’s Co-Chairman and Founder, for up to $100,000 to be used to fund the working capital needs of Debt Resolve and First Performance.  Borrowings under the line of credit were secured by the assets of the Company and bear interest at a rate of 12% per annum, with interest payable monthly in cash.  The principal balance outstanding could be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve.  On August 27, 2009, the Company repaid the $119,000 outstanding balance on this line of credit and $23,345 in accrued interest by the issuance of 948,970 shares of Company common stock that were valued at the closing market price of $0.25 per share.  Based on the $237,242 value of the shares issued, the Company recognized a $94,897 loss on extinguishment of the debt during the year ended December 31, 2009.  Interest expense accrued on this line of credit during 2009 was $9,311.  As of December 31, 2009, the outstanding balance on this line of credit was $1,017 in remaining accrued interest.  The Company also owed $122,749 of accrued expenses to Mr. Burchetta as of December 31, 2009.

On October 17, 2007, the Company entered into a line of credit agreement with William M. Mooney, a Director of Debt Resolve, for up to $275,000 to be used primarily to fund the working capital needs of First Performance. Borrowings under the line of credit bear interest at 12% per annum, with interest payable monthly in cash.  The principal balance outstanding will be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve.  In conjunction with this line of credit, the Company also issued a warrant to purchase 137,500 shares of common stock at an exercise price of $2.00 per share with an expiration date of October 17, 2012.  The liability for borrowings under the line of credit was recorded net of a deferred debt discount of $117,700, based on the relative fair value of the warrant under the Black-Scholes pricing model.  The debt discount was fully amortized during the year ended December 31, 2007.  Borrowings under this line of credit are guaranteed by Mr. Burchetta and Mr. Brofman.  On February 8, 2008, in consideration of the line of credit not being repaid with the later loan proceeds secured subsequent to the date of the agreement, the Company granted Mr. Mooney 350,000 options to purchase common stock at $1.25 per share.  This option has a term of three years and vested immediately.  The grant was valued at $227,500 under the Black-Scholes pricing model and was expensed immediately as amortization of the deferred debt discount.  On August 27, 2009, the Company repaid $343,421 of principal on this line of credit and $64,222 in accrued interest by the issuance of 2,717,616 shares of Company common stock that was valued at the closing market price of $0.25 per share.  Based on the $679,404 value of the shares issued, the Company recognized a $271,762 loss on extinguishment of the debt during the year ended December 31, 2009. On September 24, 2009, the Company entered into a line of credit agreement with William M. Mooney, a Director of Debt Resolve, for $150,000 to be used primarily to fund the working capital needs of First Performance.  Borrowings under the line of credit bear interest at 9% per annum, with interest accrued and payable on maturity.  The Note is due on November 24, 2009. In conjunction with this line of credit, the Company also issued a warrant to purchase 150,000 shares of common stock at an exercise price of $0.15 per share with an expiration date of September 24, 2014. The Note was recorded net of a deferred debt discount of $15,000, based on the relative fair relative fair value of the warrant under the Black-Scholes pricing model. Such discount is being amortized over the term of the Note. During the year ended December 31, 2009 and 2008 amortization was $15,000 and $0, respectively.  Interest expense accrued on this line of credit during 2009 was $32,716.  As of December 31, 2009, the outstanding balance on this line of credit was $157,000 in principal and $8,292 in accrued interest.

On July 1, 2008, the Company entered into a line of credit agreement with Kenneth H. Montgomery, a former Chief Executive Officer and Director of Debt Resolve, for up to $315,000 to be used to fund the working capital needs of Debt Resolve.  Borrowings under the line of credit would bear interest at 12% per annum, with interest payable monthly in cash.  The principal balance outstanding could be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve.  In conjunction with this line of credit, the Company also issued an option to purchase 350,000 shares of common stock at an exercise price of $1.00 per share on July 15, 2008 with an expiration date of July 15, 2015.  The note was recorded net of a deferred debt discount of $262,500, based on the relative fair value of the option.  The debt discount was amortized over the term of the note. As of June 30, 2009, the Company has borrowed $158,202 under this line of credit plus $185,681 of Company expenses paid directly by Mr. Montgomery for a total borrowed of $343,883.  On August 27, 2009, the Company repaid $158,202 of principal on this line of credit and $24,492 in accrued interest by the issuance of 1,217,966 shares of Company common stock that were valued at the closing market price of $0.25 per share.  Based on the $304,491 value of the shares issued, the Company recognized a $121,797 loss on extinguishment of the debt in the year ended December 31, 2009.  Interest expense accrued on this line of credit during 2009 was $12,379.  As of December 31, 2009, the outstanding balance owed to Mr. Montgomery is $214,385 in expenses plus $1,352 in accrued interest on the line of credit that was repaid and terminated.

NOTE 11 – CONVERTIBLE DEBENTURES

During the year ended December 31, 2009, unaffiliated investors loaned the Company an aggregate of $984,959 on three year Convertible Debentures with an interest rate of 14%.  Of this total, $75,000 was shown under un-deposited funds under other current assets.  The interest accrues and is payable at maturity, which range in dates from July 22, 2012 to December 15, 2012. The conversion price is set at $0.15 per share.  The Debentures carry a first lien security interest.  In addition, the investors received 9,849,590 warrants to purchase the common stock of the Company at an exercise price of $1.00.  On January 21, 2010, the exercise price was reduced to $0.40 due to certain provisions of the warrants.  The exercise period of the warrants is five years.  The notes were recorded net of a deferred debt discount of $902,768, based on the relative fair value of the warrants under the Black-Scholes pricing model.  Such discount is being amortized over the term of the notes.  During the year ended December 31, 2009, the Company recorded amortization of the debt discount related to these notes of $187,828.  During the year ended December 31, 2009, $100,459 plus accrued interest was converted to stock by the terms of the notes, leaving a balance remaining of $884,500.

The embedded conversion option related to the Convertible Debentures is accounted for under ASC 815-40.  We have determined that the embedded conversion option is a derivative liability.  Accordingly, the embedded conversion option will be marked to market through earnings at the end of each reporting period.  The conversion option is valued using the Black-Scholes valuation model.  See derivative liability discussion below.

NOTE 12 - DERIVATIVE LIABILITY

As described in Note 6 above, the Company’s derivative financial instruments consist of embedded derivatives related to the short term Convertible Debentures.  These embedded derivatives include certain conversion features indexed to the Company’s common stock.  The accounting treatment of derivative financial instruments requires that the Company record the derivatives and related items at their fair values as of the inception date of the Convertible Debenture Agreement and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of Accounting Standards Codification subtopic 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity (“ASC 815-40”), as a result of entering into the Debentures, the Company is required to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date.  Any change in fair value inclusive of modifications of terms will be recorded as non-operating, non-cash income or expense at each reporting date.  If the fair value of the derivatives is higher at the subsequent balance sheet date, the Company will record a non-operating, non-cash charge.  If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company will record non-operating, non-cash income.  As of December 31, 2009, conversion-related derivatives fair value of $2,728,451 and the warrants and option fair values of $4,789,605 were determined using the Black-Scholes Option Pricing Model with the following assumptions:  dividend yield of 0%; annual volatility of 402.31%; and risk free interest rate from 0.20% to 2.69%.  The derivative liabilities are classified as long term liabilities.

As of the date of the financial statements, the Company believes an event under the contract that would create an obligation to settle in cash or other current assets is remote and has classified the obligation as a long term liability.

NOTE 13 – STOCKHOLDERS’ EQUITY

Preferred Stock

At December 31, 2009 and 2008, the Company has authorized 10,000,000 shares of preferred stock, par value $0.001, of which none are issued and outstanding.

Common stock

At December 31, 2009 and 2008, the Company has authorized 100,000,000 shares of common stock, par value $0.001, of which 39,898,584 and 10,061,865 are issued and outstanding, respectively.

During the year ended December 31, 2008, the Company issued an aggregate of 1,900,000 shares of its common stock in exchange for services rendered.  The value of the services of $2,243,080 did not differ materially from the value of the underlying shares.

During the year ended December 31, 2009, the Company issued 617,417 shares upon the exercise of investor warrants.

During the year ended December 31, 2009, the Company issued 5,950,000 shares of common stock as compensation for professional services rendered and 50,000 shares to a Company employee as compensation for his services.

During the year ended December 31, 2009, the Company issued 8,767,398 shares of Company common stock to settle $1,483,709 in liabilities owed to former employees and vendors.  The $2,276,099 value of the shares issued, as determined by the closing prices on the dates of issuance, exceeded the $1,483,709 in liabilities settled, and the Company recorded the difference as a $792,388 loss on extinguishment of the liabilities during the year ended December 31, 2009.

During the year ended December 31, 2009, the Company issued 10,141,885 shares of Company common stock to settle $1,521,282 in notes payable and accrued interest.  The $3,415,029 value of the shares issued, as determined by the closing prices on the dates of issuance, exceeded the $1,521,282 in liabilities settled, and the Company recorded the difference as a $1,893,749 loss on extinguishment of the liabilities during the year ended December 31, 2009.

During the year ended December 31, 2009, the Company issued 1,576,685 shares of Company common stock to settle $223,275 in principal and accrued interest owed on two notes payable.  The $394,171 value of the shares issued, as determined by the closing prices on the dates of issuance, exceeded the $223,275 in liabilities settled, and the Company recorded the difference as a $170,896 loss on extinguishment of the liabilities during the year ended December 31, 2009.  The extinguished liabilities consisted of $95,950 in note principal and $127,325 in accrued interest and fees.  Of the 1,576,685 shares issued, 450,000 shares were release from treasury.  Prior to their release, the Company excluded the 450,000 shares from the number of outstanding shares used to determine its net loss per share.

In connection with the Company’s sale of a $300,000 convertible debenture on September 30, 2008, the Company was to issue 150,000 shares in compensation for the agreement exchanging the original note dated July 31, 2008 for the convertible debenture dated September 30, 2008.  The Company issued the shares on September 15, 2009.

During the year ended December 31, 2009, the Company issued a total of 2,250,000 shares to five members of the Company’s board of directors as compensation for their services and issued 333,334 shares to the Company’s Interim CEO and President in satisfaction of an accrued bonus payable.

NOTE 14-WARRANTS AND OPTIONS

Warrants

The following table summarizes warrants outstanding and related prices for the shares of the Company’s common stock issued to shareholders at December 31, 2009:

		Warrants Outstanding Weighted Average			Warrants Exercisable
		Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
Exercise Price	Outstanding	Life (years)	Exercise price	Exercisable	Exercise Price
$ 0.00000004	2,400,000	4.12	0.00000004	2,400,000	$ 0.00000004
0.000004	225,000	3.89	0.000004	225,000	0.000004
0.01	160,521	1.50	0.01	160,521	0.01
0.12	275,000	3.87	0.12	275,000	0.12
0.15	2,125,000	4.96	0.15	2,125,000	0.15
0.25	125,000	3.78	0.25	125,000	0.25
1.00	10,149,590	4.68	1.00	10,149,590	1.00
1.07	37,500	3.00	1.07	37,500	1.07
1.25	350,000	3.10	1.25	350,000	1.25
1.95	50,000	3.24	1.95	50,000	1.95
2.00	665,500	2.68	2.00	655,500	2.00
2.45	99,000	3.30	2.45	99,000	2.45
2.52	181,777	0.60	2.52	181,777	2.52
3.85	50,000	0.16	3.85	50,000	3.85
6.00	225,000	1.85	6.00	225,000	6.00
Total	17,118,888	4.2		17,118,888

Transactions involving the Company’s warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007	2,042,770	$1.60
Issued	2,074,000	0.43
Exercised	(37,501)	0.01
Canceled or expired	(238,814)	3.28
Outstanding at December 31, 2008	3,840,455	1.23
Issued	37,874,590	0.27
Exercised	(617,417)	0.00000004
Canceled or expired	(23,978,740)	0.00000004
Outstanding at December 31, 2009	17,118,888	$0.36

In conjunction with a November 2008 Note, the Company issued a warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.12 and an expiration date of November 14, 2013.  On February 13, 2009, the warrant for 1,000,000 shares was cancelled and replaced by a new five year warrant to purchase 25,750,000 shares of Company common stock at a total exercise price of $1.00.  Upon repayment of the November and February Notes on or before maturity, as extended to September 25, 2009, the Company may reduce the warrant by 22,750,000 shares, which were canceled on September 25, 2009 upon full repayment of the notes.  The investor retained a total of 3,000,000 warrants.  The warrant holder received the right, in the event of a Company default on either Note, to return to the Company any of the holder’s 3,000,000 warrants not yet exercised in exchange for the Company’s cash payment equal to $0.023 per warrant share.  This right expired upon repayment of the notes. During the fourth quarter of 2009, 600,000 of the 3,000,000 remaining warrants were exercised.

In conjunction with the issuance of convertible notes, the Company issued warrants to purchase an aggregate of 9,849,590 shares of common stock with an exercise price of $1.00 per share expiring five years from the date of issuance.  The fair value of the warrants were determined using the Black-Scholes option pricing method and were recorded as a derivative liability at the date of issuance.

In conjunction with certain consulting services, the Company issued warrants to purchase an aggregate of 2,125,000 shares of common stock with an exercise price of $0.15 per share expiring five years from the date of issuance.  These warrants contain a “cashless exercise” feature.  The fair value of the warrants were determined using the Black-Scholes option pricing method and were recorded as a derivative liability at the date of issuance.

In conjunction with a short-term loan from a director on September 24, 2009, the Company issued a warrant to purchase 150,000 shares of common stock with an exercise price of $0.15 per share expiring five years from the date of issuance.  The fair value of the warrants were determined using the Black-Scholes option pricing method and were recorded as a derivative liability at the date of issuance.

Non-Employee Options

The following table summarizes non employee options outstanding and related prices for the shares of the Company’s common stock issued to shareholders at December 31, 2009:

		Option Outstanding Options Average			Options Exercisable
		Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
Exercise Price	Outstanding	Life (years)	Exercise price	Exercisable	Exercise Price
$ 0.70	75,000	5.69	0.70	75,000	0.70
1.84	25,000	5.42	1.84	25,000	1.84
5.00	3,000	1.84	5.00	3,000	5.00
Total	103,000			103,000

Transactions involving the Company’s non employee option issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007	203,000	$3.02
Issued
Exercised
Canceled or expired
Outstanding at December 31, 2008	203,000	$3.02
Issued
Exercised
Canceled or expired	(100,000)	5.00
Outstanding at December 31, 2009	103,000	$1.10

Employee Options

The following table summarizes employee options outstanding and related prices for the shares of the Company’s common stock issued to shareholders at December 31, 2009:

		Option Outstanding Options Average			Options Exercisable
		Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
Exercise Price	Outstanding	Life (years)	Exercise price	Exercisable	Exercise Price
$0.19	1,000,000	6.60	$0.19	1,000,000	$0.19
0.80	350,000	5.09	0.80	350,000	0.80
1.00	350,000	5.54	1.00	350,000	1.00
1.25	1,334,500	2.51	1.25	1,334,500	1.25
1.40	350,000	5.45	1.40	350,000	1.40
1.50	887,500	1.71	1.50	862,500	1.50
1.63	20,000	5.46	1.63	20,000	1.63
1.84	10,000	5.42	1.84	10,000	1.84
4.75	203,000	4.32	4.75	203,000	4.75
5.00	2,326,934	5.63	5.00	2,326,934	5.00
10.00	20,000	3.74	10.00	20,000	3.74
Total	6,851,934	3.23		6,826,934

Transactions involving the Company’s employee option issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007	3,768,429	$4.97
Issued	2,311,500	1.18
Exercised
Canceled or expired	(313,000)	4.60
Outstanding at December 31, 2008	5,766,929	5.89
Issued	1,000,000	0.19
Exercised
Canceled or expired
Outstanding at December 31, 2009	6,851,934	$2.50

The Board granted stock options to purchase 1,000,000 shares of common stock of the Company at an exercise price $0.19, the closing price on the day of grant, with an exercise period of seven years to the President of the Company. The grant was valued using the Black-Scholes model and had a value of $190,000, which was fully expensed during the year ended December 31, 2009.

NOTE 15 -COMMITMENTS AND CONTINGENCIES

Litigation

On July 17, 2008, Dreier LLP, a law firm, filed a complaint in the Supreme Court of New York, County of New York, seeking damages of $311,023 plus interest for legal services allegedly rendered to us.  The complaint was answered on August 14, 2008 raising various affirmative defenses.  On December 16, 2008, Dreier LLP filed for bankruptcy in the U.S. Bankruptcy Court for the Southern District of New York.  The case has been on hold since the bankruptcy filing.  On March 18, 2009, the Company filed a counterclaim in the bankruptcy court for legal malpractice and the defenses raised in the previously filed answer.  The entire balance in dispute is in the accounts payable of the Company.

On September 17, 2008, Computer Task Group, a vendor, filed a complaint in the Supreme Court of New York, County of Erie, seeking damages of $24,546 plus interest for consulting services rendered to us. On December 3, 2008, judgment was entered in favor of Computer Task Group for $24,546 plus $2,539 in interest and $651 in costs, or a total of $27,735. A restraining order was served on the Company’s bank account for the amount of the judgment. On March 10, 2009, a total of $12,839 was removed from our account in partial satisfaction of the judgment, leaving a current total now due of $14,896. This balance payable is in the accounts payable of the Company.  Computer Task Group still has a hold on one of the Company’s bank accounts.

On December 1, 2008, AT&T, a vendor, filed a complaint in the Supreme Court of New York, County of New York, seeking damages of $62,383 plus interest for services allegedly rendered to us.  The complaint was answered on February 23, 2009 raising various affirmative defenses.  On April 8, 2010, the settlement payment of $28,000 was sent, and formal dismissal is pending.

On October 9, 2009, PR Newswire Association secured a default judgment in Hudson County New Jersey Special Civil Court against the Company for unpaid bills in the amount of $7,470.  This balance is in the accounts payable of the Company.

On November 9, 2009, Patriot National Bank, a financial institution, filed a complaint in the Supreme Court of New York, Count of Westchester, seeking damages of $68,993.62 as a result of an overdraft in our bank account resulting from a non-sufficient fund check received from an investor on May 22, 2009.  An answer was filed by the Company on December 20, 2009.  On February 22, 2010, a motion for summary judgment was filed with the court by Patriot.  An amended motion of summary judgment was filed on March 1, 2010 by Patriot.  As of December 31, 2009, the unpaid amount remaining on the overdraft was $62,727.  The Company is making monthly payments to reduce the overdraft through an allocated portion of its revenue.  The entire amount in dispute is on the balance sheet of the Company under Bank Overdrafts.

On May 7, 2008, the Company received a three-day demand for rent due in the amount of $72,932 for the period December 1, 2007 through May 1, 2008.  On May 20, 2008, a petition for hearing was filed in the White Plains, New York City Court, County of Westchester demanding payment of $88,497.  On May 27, 2008, the Company signed a stipulation of settlement in the amount of $88,747, including attorney’s fees, with equal payments of this amount due on June 13, 2008 and June 30, 2008.  On June 11, 2008, the Company signed an amended stipulation of settlement in the amount of $101,000, with a payment of $56,626 due on June 20, 2008 and a payment of $44,373 due on June 30, 2008.  On July 16, 2008, the Company received a five day notice to pay the agreed payments or face eviction.  On October 1, 2008, the Company was evicted from its leased premises.  On December 29, 2008, a complaint was filed in the Supreme Court of New York, County of Nassau seeking an additional $58,346 plus interest and attorneys’ fees for rent for the period August 1 to December 1, 2008, which was not part of the previous stipulation and judgment.  On December 16, 2008, a restraining order was served on the Company’s bank account for the amount of the judgment original judgment of $101,000.  On March 12, 2009, the Company signed a new stipulation of settlement settling the matter upon completion of three events.  First, the Company immediately forfeited its security deposit of $79,800 plus interest.  Second, the Company must make an additional payment of $50,000 by April 15, 2009.  Third, the Company must then remove all of its furniture by April 22, 2009.  An amended stipulation of settlement was signed on April 15, 2009, changing the due date of the payment to May 15, 2009 and increasing the payment by $10,000 to $60,000.  The Company must then remove the furniture within seven days of making the payment.  If all three conditions are met, the parties fully release each other from any further claims.  If all three of these conditions are not met, judgment is entered for $135,356, the amount of rent due for the period July 1, 2008 to May 1, 2009, which is in addition to the previous judgment for rent of $101,000 for the period December 1, 2007 to June 1, 2008.  At December 31, 2008, the Company accrued the balance of its obligation under the lease in the amount of $227,787 on the balance sheet.  On May 18, 2009, the Company paid the required $60,000 payment.  The Company subsequently removed its furniture from the premises.  On June 4, 2009, the Company received a Satisfaction of Judgment and Release from any further liability in this matter, and it is now settled.  The remaining accrual was reversed in the second quarter of 2009 as a result of the settlement.

On February 2, 2009, a complaint was filed in the District Court of Clark County, Nevada against Debt Resolve, First Performance Corp. and the former owners of First Performance, Pacific USA Holdings and Clearlight Mortgage Corp., seeking $315,917 for unpaid rent due as of January 31, 2009.  First Performance had vacated the premises as of June 30, 2008 with the closing of its business.  Debt Resolve has been dismissed from the suit at this time, as it was not a signatory to the lease or guarantor of the lease.  The case continued against First Performance Corp. and its former owners.  The entire amount of the amount in dispute is accrued on the books of First Performance.  The corporate charter of First Performance was revoked on August 1, 2009.  As a result, First Performance no longer legally exists (see Note 3).  A cross-claim was filed by the guarantor against First Performance and Debt Resolve.  The guarantor won summary judgment against the plaintiff on its guarantee, and as a result the guarantor’s cross-claims against First Performance and Debt Resolve have been dismissed.

On April 18, 2007, the Company received a letter from a law firm stating that a claim with the EEOC and a lawsuit would be filed charging sexual discrimination in the wrongful termination of a manager of the First Performance Florida facility.  The facility was subsequently closed on June 30, 2007 as a cost reduction measure.  The First Performance employment practices insurance carrier defended the matter against the U.S. EEOC and the Broward County Civil Rights Division.  On March 18, 2008, a settlement was reached in the amount of $24,500.  However, due to First Performance’s financial problems which led to its closure on June 30, 2008, the settlement was not paid. Because of the non-payment, final judgment was entered against First Performance Recovery Corp. in the amount of $103,005 plus $5,293 in attorneys’ fees on October 11, 2008.  On December 17, 2008, final judgment was entered against First Performance Corp. and Debt Resolve in the amount of $35,287.  On April 13, 2009, agreement was reached to settle the case for $15,000 if payment is made by May 15, 2009.  On May 19, 2009, the Company made the required payment under the settlement and received a Satisfaction of Judgment and Release on this matter, which is now closed.

 On December 24, 2008, the Company negotiated a settlement of pending litigation with Compass Bank in Texas, from whom the Company had received a fraudulent wire transfer letter in connection with the Harmonie International investment that was never funded by the investor.  The Company received a cash payment of $50,000 to settle all claims against Compass Bank that was credited to legal expense.  The Company has also referred all of the matters surrounding the Harmonie transaction to the appropriate authorities.

From time to time, the Company is involved in various litigation matters in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

Operating leases

On August 1, 2005, the Company entered into a five year lease for its corporate headquarters which includes annual escalations in rent.  In accordance with Accounting Standards Codification subtopic 840-20, Leases-Operating Leases (“ASC 840-20”) the Company accounts for rent expense using the straight line method of accounting, accruing the difference between actual rent due and the straight line amount.  On October 1, 2008, the Company was evicted from its office for non-payment of rent.  An amended stipulation of settlement has been signed to resolve the balance of the lease.  At December 31, 2008, the Company accrued the balance of its obligation under the lease in the amount of $227,787 on the balance sheet.  On May 18, 2009, the Company paid a required $60,000 payment.  On June 4, 2009, the Company received a Satisfaction of Judgment and Release from any further liability in this matter, and it is now settled.  The remaining accrual was reversed in the second quarter of 2009 reflecting the settlement.  (See Lawsuits from Landlords above.)

The Company currently shares space with a business partner under an agreement from December 2008.  The Company and business partner agreed to cross-market the services of each party to their clients.  As part of the agreement, the Company was granted certain office space.  In July 2009 under a verbal agreement, the Company agreed to pay rent in the amount of $1,000 per month for increased office space.

The Company’s First Performance subsidiary also leased an office in Las Vegas, Nevada under a non-cancelable operating lease that expires July 31, 2014 and calls for annual escalations in rent of $19,225.  On June 30, 2008, First Performance was closed, and the premises were abandoned.  A complaint has been filed against First Performance in Clark County, Nevada court.  On August 1, 2009, the corporate charter of First Performance was revoked (see Note 3).  As a result, First Performance no longer legally exists.  (See Lawsuits from Landlords above.)

Rent expense for the year ended December 31, 2009 and 2008 was approximately ($231,392) and $1,600,886, respectively.  The credit in 2009 was due to the Company settling its rental obligation on its corporate headquarters and reversing the accrued obligation recorded in 2008.  (See Operating leases above).  The large expense in 2008 was the result of First Performance accruing the remaining balance of $1,350,931 on its lease obligation.

NOTE 16 – EMPLOYMENT AGREEMENTS

James D. Burchetta

The Company had entered into an employment agreement on January 13, 2003 with James D. Burchetta under which he would devote substantially all of his business and professional time to us and our business development.  The employment agreement with Mr. Burchetta was effective until January 13, 2013.  The agreement provided Mr. Burchetta with an initial annual base salary of $240,000 and contained provisions for minimum annual increases based on changes in an applicable “cost-of-living” index.  The employment agreement with Mr. Burchetta contained provisions under which his annual salary may increase to $600,000 if we achieved specified operating milestones and also provided for additional compensation based on the value of a transaction that results in a change of control, as that term is defined in the agreement.  In the event of a change of control, Mr. Burchetta would be entitled to receive 25% of the sum of $250,000 plus 2.5% of the transaction value, as that term is defined in the agreement, between $5,000,000 and $15,000,000 plus 1% of the transaction value above $15,000,000.

The Company amended the employment agreement with Mr. Burchetta in February 2004, agreeing to modify his level of compensation, subject to its meeting specified financial and performance milestones.  The employment agreement, as amended, provided that the base salary for Mr. Burchetta would be as follows:  (1) if at the date of any salary payment, the aggregate amount of our net cash on hand provided from operating activities and net cash and/or investments on hand provided from financing activities is sufficient to cover our projected cash flow requirements (as established by our board of directors in good faith from time to time) for the following 12 months (the “projected cash requirement”), the annual base salary will be $150,000; and (2) if at the date of any salary payment, our net cash on hand provided from operating activities is sufficient to cover our projected cash requirement, the annual base salary will be $250,000, and increased to $450,000 upon the date upon which we complete the sale or license of our Debt Resolve system with respect to 400,000 consumer credit accounts.  Under the terms of the amended employment agreement, no salary payments were made to Mr. Burchetta during 2004.  The Company recorded compensation expense and a capital contribution totaling $150,000 in 2004, representing an imputed compensation expense for the minimum base salary amounts under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary.

 The Company amended the employment agreement with Mr. Burchetta again in June 2005, agreeing that (1) as of April 1, 2005 the Company will pay Mr. Burchetta an annual base salary of $250,000 per year, and thereafter his base salary will continue at that level, subject to adjustments approved by the compensation committee of our board of directors, and (2) the employment term will extend for five years after the final closing of our June/September 2005 private financing.  Compensation expense under the employment agreement with Mr. Burchetta is recorded as payroll and related expenses in the unaudited condensed consolidated statement of operations and totaled $0 and $135,417 for the twelve months ended December 31, 2009 and 2008, respectively.  On August 27, 2009, the accrued salary from 2008 was converted to stock.

On July 15, 2008, the employment agreement was converted to a consulting agreement with all terms otherwise unchanged, as Mr. Burchetta became non-executive Chairman on February 16, 2008.  One additional term added was that the Chairman shall always make $25,000 more than the Chief Executive Officer and have comparable benefits.  The Board affirmed the effectiveness of the agreement to January 13, 2013.  Consulting expense under the consulting agreement with Mr. Burchetta is recorded as general and administrative expenses in the unaudited condensed consolidated statement of operations and totaled $195,833 for the year ended December 31, 2009. Consulting expense for the year ended December 31, 2008 totaled $114,583.  On August 27, 2009, the accrued consulting fees of $242,500 for the period July 2008 through July 2009 were converted to stock.  On September 29, 2009 and effective as of August 1, 2009, the Company and Mr. Burchetta amended his consulting agreement from a full-time consulting position to a part-time consulting position.  In addition, the monthly consulting fee was reduced from $20,833 per month to $10,000 per month.  Finally, Mr. Burchetta waived the condition that his compensation exceeds that of the CEO by at least $25,000 per month and has comparable benefits.  In return for the modifications to the contract with a termination date of January 13, 2013, Mr. Burchetta received 1,686,000 shares of stock, which represents the reduction in compensation during the remaining term of the agreement.

As of December 31, 2009, the Company owes Mr. Burchetta an aggregate of $40,000 under the consulting agreement.

David M. Rainey

On May 1, 2007, David M. Rainey joined our company as Chief Financial Officer and Treasurer.  Mr. Rainey also became Secretary of the Company in November 2007, President of the Company in January 2008 and Interim Chief Executive Officer on July 15, 2009.  Mr. Rainey stepped down as Interim CEO on April 12, 2010.  Mr. Rainey has a one year contract that renews automatically unless 90 days notice of intention not to renew is given by the Company.  Mr. Rainey’s base salary is $200,000, subject to annual increases at the discretion of the board of directors.  Mr. Rainey also received a grant of 75,000 options to purchase the common stock of the Company, one third of which vest on the first, second and third anniversaries of the start of employment with the Company.  Mr. Rainey is also eligible for a bonus of up to 50% of salary based on performance objectives set by the Chairman and the Board of Directors.  Mr. Rainey’s contract provides for 12 months of severance for any termination without cause with full benefits.  Upon a change in control, Mr. Rainey receives two years severance and bonus with benefits and immediate vesting of all stock options then outstanding.  As of December 31, 2009, the Company owes $158,333 in salary under the agreement.

Kenneth H. Montgomery

On February 16, 2008, the Company entered into an employment agreement with Mr. Kenneth H. Montgomery to serve as its Chief Executive Officer. The agreement had a one year, automatically renewable term unless the Company provides 90 days written notice of its intention not to renew prior to the anniversary date.  Mr. Montgomery’s salary was $225,000 annually, with a bonus of up to 75% of salary based on performance of objectives set by the Chairman and the Board of Directors.  Mr. Montgomery also received 50,000 shares of restricted stock and 350,000 options to purchase the common stock of the Company at an exercise price of $0.80, the closing price on his date of approval by the Board.  Mr. Montgomery’s employment ceased on July 1, 2009.  On August 27, 2009, $262,500 in accrued salary under the agreement was converted to stock.

Each of the employment agreements with Mr. Burchetta and Mr. Rainey also contain covenants (a) restricting the employee from engaging in any activities competitive with our business during the term of their employment agreements, (b) prohibiting the employee from disclosure of our confidential information and (c) confirming that all intellectual property developed by the employee and relating to our business constitutes our sole property.  In addition, Mr. Rainey’s contract provides for a one year non-compete during the term of his severance.

NOTE 17 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2009, the Company issued 15,841,788 shares of Company common stock to settle $2,560,868 in accrued liabilities and for a contract settlement owed to individuals, or an entity controlled by an individual, who were Company officers or directors or former officers or directors at the time of settlement.  The $4,890,388 value of the shares issued, as determined by the closing prices on the dates of issuance, exceeded the $2,560,868 in liabilities settled, and the Company recorded the difference as a $2,329,521 loss on extinguishment of the liabilities in the three months ended September 30, 2009.  The extinguished liabilities consisted of $900,230 in accrued payroll compensation, $1,196,623 in loans made to the Company, $221,515 in interest accrued thereon, and $242,500 in accounts payable for consulting services rendered.  Related party interest for the year ended December 31, 2009 was $105,109.

During the year ended December 31, 2008, an entity owned by a former Director performed consulting services for the Company in the amount of $25,984.  Such amount is reflected in Accounts Payable and Accrued Liabilities as of December 31, 2009.

During the year ended December 31, 2009, the Company issued a total of 2,250,000 shares to five members of the Company’s board of directors as compensation for their services valued at $428,750.  Another executive received an option grant of 1,000,000 shares at an exercise price of $0.19 with a seven year life as compensation for services and in recognition of a promotion valued at $190,000.

Certain Company directors and a former officer personally guarantee the Company’s notes payable and its’ bank loan (Note 9).

NOTE 18 - FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) on January 1, 2008.  ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.  ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

Upon adoption of ASC 825-10, there was no cumulative effect adjustment to the beginning retained earnings and no impact on the consolidated financial statements.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity.  All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The following table sets forth the Company’s financial instruments as of December 31, 2009 which was recorded on the balance sheet at fair value on a recurring basis by level within the fair value hierarchy.  As required by ASC 825-10, these are classified based on the lowest level of input that is significant to the fair value measurement:

	Quoted Prices in Active Markets for Identical Instruments Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Liabilities:
Derivative liability	$	$	$(7,518,056)

At December 31, 2009, the carrying amounts of the notes payable approximate fair value because all of the notes have been classified to current maturity.

NOTE 19 – INCOME TAXES

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At December 31, 2009, the Company has available for federal income tax purposes a net operating loss carry-forward of approximately $68,400,000, expiring in the year 2028, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized.  Due to possible significant changes in the Company's ownership, the future use of its existing net operating losses may be limited.  All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

At December 31, 2009, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring in 2028	$29,777,000

Tax Asset	20,543,000
Less valuation allowance	(20,543,000)

Balance	$—

The $29,777,000 based on the 2006 tax return and an estimate for 2007-2009 as summarized below:

Net operating loss carry forwards 2007 and prior	$20,291,000

Net operating loss carry forwards 2008 (estimate)	4,756,000

Net operating loss carry forwards 2009 (estimate)	4,730,000
Balance	$29,777,000

The primary components of the differences between the book losses to date of $64.8 million and the tax NOL of $29.8 million are timing differences which primarily include stock compensation and other equity-related non-cash charges, capitalized financing, deferred debt discount and derivative liability costs and certain accruals.

NOTE 20 - RESTATEMENT:

The accompanying consolidated Statement of Operations and Statement of Cash Flows for the year ended December 31, 2008 have been restated to correct the accounting treatment of Company common stock issuances in the three months ended June 30, 2008, consisting of the recording of (i) wrongly recording of 150,000 common stock to Able as expenses , (ii) the recording of a 50,000 share issuance for fundraising costs that was originally recorded at lower value, (iii) the recording of a 400,000 share issuance on April 1, 2008 for fundraising costs that was originally recorded using a valuation date of May 29, 2008, (iv) recording of beneficial conversion feature to additional paid in capital instead of derivative liability, (v) recording of change in fair value of warrants and debt on market date as a gain (loss) on derivative liability instead of under general and administrative expense and (vi) proper amortization of beneficial conversion features over the period of the note.

The effect of the adjustment is a decrease in net loss of $353,468 for the year ended December 31, 2008.  There was no effect on cash flows from operations, investing or financing for either period.

The following tables summarize the effects of these adjustments on the Company’s consolidated statement of operations and consolidated statement of cash flows for the year ended December 31, 2008.

Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2008

	As Previously Reported	Adjustment		Reference	As Restated
Revenue	$165,969		$—		$165,969

Payroll and related expenses	3,030,506		—		3,030,506
General and administrative expenses	3,983,771		(57,900)	(a)(d)	4,041,671
Depreciation and amortization expense	57,610		—		57,610
Total expenses	7,071,887		(57,900)		6,963,818
Loss from operations	(6,905,918)		(57,900)		(6,963,818)

Other (expense) income:
Interest income	190		—		190
Interest expense	(161,772)		—		(161,772)
Interest expense – related parties	(137,625)		—		(137,625)
Amortization of deferred debt discount	(918,721)		(9,562)	(c)	(928,283)
Gain (loss) on derivative liability	430,418		420,930	(b)	851,348
Other expense	(18,742)		—		(18,742)
Total other expense	(806,252)		411,368		(394,884)
Loss from continuing operations	(7,712,170)		353,468		(7,358,702)
Loss from discontinued operations	(2,747,002)		—		(2,747,002)
Net loss	$(10,459,172)		$353,468		$(10,105,704)
Net loss per common share:
basic and diluted
Continuing operations	$(0.81)		$0.04		$(0.77)
Discontinued operations	$(0.29)	$			$(0.29)
Total	$(1.10)		$0.04		$(1.06)
Basic and diluted weighted average number of common shares outstanding	9,549,435				9,549,435

Condensed Consolidated Statement of Cash Flows

For the Year Ended December 31, 2008

	As Previously Reported	Adjustment	Reference	As Restated
Cash flows from operating activities:
Net loss	$(7,712,170)	$353,468	a, b, c,d	$(7,358,702)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash stock based compensation	4,851,799	57,900	a,d	4,909,699
Issuance of common stock for funding and services
Convertible note issued for services	51,000			51,000
Amortization of deferred debt discount	463,722	9,564	C	473,286
Gain on derivative liability	(430,418)	(420,930)	b	(851,348)
Depreciation and amortization	57,610			57,610
Loss on disposal of fixed assets	15,576			15,576
(Increase) decrease in:
Accounts receivable	7,625			7,625
Prepaid expenses and other current assets	25,650			25,650
Accrued professional fees
Accounts payable and accrued expenses	1,834,561	2		1,834,559
Net cash used in continuing operating activities	(835,045)	—		(835,045)

Cash flows from investing activities: Investment in subsidiaries	(835,951)	—		(835,951)
Net cash used in continuing investing activities	(835,951)	—		(835,951)

Cash flows from financing activities:
Proceeds from long term loans	698,000			698,000
Proceeds from issuance of short term notes	497,000			497,000
Proceeds from convertible debenture	300,000			300,000
Proceeds from of line of credit	309,623			309,623
Repayment of short term notes	(110,000)			(110,000)
Repayment of line of credit	(16,000)			(16,000)
Proceeds from issuance of common stock	25,000			25,000
Proceeds from exercise of warrants	375			375
Stock placed in escrow	(450)			(450)
Net cash provided by continuing financing activities	1,703,548			1,703,548

Condensed Consolidated Statement of Cash Flows (Continued)

For the Year Ended December 31, 2008

	As Previously Reported	Adjustment	Reference	As Restated
Cash flows from discontinued operations:
Net cash used in operating activities	(734,896)	1		(734,895)
Net cash provided by investing activities	835,895			835,895
Net cash used in financing activities	(101,000)			(101,000)
Net cash used in discontinued operations	(1)	1		—

Net increase in cash and cash equivalents	32,551	—		32,551
Cash and cash equivalents at beginning of period	—	—		—

Cash and cash equivalents at end of period – continuing operations	$32,551	$—		$32,551
_______________
(a)	The issuance of 150,000 shares to an investor was shown as $60,000 in expenses instead of beneficial conversion feature.

(b)
To record the $420,930 as gain (loss) on derivative liability resulting from the embedded conversion option associated with a convertible debenture issued on September 30, 2008 and from the Company’s outstanding options and warrants. The embedded conversion option related to the convertible debenture is accounted for under EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. We have determined that the embedded conversion option is a derivative liability and causes the Company’s outstanding warrants and options to become derivative liabilities.

(c)	To correctly amortize the debt discount, i.e., a difference of $9,524 was under amortized earlier.
(d)	$117,900 of the change in value of derivative liability was previously shown under general and administrative expenses.

Consolidated Balance Sheet

For the Year Ended December 31, 2008

Assets	As Previously Reported	Adjustment		Reference	As Restated
Current assets:
Cash	$32,551	$			$32,551
Accounts receivable	11,582				11,582
Prepaid expenses and other current assets	77,220				77,220
Current assets of discontinued operations	5,582				5,582
Total current assets	126,935				126,935

Fixed assets, net	84,271				84,271
Deposits and other assets	94,855				94,855
Total assets	$306,061				$306,061
Liabilities and Shareholders’ Deficiency

Current liabilities:
Accounts payable and accrued liabilities	$3,525,849				$3,525,849
Convertible debentures (net of deferred debt discount of $159,562 at December 31, 2008)	191,438		(3,188)	a	188,250
Short term notes	487,000				487,000
Current maturities of long term debt (net of deferred debt discount of $69,556 at December 31, 2008)	753,444				753,444
Lines of credit – related parties	1,203,623				1,203,623
Derivative liability	331,268				331,268
Current liabilities of discontinued operations	2,330,912				2,330,912
Total current liabilities	8,823,534		(3,188)		8,820,346

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, 10,000,000 shares authorized, $0.001 par value, none issued and outstanding at December 31, 2008	—				—
Common stock, 100,000,000 shares authorized, $0.001 par value, 10,511,865 issued and 10,061,865 outstanding at December 31, 2008	10,512				10,512
Additional paid-in capital	47,207,568		(398,250)	b	46,809,318
Shares to be issued	—		47,970	c	47,970
Shares held under escrow (450,000 shares)	(450)				(450)
Accumulated deficit	(55,735,103)		353,468	b	(55,381,635)
Total stockholders’ deficiency	(8,517,473)		3,188	a	(8,514,285)

Total liabilities and stockholders’ deficiency	$306,061		$—		$306,061

(a)	Correction of deferred debt discount.

(b)	Correction of earlier debt discount of $338,250 shown as credited to Additional paid-in capital instead of Derivative liability.

(c)
Correction of issuance of 150,000 shares to investor for $60,000 shown as expenses and credited to Additional paid-in capital, now rectified and shown as beneficial conversion feature.  These shares are shown as shares to be issued.

NOTE 21 – DEFINED CONTRIBUTION PLAN

The Company has a defined contribution (401k) plan for its employees.  Under the plan, employees are eligible for a Company match of 100% of the first 3% of pre-tax salary contributed to the plan and a 50% match on the next 3% of their contribution.  Due to the cash flow limitations of the Company, the match was suspended for 2009 and will only be re-instated when business conditions improve and reinstatement is warranted.

NOTE 22 – SUBSEQUENT EVENTS

Subsequent to December 31, 2009, the Company has secured additional financing from eight parties in the aggregate amount of $452,500 net of undeposited funds.

Subsequent to December 31, 2009, the Company issued 224,997 shares of common stock for the cashless exercise of an investor warrant.

Subsequent to December 31, 2009, the Company issued 3,078,994 shares of common stock for the conversion of notes and accrued interest.

Subsequent to December 31, 2009, the Company issued 300,000 shares of common stock to a consultant for services rendered.

On April 8, 2010, James G. Brakke was appointed to the positions of Co-Chairman and Chief Executive Officer of the Company.

Subsequent events have been evaluated through April 14, 2010, the date that the financial statements were issued.

PART I.

FINANCIAL INFORMATION

 Item 1. FINANCIAL STATEMENTS

DEBT RESOLVE, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash	$616,734	$-
Accounts receivable, net	33,457	11,253
Prepaid and other current assets	145,802	187,562
Total current assets	795,993	198,815

Fixed assets, net	17,478	37,968
Deposits and other assets	-	35,000

Total assets	$813,471	$271,783

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Bank overdraft	$14,047	$62,306
Accounts payable and other accrued liabilities	2,204,461	2,761,556
Convertible debentures	-	320,050
Short term notes	250,000	304,225
Current maturities on long-term debt	577,867	823,000
Lines of credit, related parties	151,000	157,000
Total current liabilities	3,197,375	4,428,137

Long term debt:
Convertible long-term notes, net of deferred debt discount of $981,527 and $766,389 as of September 30, 2010 and December 31, 2009, respectively	340,473	169,560
Derivative liability	-	7,518,056
Total liabilities	3,537,848	12,115,753

COMMITMENTS AND CONTINGENCIES

Stockholders' deficiency:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 74,850,528 and 39,898,584 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	74,851	39,899
Additional paid in capital	65,335,018	56,610,021
Accumulated deficit	(68,134,246)	(68,493,890)
Total stockholders' deficiency	(2,724,377)	(11,843,970)
Total liabilities and stockholders' deficiency	$813,471	$271,783

The accompanying notes are an integral part of these unaudited condensed financial statements

DEBT RESOLVE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

REVENUES:	$32,487	$18,055	$92,779	$56,517

Costs and expenses:
Payroll and related expenses	156,394	963,435	1,378,631	1,338,810
Selling, general and administrative expenses	740,531	890,279	2,475,923	1,223,341
Depreciation and amortization	4,967	10,897	24,121	35,406
Total costs and expenses	901,892	1,864,611	3,878,675	2,597,557

Net loss from operations	(869,405)	(1,846,556)	(3,785,896)	(2,541,040)

Other income (expense):
Interest expense	(113,892)	(85,405)	(448,564)	(264,698)
Amortization of debt discounts	(102,823)	(43,875)	(699,937)	(265,137)
Loss on extinguishment of debt	-	(2,855,985)	-	(2,855,985)
(Loss) gain on change in fair value of derivative liability	(855,003)	(2,002,206)	4,957,469	(2,823,873)
Other income (expense):	28,335	-	336,572	-

Net income (loss) before provision for income taxes	(1,912,788)	(6,834,027)	359,644	(8,750,733)

Income tax (benefit)	-	-	-	-

Net income (loss) from continuing operations	(1,912,788)	(6,834,027)	359,644	(8,750,733)
Income from discontinued operations	-	(164)	-	3,164

Net Income (loss)	$(1,912,788)	$(6,834,191)	$359,644	$(8,747,569)

Net Income (loss) per common share (basic)-Note 1
Continuing operations	$(0.03)	$(0.23)	$0.01	$(0.45)
Discontinued operations	$-	$(0.00)	$-	$0.00
Total	$(0.03)	$(0.23)	$0.01	$(0.45)

Net (loss) per common share (fully diluted)-Note 1
Continuing operations	$(0.02)	$(0.23)	$(0.06)	$(0.45)
Discontinued operations	$-	$(0.00)	$-	$0.00
Total	$(0.02)	$(0.23)	$(0.06)	$(0.45)

Weighted average number of common shares outstanding, basic-Note 1	65,304,348	29,120,586	52,556,614	19,282,750

Weighted average number of common shares outstanding, fully diluted-Note 1	65,304,348	29,120,586	64,422,135	19,282,750

The accompanying notes are an integral part of these unaudited condensed financial statements

DEBT RESOLVE, INC.
CONDENSED STATEMENT OF SHAREHOLDERS' DEFICIENCY
FROM JANUARY 1, 2010 THROUGH SEPTEMBER 30, 2010
(unaudited)

					Additional	Common	Shares Held
	Preferred stock		Common stock		Paid In	Stock to	Under	Accumulated
	Shares	Amount	Shares	Amount	Capital	be issued	Escrow	Deficit	Total
Balance, December 31, 2009	-	$-	39,898,584	$39,899	$56,610,021	$-	$-	$(68,493,890)	$(11,843,970)
Common stock issued for exercise of warrants cashlessly	-	-	224,997	225	(225)	-	-	-	-
Common stock issued for services rendered and expense	-	-	3,202,000	3,202	341,498	-	-	-	344,700
Common stock issued in settlement of convertible notes and accrued interest	-	-	12,144,948	12,145	1,810,243	-	-	-	1,822,388
Sale of common stock	-	-	16,000,000	16,000	1,339,686	-	-	-	1,355,686
Warrants issued for anti dilution relating to convertible notes	-	-	880,000	880	261,360	-	-	-	262,240
Common stock issued in exchange for options and warrants exercised	-	-	2,499,999	2,500	214,500	-	-	-	217,000
Initial fair value of conversion features and related warrants previously reclassified outside equity	-	-	-	-	3,553,062	-	-	-	3,553,062
Fair value of warrants issued for services	-	-	-	-	226,623	-	-	-	226,623
Fair value of options issued to employees for services	-	-	-	-	978,250	-	-	-	978,250
Net income	-	-	-	-	-	-	-	359,644	359,644
Balance, September 30, 2010	-	$-	74,850,528	$74,851	$65,335,018	$-	$-	$(68,134,246)	$(2,724,377)

The accompanying notes are an integral part of these unaudited condensed financial statements

DEBT RESOLVE, INC.
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income(loss) from continuing operations	$359,644	$(8,750,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,121	35,406
Amortization of debt discounts	699,937	265,136
Fair value of options issued for services	978,250	-
Fair value of warrants issued for services and expenses	755,278	-
Fair value of warrants issued in settlement of litigation	25,000	-
Non cash financing costs	201,063	120,000
Loss on debt conversion on extinguishment of debt	29,509	2,855,985
Common stock issued for services rendered	822,940	1,380,178
Notes payable issued for services	20,000	37,000
Notes payable issued for extinguishment of debt	69,000
(Gain) loss in change in fair value of derivative liability	(4,957,469)	2,823,874
Net (increase) decrease in:
Accounts receivable	(22,204)	(520)
Prepaid and other assets	76,760	(22,717)
Net increase (decrease) in:
Accounts payable and accrued expenses	(378,601)	581,027
Bank overdraft	(48,259)	-
Net cash used in continuing operations	(1,345,031)	(675,364)
Net cash provided by discontinued operations	-	(3,162)
Net cash used in operating activities	(1,345,031)	(678,526)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	(3,631)	(15,000)
Net cash used in continuing investing activities	(3,631)	(15,000)
Net cash provided by discontinued investing activities	-	-
Net cash used in investing activities	(3,631)	(15,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	-	625,459
Proceeds from sale of common stock	1,355,686	-
Proceeds from issuance of short term notes	165,370	-
Repayment of short term notes	(269,160)	(113,500)
Proceeds from long term notes	712,500	-
Proceeds from lines of credit, related parties	-	150,000
Proceeds from exercise of options and warrants	1,000	-
Net cash provided by financing operations	1,965,396	661,959

Net (decrease) increase in cash and cash equivalents	616,734	(31,567)
Cash and cash equivalents at beginning of period	-	32,551

Cash and cash equivalents at end of period	$616,734	$984

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$-	$-
Cash paid during period for taxes	$-	$-

Non-Cash financing and investing transaction:
Beneficial conversion feature transfer from derivative liability	$966,522	$-
Common stock issued for debt conversion	$910,618	$-
Note payable issued for accrued expenses	$25,000	$-
Common stock issued for accrued interest	$153,494	$-

The accompanying notes are an integral part of these unaudited condensed  financial statements

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 1 — BASIS AND BUSINESS PRESENTATION

A summary of the significant accounting policies applied in the presentation of the accompanying unaudited condensed financial statements follows:

General

The accompanying unaudited condensed financial statements of Debt Resolve, Inc., (the "Company"), have been prepared in accordance with Regulation S-X including the instructions to Form 10-Q. Accordingly, they do not include all of the information  necessary for a fair presentation of financial position, results of operations and cash flows in conformity with  generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results from operations for the nine month period ended September 30, 2010, are not necessarily indicative of the results that may be expected for the year ended December 31, 2010. The unaudited condensed financial statements should be read in conjunction with the consolidated December 31, 2009 financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Basis of presentation

The unaudited condensed financial statements include the accounts of the Company.  As of September 30, 2010, the Company has no subsidiaries.  DRV Capital and its subsidiary, EAR Capital, were both legally revoked on June 1, 2010.  First Performance Corp. was legally revoked in 2008, and its subsidiary, First Performance Recovery Corp., was legally dissolved on August 1, 2009.

Debt Resolve, Inc. (the "Company") was incorporated under the laws of the State of Delaware in April 21, 1997.  The Company offers its service as an Application Service Provider ("ASP") model, enabling clients to introduce this collection option with no modifications to their existing collections computer systems.  Its products capitalize on using the Internet as a tool for communication, resolution, settlement and payment of delinquent debt.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Reclassification

Certain reclassifications have been made to prior periods' data to conform to the current year's presentation.  These reclassifications had no effect on reported income or losses.

Revenue Recognition

To date, the Company has earned revenue from collection agencies, collection law firms and lenders that implemented our online system.  The Company's current contracts provide for revenue based on a percentage of the amount of debt collected, a fee per settlement or through a flat monthly fee.  Although other revenue models have been proposed, most revenue earned to date has been determined using these methods, and such revenue is recognized when the settlement amount of debt is collected by the client or at the beginning of the month for a flat fee.  For the early adopters of the Company's product, the Company has waived set-up fees and other transactional fees that we anticipate charging in the future.  While the percent of debt collected will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and may possibly become our preferred revenue model.  Dependent upon the structure of future contracts, revenue may be derived from a combination of set up fees or flat monthly fees with transaction fees upon debt settlement, fees per account loaded or fees per settlement.  The Company is currently marketing our system to three primary markets.  The first and second are financial institutions and collection agencies or law firms, our traditional markets.  The Company is also expanding into healthcare, particularly hospitals, which is our third market.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

 NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)

In recognition of the principles expressed in Accounting Standards Codification subtopic 605-10, Revenue Recognition ("ASC 605-10") that revenue should not be recognized until it is realized or realizable and earned, and given the element of doubt associated with collectability of an agreed settlement on past due debt, the Company postpones recognition of all contingent revenue until the client receives payment from the debtor.  As is required by SAB 104, revenues are considered to have been earned when the Company has substantially accomplished the agreed-upon deliverables to be entitled to payment by the client.  For most current active clients, these deliverables consist of the successful collection of past due debts using the Company's system and/or, for clients under a flat fee arrangement, the successful availability of the Company's system to its customers.

In addition, in accordance with ASC 605-10, revenue is recognized and identified according to the deliverable provided.  Set-up fees, percentage contingent collection fees, fixed settlement fees, monthly fees, etc. are identified separately.

Accounts Receivable

The Company extends credit to large, mid-size and small companies for collection services.  The Company has a concentration of credit risk as almost 100% of the balance of accounts receivable is from three clients at September 30, 2010 and December 31, 2009. At September 30, 2010, the three clients represented receivables of $20,000 (60%), $10,445 (31%) and $3,012 (9%). We do not generally require collateral or other security to support customer receivables.  Accounts receivable are carried at their estimated collectible amounts.  Accounts receivable are periodically evaluated for collectability and the allowance for doubtful accounts is adjusted accordingly.  Management determines collectability based on their experience and knowledge of the customers.  As of September 30, 2010 and December 31, 2009 no allowance for doubtful accounts has been booked.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10").  ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.  ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The adoption of ASC 820-10 did not have a material impact on the Company's financial position or operations.  Refer to Footnote 17 for further discussion regarding fair valuation.

Property and Equipment

Property and equipment are stated at cost.  When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.  For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment ("ASC 360-10").  ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows.  Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes ("ASC 740-10") which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes primarily relate to debt costs.  The adoption of ASC 740-10 did not have a material impact on the Company's  results of operations or financial condition.

Net Loss per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share ("ASC 260-10") specifying the computation, presentation and disclosure requirements of earnings per share information.  Basic loss per share has been calculated based upon the weighted average number of common shares outstanding. Excluding the nine month period ending September 30, 2010, shares issued upon the conversion of convertible debt, stock options and warrants have been excluded as common stock equivalents in the diluted loss per share for all periods presented because their effect is anti-dilutive on the computation.

Fully diluted loss per share for the nine months ended September 30, 2010 is as follows:

Nine Months Ended September 30, 2010
Net income for the period	$359,644
Less:
Gain on change in derivative liability, net of discount	(4,257,532)
Net diluted loss	$(3,897,888)

Weighted average number of fully diluted common shares outstanding	64,422,135

Fully diluted loss per common share:	$(0.06)

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Stock-based Compensation ("ASC 718-10") which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 718-10.  The Company implemented ASC 718-10 on January 1, 2006 using the modified prospective method.

Total stock-based compensation expense for the three months ended September 30, 2010 and 2009 amounted to $-0- and $190,000, respectively, and for the nine months ended September 30, 2010 and 2009 amounted to $978,250 and $857,850, respectively.

Defined Contribution (401k) Plan

The Company maintains a defined contribution (401k) plan for our employees.  The plan provides for a company match in the amount of 100% of the first 3% of pre-tax salary contributed and 50% of the next 3% of pre-tax salary contributed.  Due to the severe cash limitations that we have experienced, the match was suspended for 2009 and 2010 and will only be re-instated when business conditions warrant.

Reliance on Key Personnel and Consultants

The Company has only 5 full-time employees and one part-time employee. Additionally, there are approximately 10 consultants performing various specialized services.  The Company is heavily dependent on the continued active participation of the President and key consultants.  The loss of the President or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Derivative Financial Instruments

The Company's derivative financial instruments consist of embedded derivatives and reset provisions related to certain Convertible Debentures and previously issued warrants.  These embedded derivatives include certain conversion features and reset provisions. On August 12, 2010, those financial instruments that contained embedded conversion derivatives and reset provisions were extinguished, therefore, the initial determined fair values of the conversion features and reset provisions of $3,553,062 were reclassified from liability to equity.  As of September 30, 2010, there were no derivative liabilities.

Recent Accounting Pronouncements

In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-17 (ASU 2010-17), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition.  The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted.  If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption.  The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In March 2010, the FASB issued new accounting guidance, under ASC Topic 605 on Revenue Recognition.  This standard provides that the milestone method is a valid application of the proportional performance model for revenue recognition if the milestones are substantive and there is substantive uncertainty about whether the milestones will be achieved.  Determining whether a milestone is substantive requires judgment that should be made at the inception of the arrangement.  To meet the definition of a substantive milestone, the consideration earned by achieving the milestone (1) would have to be commensurate with either the level of effort required to achieve the milestone or the enhancement in the value of the item delivered, (2) would have to relate solely to past performance, and (3) should be reasonable relative to all deliverables and payment terms in the arrangement.  No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement.  The standard is effective for interim and annual periods beginning on or after June 15, 2010.  The Company is currently evaluating the impact the adoption of this guidance will have on its financial statements.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)

In February 2010, the FASB issued ASU No. 2010-09, which updates the guidance in ASC 855, Subsequent Events, such that companies that file with the SEC will no longer be required to indicate the date through which they have analyzed subsequent events. This updated guidance became effective immediately upon issuance and was adopted as of the first quarter of 2010.

In January 2010 the FASB issued Update No. 2010-06 Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 - GOING CONCERN MATTERS

The accompanying unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying condensed financial statements, the Company incurred an operating net loss of $(1,912,788)  for the three  month period ended September 30, 2010.  Additionally, the Company has current liabilities in excess of current assets (working capital) of $2,401,381 as of September 30, 2010 and a cumulative deficit of $68,134,246. These factors among others raise substantial doubt about the Company's ability to continue as a going concern.

The Company has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof.  However, there can be no assurance that the Company can successfully accomplish these steps and or business plans, and it is uncertain that the Company will achieve a profitable level of operations and be able to obtain additional financing.

The Company's continued existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems.  The accompanying condensed financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

During the three months ending September 30, 2010, the Company secured gross proceeds of $1,600,000 in equity financing and $155,000 in convertible debt financing.  However, this funding is not sufficient for the next twelve months.

There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all.  In the event that the Company is unable to continue as a going concern, it may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 4 — PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets as of September 30, 2010 and December 31, 2009 are comprised of the following:

	September 30, 2010	December 31, 2009
Employee advances	$36,500	$26,500
Un-deposited funds	-	75,000
Prepaid insurance	106,552	84,121
Other prepaid expenses	2,750	1,941
Total	$145,802	$187,562

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2010 and December 31, 2009 are comprised of the following:

	September 30, 2010	December 31, 2009
Computer equipment	$110,548	$106,917
Software	42,170	42,170
Telecommunication equipment	3,165	3,165
Office equipment	3,067	3,067
Furniture and fixtures	106,436	106,436
Total	265,386	261,755
Less accumulated depreciation	(247,908)	(223,787)
Total	$17,478	$37,968

The Company uses the straight line method of depreciation over 3 to 5 years. During the three and nine month periods ended September 30, 2010, depreciation expense charged to operations was $4,967 and $24,121, respectively; during the three and nine month periods ended September 30, 2009, depreciation expense charged to operations was $10,897 and $35,406, respectively.

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of September 30, 2010 and December 31, 2009 are comprised of the following:

	September 30, 2010	December 31, 2009
Accounts payable	$1,430,625	$2,091,045
Accrued interest	318,260	272,685
Payroll and related accruals	455,575	397,826
Total	$2,204,460	$2,761,556

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 7 — CONVERTIBLE NOTES, SHORT TERM

On September 30, 2008, an unaffiliated investor loaned the Company $300,000 on a 6-month unsecured convertible debenture with a maturity date of March 31, 2009.  This convertible debenture replaced a note issued on July 31, 2008 in the same amount of $300,000 with a maturity date of January 31, 2009.  The debenture carries interest at a rate of 15% per annum, with $22,500 (6 months) of interest payable in advance from the proceeds of the original loan on July 31, 2008.  Thereafter, interest is payable monthly in cash or stock.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  The Exchange Agreement called for the lender to receive 150,000 shares of the common stock of the company in consideration for the exchange of the original note for the convertible debenture, which were issued during the year ended December 31, 2009. In accordance with Accounting Standards Codification subtopic 470-50, Debt-Modifications and Extinguishments ("ASC 470-50"), the exchange was determined to be an extinguishment of debt, and extinguishment accounting was applied.  The debenture was secured by an escrow of 450,000 shares of the common stock of the Company, which was held in escrow at the lender's attorney's office.  These shares were released from escrow during the year ended December 31, 2009 in payment of the interest accrued through July 31, 2009 and a partial payment of the principal (see below).  At any time on or after the Issue Date and prior to the time the Debenture is paid in full in accordance with its terms (including, without limitation, after the occurrence of an Event of Default, or, if the Debenture is not fully paid or converted after the Maturity Date), the Holder of this Debenture is entitled, at its option, to convert this Debenture at any time into shares of Common Stock, $0.001 par value ("Common Stock"), of the Company at the Conversion Price.  Conversion Price" means (i) the average VWAP for the 20 Trading Days ending on the Trading Day immediately before the relevant Conversion Date, multiplied by (ii) fifty percent (50%).  The debenture was recorded net of a beneficial conversion feature of $252,030, based on the relative fair value of the conversion feature.  The beneficial conversion feature was amortized over the term of the debenture.  The debenture was also recorded net of a deferred debt discount of $47,970 as shares to be issued based on the relative fair value of the Exchange Shares.  The deferred debt discount was also amortized over the term of the debenture.  During the nine months ended September 30, 2010 and 2009, the Company recorded amortization of the beneficial conversion feature and deferred debt discount related to this debenture of $0 and $150,000, respectively.

On August 31, 2009, the Company repaid $30,950 in note principal and $23,322 in accrued interest by the issuance of 450,000 shares of Company common stock from treasury that were valued at the closing market price of $0.25 per share.  Based on the $112,500 value of the shares issued, the Company recognized a $58,228 loss on extinguishment of the debt during the year ended December 31, 2009.  On February 16, 2010, the Company repaid $16,917 of accrued interest by issuance of 211,462 shares of Company common stock that were valued at $$0.31 per share.  On March 24, 2010, the Company repaid $9,050 in note principal and $3,096 in accrued interest by issuance of 222,447 shares of Company common stock that were valued at $0.26 per share.  On April 7, 2010, the Company repaid $100,000 in note principal by issuance of 1,831,502 shares of Company common stock that were valued at $0.17 per share.  On May 17, 2010, the Company repaid $160,000 in note principal and $6,669 in accrued interest by issuance of 3,947,194 shares of Company common stock that were valued at $0.085 per share.  As of September 30, 2010, the debenture has been paid in full and discharged.

On July 31, 2008, the Company agreed to pay the attorney who arranged the above financing 50,000 shares of stock in the Company for introducing the investor.  Because of a delinquent payable with the Company's stock transfer agent, the shares were converted to a 6-month loan of $50,000 with a maturity date of January 31, 2009.  The note carried interest at a rate of 12% per annum, payable monthly in arrears in cash.  At December 31, 2008, due to the inability of the Company to pay the interest on the note, the note was exchanged for an unsecured convertible debenture with the same maturity date of January 31, 2009 in the amount of $51,000.  The debenture carries interest at a rate of 12% per annum, with interest payable monthly in arrears in cash.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  At any time on or after the Issue Date and prior to the time the Debenture is paid in full in accordance with its terms (including, without limitation, after the occurrence of an Event of Default, or, if the Debenture is not fully paid or converted after the Maturity Date), the Holder of this Debenture is entitled, at its option to convert this Debenture at any time into shares of Common Stock, $0.001 par value ("Common Stock"), of the Company at the Conversion Price. "Conversion Price" means (i) the average of the lowest three (3) bid prices for the Common Stock over a ten (10) Trading Day period ending on the Trading Day immediately before the relevant Conversion Date, multiplied by (ii) fifty percent (50%), provided that Holder shall not receive more than 9.99% of the issued and outstanding Common Stock.  The debenture was recorded net of a beneficial conversion feature of $51,000, based on the relative fair value of the conversion feature.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 7 - CONVERTIBLE NOTES, SHORT TERM (continued)

The beneficial conversion feature is being amortized over the term of the debenture.  During the nine month periods ended September 30, 2010 and 2009, the Company recorded amortization of the beneficial conversion feature related to this debenture of $0 and $464, respectively.  As a result of the default on this debenture, the Company negotiated a settlement with the attorney to discharge the debenture, its accrued interest and old outstanding legal bills to the attorney for $75,000 paid $5,000 per month beginning August 1, 2009. The Company has made the required monthly payments from August through December, at which time payments ceased due to cash flow.  On May 21, 2010, the Company repaid $10,000 in note principal by issuance of 285,714 shares of Company common stock that were valued at $0.035 per share. On August 16, 2010, the note was fully discharged.

The Company had identified embedded derivatives related to the above notes. These embedded derivatives included certain conversion features and default provisions. The accounting treatment of derivative financial instruments requires that the Company determine fair value of the derivatives as of the inception date of the notes and to fair value them as of each subsequent balance sheet date. For the three and nine months ended September 30, 2010, the Company recognized (losses) gains on changes in the fair value of derivatives of $(1,170,137) and $4,642,335, respectively and for the three and nine months ended September 30, 2009, the Company incurred a charge to operations of $(2,002,206) and $(2,823,873). As of August 16, 2010, the debt was discharged resulting in the reclassification of the determined initial allocated conversion feature of the debt and other non-reset convertible debt, non-reset warrants and non employee options from debt derivative liability to equity of $3,323,062.

NOTE 8 — SHORT TERM NOTES

On November 30, 2007, an unaffiliated investor loaned the Company $100,000 on an unsecured 90-day short term note. The note carries 12% interest per annum, with interest payable monthly in cash. The principal balance outstanding will be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve. The note matured on February 28, 2008 and was extended to July 31, 2009 for aggregate extension fees of $85,000. In conjunction with the note the Company also issued a warrant to purchase 100,000 shares of common stock at an exercise price of $1.25 per share with an expiration date of November 30, 2012. The note was recorded net of a debt discount of $44,100, based on the relative fair value of the warrant under the Black-Scholes pricing model. The debt discount was amortized over the initial term of the note and was fully amortized by March 2008. This note is guaranteed by Mssrs. Mooney and Burchetta, two Directors of the Company. On August 27, 2009, the Company repaid $65,000 of the outstanding balance on this note, the $85,000 of accrued extension fees and $19,003 in accrued interest by the issuance of 1,126,685 shares of Company common stock that were valued at the closing market price of $0.25 per share. Based on the $281,671 value of the shares issued, the Company recognized an $112,668 loss on extinguishment of the debt during the year ended December 31, 2009. As of September 30, 2010, the outstanding balance on this note was zero. The balance was paid on August 13, 2010.

On December 21, 2007, an unaffiliated investor loaned the Company $125,000 on an unsecured 18-month note with a maturity date of June 21, 2009.  The note has a provision requiring repayment once the Company has raised an aggregate of $500,000 following issuance of this note.  As a result, this note is currently in default as it has not been repaid and the Company reached the $500,000 threshold in September, 2008.  The note carries interest at a rate of 12% per annum, with interest accruing and payable at maturity.  In conjunction with the note, the Company granted to the investor a warrant to purchase 37,500 shares of common stock at an exercise price of $1.07 and an expiration date of December 21, 2012.  The note was recorded net of a deferred debt discount of $19,375, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note and was fully amortized in 2008.  This note is guaranteed by Mr. Burchetta, a Company director.  On April 10, 2008, the Company borrowed an additional $198,000 from this investor.  Please see discussion below.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 8 — SHORT TERM NOTES (continued)

On December 30, 2007, an unaffiliated investor loaned the Company $200,000 on an unsecured 18-month note with a maturity date of June 30, 2009.  The note carries interest at a rate of 12% per annum, with interest accruing and payable at maturity.  In conjunction with this note, the Company also issued a warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 and an expiration date of December 30, 2012.  The note was recorded net of a deferred debt discount of $51,600, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine month periods ended September 30, 2010 and 2009, the amortization expense was $0 and $17,200, respectively.  This note is guaranteed by Mr. Burchetta, a Company director.  As of September 30, 2010, this note has matured and is still outstanding and is in default at this time.  The Company is in discussions with the lender.

On January 25, 2008, an unaffiliated investor loaned the Company $100,000 on an unsecured 18-month note with a maturity date of July 25, 2009.  The note carries interest at a rate of 12% interest per annum, with interest accruing and payable at maturity.  In conjunction with the note, the Company also issued a warrant to purchase 50,000 shares of common stock at an exercise price of $1.00 and an expiration date of January 24, 2013.  The note was recorded net of a deferred debt discount of $20,300, based on the relative fair value of the warrant under the Black-Scholes pricing model. Such discount is being amortized over the term of the note.  During the nine month periods ended September 30, 2010 and 2009, amortization was $0 and $6,768, respectively.  As of September 30, 2010, this note has matured and is still outstanding and is in default at this time.  On October 12, 2010, a payment of $50,000 was made against this note.  The $50,000 balance of the note was converted to stock.  Please see discussion in next paragraph.

On February 26, 2008, an unaffiliated investor loaned the Company an additional $100,000 on an unsecured 18-month note with a maturity date of August 26, 2009.  The note carries interest at a rate of 12% interest per annum, with interest accruing and payable at maturity.  Terms of the loan included a $20,000 service fee on repayment or a $45,000 service fee if repayment occurs more than 31 days after origination.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  Accordingly, since the loan remains unpaid, the Company has accrued the service fee of $45,000 as of March 31, 2010.  In conjunction with the note, the Company also issued a warrant to purchase 175,000 shares of common stock at an exercise price of $1.25 and an expiration date of February 26, 2013.  The note was recorded net of a deferred debt discount of $57,400, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine month periods ended September 30, 2010 and 2009, amortization was $0 and $22,322, respectively.  As of September 30, 2010, this note has matured and is still outstanding and is in default at this time. On October 12, 2010, the Company paid the $45,000 service fee on this note plus $50,000 on the note in the previous paragraph.  The $50,000 balance of the above note plus the $100,000 balance of this note were then converted to stock, along with $64,899 of accrued interest.  For the total remaining balance of $214,899, 2,148,987 shares were issued to the investor, and the note was fully discharged as of October 12, 2010.

On March 7, 2008, the Company borrowed $100,000 from a bank at a variable rate equal to the bank's prime rate (currently 5.25%) for 30 days.  On March 14, 2008, the original loan was repaid, and the Company borrowed $150,000 at the prime rate and due on April 7, 2008.  On May 15, 2008, the loan was repaid and the Company borrowed $250,000 at the prime rate and due on July 1, 2008.  The note was subsequently extended to October 1, 2010 and is outstanding as of September 30, 2010.  The loan is secured by the assets of the Company and is personally guaranteed by Mr. Mooney, a Director of the Company.  On October 15, 2010, this $250,000 loan was repaid by $25,000 in cash and the conversion of the remaining $225,000 balance into a 36 month term loan, with $6,250 in principal due monthly beginning November 2010 plus accrued interest.  This new loan will mature on October 31, 2013.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 8 — SHORT TERM NOTES (continued)

On April 10, 2008, an unaffiliated investor loaned the Company an additional $198,000 on an amendment of the prior unsecured note with a maturity date of June 21, 2009 for the entire balance of the first note plus the amendment ($323,000 total).  The note carries interest at a rate of 12% per annum, with interest accruing and payable at maturity.  The outstanding principal and interest may be repaid, in whole or in part, at any time without prepayment penalty.  In conjunction with the note, the Company also issued a warrant to purchase 99,000 shares of common stock at an exercise price of $2.45 and an expiration date of April 10, 2013.  This warrant has a "cashless" exercise feature.  The note was recorded net of a deferred debt discount of $88,110, based on the relative fair value of the warrant.  The debt discount is being amortized over the term of the note.  During the year December 31, 2008, the Company recorded amortization of the debt discount related to this note with the discount being fully amortized at December 31, 2008 due to the note being in default.  This note is guaranteed by Mr. Burchetta, a Director of the Company.  The amended note maintains the provision requiring repayment of the note upon raising gross proceeds of $500,000 subsequent the issuance of the note.  At September 30, 2008, the Company had raised in excess of $500,000 subsequent to this amended note, and as a result, this note is in default.  The Company also issued 50,000 shares of common stock valued at $122,130 in order to induce the investor to forbear on the note, which is included in expenses.  As of September 30, 2010, this note has matured and is still outstanding and is in default at this time.  On February 12, 2010, the Company converted $74,867 of accrued interest through January 2010 and $65,133 of principal on the note to stock.  The remaining principal balance after the payment is $257,867 (for both notes) plus subsequent accrued interest to date. On August 27, 2010, the Company repaid $80,000 in principal on the note, leaving a remaining balance of $177,867 plus accrued interest due on the note as of September 30, 2010.

On December 4, 2009, an unaffiliated investor and consultant paid the Company's insurance premiums in the amount of $11,697. In compensation for this payment, the investor was repaid $12,750 on January 27, 2010. The investor also received a warrant to purchase 125,000 shares of the common stock of the Company at an exercise price of $0.15 per share. The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $12,750, based on the relative fair value of the warrant under the Black-Scholes pricing model. Such discount is being amortized over the term of the note. During the nine month periods ended September 30, 2010 and 2009, amortization expense was $12,750 and $0, respectively.

On February 11, 2010, an unaffiliated investor and consultant loaned the Company $100,000 on a 30-day loan to assist in restructuring the balance sheet. The investor received a warrant to purchase 1,000,000 shares of the common stock of the Company at an exercise price of $0.25 per share. The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $100,000, based on the relative fair value of the warrant under the Black-Scholes pricing model. Such discount is being amortized over the term of the note. During the nine month periods ended September 30, 2010 and 2009, amortization expense was $100,000 and $0, respectively.  In June 2010, this note was sold to two investors who each took $55,000 and $45,000 of the note, respectively, along with 550,000 warrants and 450,000 of the warrants, respectively.  On August 23, 2010, each of these two investors were paid a portion of their note in cash ($6,065 and $7,500 respectively) plus ½ the accrued interest ($2,000 and $1,636, respectively).  The remaining portion of the notes ($48,935 and $37,500, respectively) was converted to 489, 350 and 375,000 shares of stock, respectively, along with the other ½ of the accrued interest ($2,000 and $1,637, respectively).

On March 30, 2010, an unaffiliated investor and consultant loaned the Company $20,000 on a 30-day loan to assist with investor relations activities. The investor received a warrant to purchase 200,000 shares of the common stock of the Company at an exercise price of $0.25 per share. The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $20,000, based on the relative fair value of the warrant under the Black-Scholes pricing model. Such discount is being amortized over the term of the note. During the nine month periods ended September 30, 2010 and 2009, amortization expense was $20,000 and $0, respectively.  On August 23, 2010, the principal on the loan of $20,000 was repaid in full.  In addition, $649 of interest was paid in cash and $650 of interest was converted to 6,500 shares of stock.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 8 — SHORT TERM NOTES (continued)

On May 12, 2010, an unaffiliated investor and consultant loaned the Company an additional $10,000 on a 30-day loan to pay a vendor.  The investor received a warrant to purchase 100,000 shares of the common stock of the Company at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $8,000, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine month periods ended September 30, 2010 and 2009, amortization expense was $8,000 and $0, respectively.  On August 23, 2010, the principal on the loan of $10,000 was repaid in full.  The accrued interest was combined with the $20,000 loan above and discharged as described above.

On May 14, 2010, an unaffiliated investor loaned the Company $17,870 on a 30-day loan to pay two vendors.  The investor received a warrant to purchase 178,870 shares of the common stock of the Company at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $16,083, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine month periods ended September 30, 2010 and 2009, amortization expense was $16,083 and $0, respectively.  On August 23, 2010, this loan was repaid in full in the amount of $17,870.  Half of the accrued interest of $1,382 was paid in cash ($691) and half was converted to 6,910 shares of stock.

On May 19, 2010, an unaffiliated investor loaned the Company an additional $25,000 on a 30-day loan.  The investor received a warrant to purchase 250,000 shares of the common stock of the Company at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $20,000, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine month periods ended September 30, 2010 and 2009, amortization expense was $20,000 and $0, respectively.  On August 23, 2010, the $25,000 principal was repaid in cash.  The interest on the loan was aggregated with the loan above and handled as described in the preceding paragraph.

On May 21, 2010, an unaffiliated investor loaned the Company $12,500 on a 30-day loan.  The investor received a warrant to purchase 125,000 shares of the common stock of the Company at an exercise price of $0.25 per share.  The warrant has a five year exercise period and a "cashless" exercise provision. The note was recorded net of a deferred debt discount of $12,500, based on the relative fair value of the warrant under the Black-Scholes pricing model.  Such discount is being amortized over the term of the note.  During the nine month periods ended September 30, 2010 and 2009, amortization expense was $12,500 and $0, respectively.  On August 13, 2010, the $12,500 was repaid in full and discharged.

NOTE 9 — LINES OF CREDIT RELATED PARTIES

On May 31, 2007, the Company entered into a line of credit agreement with Arisean Capital, Ltd. ("Arisean"), pursuant to which the Company may borrow from time to time up to $500,000 from Arisean to be used by the Company to fund its working capital needs. Arisean is controlled by Charles S. Brofman, the Co-Founder of the Company and a former member of its Board of Directors. Borrowings under the line of credit were secured by the assets of the Company, subject to a subordination agreement, and bear interest at a rate of 12% per annum, with interest payable monthly in cash. The principal balance outstanding could be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing completed by the Company. Arisean's obligation to lend such funds to the Company is subject to a number of conditions, including review by Arisean of the proposed use of such funds by the Company. On February 8, 2008, in consideration of the line of credit not being repaid with the later loan proceeds secured subsequent to the date of the agreement, the Company granted options to purchase 350,000 shares of the common stock of the Company at $1.25 per share to Mr. Brofman. The term of the options is three years, and they vested immediately. The option expense of $227,500 was treated as deferred debt discount in association with Mr. Brofman's financing during 2008 and was expensed immediately. On September 25, 2009, the Company repaid the $576,000 outstanding balance on this line of credit and $109,456 in accrued interest by the issuance of 4,569,706 shares of Company common stock that were valued at the closing market price of $0.45 per share. Based on the $2,056,368 value of the shares issued, the Company recognized a $1,370,912 loss on extinguishment of the debt during the year ended December 31, 2009. Additionally, as of September 25, 2009, Arisean released its first lien on the assets of the Company, placing the new 2009 investors in first lien position (see Note 10). Interest expense accrued on this line of credit during 2009 was $50,703. As of September 30, 2010, the outstanding balance on this line of credit was $10,557 in remaining accrued interest.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 9 — LINES OF CREDIT RELATED PARTIES (continued)

On August 10, 2007, the Company entered into a line of credit agreement with James D. Burchetta, Debt Resolve's Co-Chairman and Founder, for up to $100,000 to be used to fund the working capital needs of Debt Resolve and First Performance. Borrowings under the line of credit were secured by the assets of the Company and bear interest at a rate of 12% per annum, with interest payable monthly in cash. The principal balance outstanding could be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve. On August 27, 2009, the Company repaid the $119,000 outstanding balance on this line of credit and $23,345 in accrued interest by the issuance of 948,970 shares of Company common stock that were valued at the closing market price of $0.25 per share. Based on the $237,242 value of the shares issued, the Company recognized a $94,897 loss on extinguishment of the debt during the year ended December 31, 2009. Interest expense accrued on this line of credit during 2009 was $9,311. As of September 30, 2010, the outstanding balance on this line of credit was $1,017 in remaining accrued interest. The Company also owed $126,803 of accrued expenses and $35,000 of accrued consulting fees to Mr. Burchetta as of September 30, 2010.

On October 17, 2007, the Company entered into a line of credit agreement with William M. Mooney, a Director of Debt Resolve, for up to $275,000 to be used primarily to fund the working capital needs of First Performance. Borrowings under the line of credit bear interest at 12% per annum, with interest payable monthly in cash. The principal balance outstanding will be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve. In conjunction with this line of credit, the Company also issued a warrant to purchase 137,500 shares of common stock at an exercise price of $2.00 per share with an expiration date of October 17, 2012. The liability for borrowings under the line of credit was recorded net of a deferred debt discount of $117,700, based on the relative fair value of the warrant under the Black-Scholes pricing model. The debt discount was fully amortized during the year ended December 31, 2007. Borrowings under this line of credit are guaranteed by Mr. Burchetta and Mr. Brofman. On February 8, 2008, in consideration of the line of credit not being repaid with the later loan proceeds secured subsequent to the date of the agreement, the Company granted Mr. Mooney 350,000 options to purchase common stock at $1.25 per share. This option has a term of three years and vested immediately. The grant was valued at $227,500 under the Black-Scholes pricing model and was expensed immediately as amortization of the deferred debt discount. On August 27, 2009, the Company repaid $343,421 of principal on this line of credit and $64,222 in accrued interest by the issuance of 2,717,616 shares of Company common stock that was valued at the closing market price of $0.25 per share. Based on the $679,404 value of the shares issued, the Company recognized a $271,762 loss on extinguishment of the debt during the year ended December 31, 2009. On September 24, 2009, the Company entered into a short term loan with William M. Mooney, a Director of Debt Resolve, for $150,000 to be used to discharge the bridge loans of another investor. Borrowings under the loan bear interest at 9% per annum, with interest accrued and payable on maturity. The Note was due on November 24, 2009. In conjunction with this line of credit, the Company also issued a warrant to purchase 150,000 shares of common stock at an exercise price of $0.15 per share with an expiration date of September 24, 2014. The Note was recorded net of a deferred debt discount of $15,000, based on the relative fair relative fair value of the warrant under the Black-Scholes pricing model.  Such discount was amortized over the term of the Note.  During the nine month periods ended September 30, 2010 and 2009, amortization was $0.  On April 6, 2010, a partial repayment of $25,000 of principal was paid.  Also, as a result of the delinquent repayment of the note, a penalty of $69,000 was incurred on April 15, 2010.  On August 17, 2010, a partial payment of $50,000 of principal was made on the line of credit.  Interest expense accrued on this loan as of September 30, 2010 was $24,023.  As of September 30, 2010, the outstanding balance on this loan was $151,000.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 9 — LINES OF CREDIT RELATED PARTIES (continued)

  On July 1, 2008, the Company entered into a line of credit agreement with Kenneth H. Montgomery, a former Chief Executive Officer and Director of Debt Resolve, for up to $315,000 to be used to fund the working capital needs of Debt Resolve. Borrowings under the line of credit would bear interest at 12% per annum, with interest payable monthly in cash. The principal balance outstanding could be due at any time upon 30 days written notice, subject to mandatory prepayment (without penalty) of principal and interest, in whole or in part, from the net cash proceeds of any public or private, equity or debt financing made by Debt Resolve. In conjunction with this line of credit, the Company also issued an option to purchase 350,000 shares of common stock at an exercise price of $1.00 per share on July 15, 2008 with an expiration date of July 15, 2015. The note was recorded net of a deferred debt discount of $262,500, based on the relative fair value of the option. The debt discount was amortized over the term of the note. As of June 30, 2009, the Company has borrowed $158,202 under this line of credit plus $185,681 of Company expenses paid directly by Mr. Montgomery for a total borrowed of $343,883. On August 27, 2009, the Company repaid $158,202 of principal on this line of credit and $24,492 in accrued interest by the issuance of 1,217,966 shares of Company common stock that were valued at the closing market price of $0.25 per share. Based on the $304,491 value of the shares issued, the Company recognized a $121,797 loss on extinguishment of the debt in the year ended December 31, 2009. As of September 30, 2010, the outstanding balance owed to Mr. Montgomery is $214,385 in expenses plus $1,352 in accrued interest on the line of credit that was repaid and terminated.

NOTE 10 — CONVERTIBLE DEBENTURES

From June 2009 to March 2010, unaffiliated investors loaned the Company an aggregate of $1,237,459 on three year Series A Convertible Debentures with an interest rate of 14%.  The interest accrues and is payable at maturity, which range in dates from June 2012 to March 2013.  The conversion price is set at $0.15 per share.  The Debentures carry a first lien security interest.  In addition, the investors received 12,374,590 warrants to purchase the common stock of the Company at an exercise price of $1.00.  On January 21, 2010, the exercise price was reduced to $0.40 due to certain provisions of the warrants.  The exercise period of the warrants is five years.  The notes were recorded net of a deferred debt discount of $1,150,792, based on the relative fair value of the warrants under the Black-Scholes pricing model.  Such discount is being amortized over the term of the notes.  During the nine month periods ended September 30, 2010 and 2009, the Company recorded amortization of the debt discount related to these notes of $395,274 and $464, respectively.  As of September 30, 2010, $400,459 plus accrued interest was converted to stock by the terms of the notes, leaving a balance remaining of $837,000.

During the nine months ended September 30, 2010, unaffiliated investors loaned the Company an aggregate of $275,000 on three year Series B Convertible Debentures with an interest rate of 14%.  During the period, $50,000 was repaid in cash, leaving a balance of $225,000 on these debentures at September 30, 2010.  The interest accrues and is payable at maturity.  The conversion price is set at $0.15 per share.  The Debentures carry a first lien security interest with the debentures above.  In addition, at conversion, the investors will receive 900,000 warrants to purchase the common stock of the Company at an exercise price of $0.40 per share.  The warrants are callable when the Company's stock trades above $0.75 per share for 10 consecutive trading days.  The notes were recorded net of a deferred debt discount of $275,000, based on the relative fair value of the warrants under the Black-Scholes pricing model.  Such discount is being amortized over the term of the notes.  During the nine month periods ended September 30, 2010 and 2009, the Company recorded amortization of the debt discount related to these notes of $92,951 and $0, respectively.

During the nine months ended September 30, 2010, unaffiliated investors loaned the Company an aggregate of $260,000 on three year Series C Convertible Debentures with an interest rate of 14%.  The interest accrues and is payable at maturity.  The conversion price is set at $0.15 per share.  The Debentures carry a first lien security interest with the debentures above.  In addition, the investors received 2,566,670 warrants to purchase the common stock of the Company at an exercise price of $0.40 per share.  The series C notes have a “ratchet” provision resetting the conversion price to $0.10 and the warrant exercise price to $0.25 on the first closing of a subsequent offering with those terms.  This “ratchet” was triggered on August 12, 2010 with the completion of the minimum closing of $1,500,000 on a $3,000,000 private placement.  The notes were recorded net of a deferred debt discount of $215,940, based on the relative fair value of the warrants under the Black-Scholes pricing model.  Such discount is being amortized over the term of the notes.  During the nine month periods ended September 30, 2010 and 2009, the Company recorded amortization of the debt discount related to these notes of $17,291 and $0, respectively.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 10 — CONVERTIBLE DEBENTURES (continued)

The embedded conversion option related to the Convertible Debentures is accounted for under ASC 815-40. We have determined that the embedded conversion option is a derivative liability. Accordingly, the embedded conversion option will be marked to market through earnings at the end of each reporting period.  The conversion option is valued using the Black-Scholes valuation model.  See derivative liability discussion below.

NOTE 11 - DERIVATIVE LIABILITY

As described in Note 7 and 10 above, the Company's derivative financial instruments consisted of embedded derivatives related to the short term Convertible Debentures and embedded reset provisions contained within Convertible Debentures and related issued warrants.  On August 12, 2010, those financial instruments that contained embedded conversion derivatives and reset provisions were extinguished, therefore, the initial determined fair values of the conversion features and reset provisions of $3,553,062 were reclassified from liability to equity.  As of September 30, 2010, there were no derivative liabilities.

NOTE 12 — STOCKHOLDERS' EQUITY

On July 30, 2010 the authorized shares of common stock par value $0.001 of the Company was increased to 200,000,000 shares from 100,000,000 shares.

During the year ended December 31, 2009, the Company issued 617,417 shares upon the exercise of investor warrants.

During the year ended December 31, 2009, the Company issued 5,950,000 shares of common stock as compensation for professional services rendered and 50,000 shares to a Company employee as compensation for his services.

During the year ended December 31, 2009, the Company issued 8,767,398 shares of Company common stock to settle $1,483,709 in liabilities owed to former employees and vendors.

During the year ended December 31, 2009, the Company issued 10,141,885 shares of Company common stock to settle $1,521,282 in notes payable and accrued interest.

During the year ended December 31, 2009, the Company issued 1,576,685 shares of Company common stock to settle $223,275 in principal and accrued interest owed on two notes payable. The $394,171 value of the shares issued, as determined by the closing prices on the dates of issuance, exceeded the $223,275 in liabilities settled, and the Company recorded the difference as a $170,896 loss on extinguishment of the liabilities during the year ended December 31, 2009. The extinguished liabilities consisted of $95,950 in note principal and $127,325 in accrued interest and fees. Of the 1,576,685 shares issued, 450,000 shares were release from treasury. Prior to their release, the Company excluded the 450,000 shares from the number of outstanding shares used to determine its net loss per share.

In connection with the Company's sale of a $300,000 convertible debenture on September 30, 2008, the Company was to issue 150,000 shares in compensation for the agreement exchanging the original note dated July 31, 2008 for the convertible debenture dated September 30, 2008. The Company issued the shares on September 15, 2009.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 12 — STOCKHOLDERS' EQUITY (continued)

During the year ended December 31, 2009, the Company issued a total of 2,250,000 shares to five members of the Company's board of directors as compensation for their services and issued 333,334 shares to the Company's Interim CEO and President in satisfaction of an accrued bonus payable.

During the nine month period ended September 30, 2010, the Company issued 12,144,948 shares of Company common stock to settle $1,822,388 in notes payable and accrued interest. The $1,822,388 value of the shares issued, as determined by the closing prices on the dates of issuance, exceeded the $756,126 in liabilities settled, and the Company recorded the difference of $756,126 as a reduction of the related derivative liability during the nine month period ended September 30, 2010.

During the nine month period ended September 30, 2010, the Company issued 880,000 shares of Company common stock to settle reset provisions contained in a private placement completed in August 2007. The $262,240 value of the shares, as determined by the closing price on the date of issuance, was charged to current period operations for the nine month period ended September 30, 2010.

During the nine month period ended September 30, 2010, the Company issued 2,724,996 shares upon the exercise of warrants; 224,997 for services rendered and on a cashless basis.

During the nine month period September 30, 2010, the Company issued 3,202,000 shares of common stock as compensation for professional services rendered.

During the three months ended September 30, 2010, the Company sold 16,000,000 shares of common stock (plus 16,000,000 investor warrants) for gross proceeds of $1,600,000 and net proceeds of $1,355,687.

NOTE 13-WARRANTS AND OPTIONS

Warrants

The following table summarizes warrants outstanding and related prices for the shares of the Company's common stock issued to shareholders at September 30, 2010:

Exercise Price	Number Outstanding	Warrants Outstanding Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise price	Number Exercisable	Warrants Exercisable Weighted Average Exercise Price
0.01	60,521	0.73	0.01	60,521	0.01
0.10	1,850,000	4.86	0.10	1,850,000	0.10
0.12	275,000	1.12	0.12	275,000	0.12
0.15	3,933,334	4.35	0.15	3,933,334	0.15
0.25	23,318,750	4.83	0.25	23,318,750	0.25
0.40	15,541,259	4.11	0.40	15,541,259	0.40
1.00	678,000	1.99	1.00	678,000	1.00
1.07	37,500	2.23	1.07	37,500	1.07
1.25	350,000	2.33	1.25	350,000	1.25
1.95	50,000	2.49	1.95	50,000	1.95
2.00	137,500	2.05	2.00	137,500	2.00
2.45	99,000	2.53	2.45	99,000	2.45
6.00	225,000	1.10	6.00	225,000	6.00
Total	46,555,864	4.43		46,555,864

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 13-WARRANTS AND OPTIONS (continued)

Transactions involving the Company's warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2008	3,840,455	$1.23
Issued	37,874,590	0.27
Exercised	(617,417)	0.00000004
Canceled or expired	(23,978,740)	0.00000004
Outstanding at December 31, 2009	17,118,888	0.36
Issued	33,143,753	0.27
Exercised	(2,725,000)	0.00036
Canceled or expired	(981,777)	2.94
Outstanding at September 30, 2010	46,555,864	$0.34

In conjunction with the issuance of debt and settlement of Payables, the Company issued warrants to purchase an aggregate of 7,380,372 shares of common stock with an exercise price from $0.15 to $0.40 per share expiring five years from the date of issuance. The fair value of the warrants was determined using the Black-Scholes option pricing method.

In conjunction with certain consulting services, the Company issued warrants to purchase an aggregate of 6,313,382 shares of common stock with an exercise prices from $0.15 to $0.40 per share expiring five years from the date of issuance. These warrants contain a "cashless exercise" feature. The fair value of the warrants was determined using the Black-Scholes option pricing method.

In conjunction with the settlement of litigation, the Company issued warrants to purchase 250,000 shares of common stock with an exercise prices from $0.15 per share expiring five years from the date of issuance. The fair value of the warrants was determined using the Black-Scholes option pricing method.

In conjunction with the sale of the Company's common stock, the Company issued warrants to purchase 16,000,000 shares of common stock with an exercise price of $0.25 per share expiring five years from the date of issuance.  Additionally the Company issued warrants to purchase 3,200,000 shares of common stock to placement agents with half of the 5-year placement agent warrants having an exercise price of $0.10 and half having an exercise price of $0.25.

As of September 30, 2010, the Company is obligated to issue an aggregate of 1,283,331 warrants with an exercise price of $0.25 per share 5 years in satisfaction of resert provisions of certain previously issued warrants.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 13-WARRANTS AND OPTIONS (continued)

Non-Employee Options

The following table summarizes non employee options outstanding and related prices for the shares of the Company's common stock issued to shareholders at September 30, 2010:

Exercise Price	Number Outstanding	Option Outstanding Options Average Remaining Contractual Life (years)	Weighted Average Exercise price	Number Exercisable	Options Exercisable Weighted Average Exercise Price
$0.70	75,000	4.94	0.70	75,000	0.70
1.84	25,000	4.67	1.84	25,000	1.84
5.00	3,000	1.09	5.00	3,000	5.00
Total	103,000			103,000

Transactions involving the Company's non employee option issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2008	203,000	$3.02
Issued	--	--
Exercised	--	--
Canceled or expired	(100,000)	$5.00
Outstanding at December 31, 2009	103,000	$1.10
Issued	--	--
Exercised	--	--
Canceled or expired	--	--
Outstanding at September 30, 2010	103,000	$1.10

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER30, 2010

NOTE 13-WARRANTS AND OPTIONS (continued)

Employee Options

The following table summarizes employee options outstanding and related prices for the shares of the Company's common stock issued to shareholders at September 30, 2010:

Exercise Price	Number Outstanding	Option Outstanding Options Average Remaining Contractual Life (years)	Weighted Average Exercise price	Number Exercisable	Options Exercisable Weighted Average Exercise price
$0.13	500,000	6.59	$0.13	500,000	$0.13
0.17	4,500,000	6.52	0.17	4,500,000	0.17
0.19	1,000,000	5.85	0.19	1,000,000	0.19
0.20	250,000	2.57	0.20	250,000	0.20
0.22	175,000	6.50	0.22	100,000	0.22
0.80	350,000	4.34	0.80	350,000	0.80
1.00	350,000	4.79	1.00	350,000	1.00
1.25	1,334,500	1.76	1.25	1,334,500	1.25
1.40	350,000	4.70	1.40	350,000	1.40
1.50	887,500	0.96	1.50	887,500	1.50
1.63	20,000	4.71	1.63	20,000	1.63
1.84	10,000	4.67	1.84	10,000	1.84
4.75	203,000	3.57	4.75	203,000	4.75
5.00	2,326,934	4.88	5.00	2,326,934	5.00
10.00	20,000	2.74	10.00	20,000	10.00
Total	12,276,934	4.93		12,201,934

Transactions involving the Company's employee option issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2008	5,851,934	$5.89
Issued	1,000,000	0.19
Exercised	--	--
Canceled or expired	--	--
Outstanding at December 31, 2009	6,851,934	5.89
Issued	5,425,000	0.19
Exercised	--	--
Canceled or expired	--	--
Outstanding at September 30, 2010	12,276,934	$1.47

The Board granted an aggregate of stock options to purchase 5,425,000 shares of common stock of the Company at an exercise prices from $0.13 to $0.22 with an exercise periods from three to seven years to key employees, officers and a new advisory board member. The grant was valued using the Black-Scholes model and had a value of $995,743; $978,249 was fully expensed during the nine month period ended September 30, 2010.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER30, 2010

NOTE 14 -COMMITMENTS AND CONTINGENCIES

Litigation

On July 17, 2008, Dreier LLP, a law firm, filed a complaint in the Supreme Court of New York, County of New York, seeking damages of $311,023 plus interest for legal services allegedly rendered to us. The complaint was answered on August 14, 2008 raising various affirmative defenses. On December 16, 2008, Dreier LLP filed for bankruptcy in the U.S. Bankruptcy Court for the Southern District of New York. The case has been on hold since the bankruptcy filing. On March 18, 2009, the Company filed a counterclaim in the bankruptcy court for legal malpractice and the defenses rose in the previously filed answer. The entire balance in dispute is in the accounts payable of the Company.

On September 17, 2008, Computer Task Group, a vendor, filed a complaint in the Supreme Court of New York, County of Erie, seeking damages of $24,546 plus interest for consulting services rendered to us. On December 3, 2008, judgment was entered in favor of Computer Task Group for $24,546 plus $2,539 in interest and $651 in costs, or a total of $27,735. A restraining order was served on the Company's bank account for the amount of the judgment. On March 10, 2009, a total of $12,839 was removed from our account in partial satisfaction of the judgment, leaving a current total now due of $14,896. This balance payable is in the accounts payable of the Company.

On October 9, 2009, PR Newswire Association filed a complaint in New Jersey Special Civil Court, Hudson County against the Company for unpaid bills in the amount of $7,470. On March 22, 2010, a default judgment in the amount of $8,124 was entered. This balance is in the accounts payable of the Company.

On November 9, 2009, Patriot National Bank, a financial institution, filed a complaint in the Supreme Court of New York, Count of Westchester, seeking damages of $68,993.62 as a result of an overdraft in our bank account resulting from a non-sufficient fund check received from an investor on May 22, 2009. An answer was filed by the Company on December 20, 2009. On February 22, 2010, a motion for summary judgment was filed with the court by Patriot. An amended motion of summary judgment was filed on March 1, 2010 by Patriot.  As of September 30, 2010, the unpaid amount remaining on the overdraft was $14,047. The Company is making monthly payments to reduce the overdraft through an allocated portion of its revenue. The entire amount in dispute is on the balance sheet of the Company under Bank Overdrafts.

From time to time, the Company is involved in various litigation matters in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Operating leases

The Company currently shares space with a business partner under an agreement from December 2008. The Company and business partner agreed to cross-market the services of each party to their clients. As part of the agreement, the Company was granted certain office space. In July 2009 under a verbal agreement, the Company agreed to pay rent in the amount of $1,000 per month for increased office space.

NOTE 15 — EMPLOYMENT AGREEMENTS

James D. Burchetta

The Company had entered into an employment agreement on January 13, 2003 with James D. Burchetta under which he would devote substantially all of his business and professional time to us and our business development. The employment agreement with Mr. Burchetta was effective until January 13, 2013. The agreement provided Mr. Burchetta with an initial annual base salary of $240,000 and contained provisions for minimum annual increases based on changes in an applicable "cost-of-living" index. The employment agreement with Mr. Burchetta contained provisions under which his annual salary may increase to $600,000 if we achieved specified operating milestones and also provided for additional compensation based on the value of a transaction that results in a change of control, as that term is defined in the agreement. In the event of a change of control, Mr. Burchetta would be entitled to receive 25% of the sum of $250,000 plus 2.5% of the transaction value, as that term is defined in the agreement, between $5,000,000 and $15,000,000 plus 1% of the transaction value above $15,000,000.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 15 — EMPLOYMENT AGREEMENTS (continued)

The Company amended the employment agreement with Mr. Burchetta in February 2004, agreeing to modify his level of compensation, subject to its meeting specified financial and performance milestones. The employment agreement, as amended, provided that the base salary for Mr. Burchetta would be as follows: (1) if at the date of any salary payment, the aggregate amount of our net cash on hand provided from operating activities and net cash and/or investments on hand provided from financing activities is sufficient to cover our projected cash flow requirements (as established by our board of directors in good faith from time to time) for the following 12 months (the "projected cash requirement"), the annual base salary will be $150,000; and (2) if at the date of any salary payment, our net cash on hand provided from operating activities is sufficient to cover our projected cash requirement, the annual base salary will be $250,000, and increased to $450,000 upon the date upon which we complete the sale or license of our Debt Resolve system with respect to 400,000 consumer credit accounts. Under the terms of the amended employment agreement, no salary payments were made to Mr. Burchetta during 2004. The Company recorded compensation expense and a capital contribution totaling $150,000 in 2004, representing an imputed compensation expense for the minimum base salary amounts under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary.

The Company amended the employment agreement with Mr. Burchetta again in June 2005, agreeing that (1) as of April 1, 2005 the Company will pay Mr. Burchetta an annual base salary of $250,000 per year, and thereafter his base salary will continue at that level, subject to adjustments approved by the compensation committee of our board of directors, and (2) the employment term will extend for five years after the final closing of our June/September 2005 private financing. Compensation expense under the employment agreement with Mr. Burchetta is recorded as payroll and related expenses in the unaudited condensed statement of operations and totaled $0 and $135,417 for the twelve months ended December 31, 2009 and 2008, respectively. On August 27, 2009, the accrued salary from 2008 was converted to stock.

On July 15, 2008, the employment agreement was converted to a consulting agreement with all terms otherwise unchanged, as Mr. Burchetta became non-executive Chairman on February 16, 2008. One additional term added was that the Chairman shall always make $25,000 more than the Chief Executive Officer and have comparable benefits. The Board affirmed the effectiveness of the agreement to January 13, 2013. Consulting expense under the consulting agreement with Mr. Burchetta is recorded as general and administrative expenses in the unaudited condensed statement of operations and totaled $30,000 for the three months ended March 31, 2010 and $195,833 for the year ended December 31, 2009. Consulting expense for the year ended December 31, 2008 totaled $114,583. On August 27, 2009, the accrued consulting fees of $242,500 for the period July 2008 through July 2009 were converted to stock. On September 29, 2009 and effective as of August 1, 2009, the Company and Mr. Burchetta amended his consulting agreement from a full-time consulting position to a part-time consulting position. In addition, the monthly consulting fee was reduced from $20,833 per month to $10,000 per month. Finally, Mr. Burchetta waived the condition that his compensation exceeds that of the CEO by at least $25,000 per month and has comparable benefits. In return for the modifications to the contract with a termination date of January 13, 2013, Mr. Burchetta received 1,686,000 shares of stock, which represents the reduction in compensation during the remaining term of the agreement.

As of September 30, 2010, the Company owes Mr. Burchetta an aggregate of $35,000 under the consulting agreement.

David M. Rainey

On May 1, 2007, David M. Rainey joined our company as Chief Financial Officer and Treasurer. Mr. Rainey also became Secretary of the Company in November 2007, President of the Company in January 2008 and Interim Chief Executive Officer on July 15, 2009. Mr. Rainey stepped down as Interim CEO on April 12, 2010. Mr. Rainey has a one year contract that renews automatically unless 90 days notice of intention not to renew is given by the Company. Mr. Rainey's base salary is $200,000, subject to annual increases at the discretion of the board of directors. Mr. Rainey also received a grant of 75,000 options to purchase the common stock of the Company, one third of which vest on the first, second and third anniversaries of the start of employment with the Company. Mr. Rainey is also eligible for a bonus of up to 50% of salary based on performance objectives set by the Chairman and the Board of Directors. Mr. Rainey's contract provides for 12 months of severance for any termination without cause with full benefits. Upon a change in control, Mr. Rainey receives two years severance and bonus with benefits and immediate vesting of all stock options then outstanding. As of September 30, 2010, the Company owes $158,333 in salary under the agreement.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 15 — EMPLOYMENT AGREEMENTS (continued)

Each of the employment agreements with Mr. Burchetta and Mr. Rainey also contain covenants (a) restricting the employee from engaging in any activities competitive with our business during the term of their employment agreements, (b) prohibiting the employee from disclosure of our confidential information and (c) confirming that all intellectual property developed by the employee and relating to our business constitutes our sole property. In addition, Mr. Rainey's contract provides for a one year non-compete during the term of his severance.

NOTE 16 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2009, the Company issued 15,841,788 shares of Company common stock to settle $2,560,868 in accrued liabilities and for a contract settlement owed to individuals, or an entity controlled by an individual, who were Company officers or directors or former officers or directors at the time of settlement.  The $4,890,388 value of the shares issued, as determined by the closing prices on the dates of issuance, exceeded the $2,560,868 in liabilities settled, and the Company recorded the difference as a $2,329,521 loss on extinguishment of the liabilities in the three months ended September 30, 2009.  The extinguished liabilities consisted of $900,230 in accrued payroll compensation, $1,196,623 in loans made to the Company, $221,515 in interest accrued thereon, and $242,500 in accounts payable for consulting services rendered.  Related party interest for the nine months ended September 30, 2010 was $10,391.  Related party interest for the year ended December 31, 2009 was $105,109.

During the year ended December 31, 2009, the Company issued a total of 2,250,000 shares to five members of the Company's board of directors as compensation for their services valued at $428,750. Another executive received an option grant of 1,000,000 shares at an exercise price of $0.19 with a seven year life as compensation for services and in recognition of a promotion valued at $190,000.

During the nine months ended September 30, 2010, the Company issued a total of 5,425,000 options to members of the Company's board of directors, new advisory board members, three new employees and an officer as compensation for their services valued at $978,250.

Certain Company directors personally guarantee the Company's notes payable and its' bank loan (Note 9).

 NOTE 17 - FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments ("ASC 825-10") on January 1, 2008. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 17 - FAIR VALUE MEASUREMENT (continued)

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair vale of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

Upon adoption of ASC 825-10, there was no cumulative effect adjustment to the beginning retained earnings and no impact on the financial statements.

The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The following table sets forth the Company's financial instruments as of September 30, 2010 which was recorded on the balance sheet at fair value on a recurring basis by level within the fair value hierarchy. As required by ASC 825-10, these are classified based on the lowest level of input that is significant to the fair value measurement:

	Quoted Prices in Active Markets for Identical Instruments Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3

Liabilities:
Derivative liability			$ (-0-)

At September 30, 2010, the carrying amounts of the notes payable approximate fair value because all of the notes have been classified to current maturity.

DEBT RESOLVE, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 17 - FAIR VALUE MEASUREMENT (continued)

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of September 30, 2010:

Three Months Ended September 30, 2010	Derivative Liability
Balance, June 30, 2010	$2,563,324
Total (gains) losses
Initial fair value of debt derivative on note issuance	61,751
Initial fair values of warrants issued containing reset provisions	72,984
-
Mark-to-market at September 30, 2010:	-
- Embedded debt derivative and warrant liabilities	855,003
Transfers in and/or out of Level 3	(3,553,062)

Balance, September 30, 2010	$-0-

Net loss for the period included in earnings relating to the liabilities held at September 30, 2010	$(855,003)

NOTE 18 — SUBSEQUENT EVENTS

On October 1, 2010, a consultant was granted 4,000,000 options as compensation for services to be rendered.  The options vest in two tranches.  The first tranche vests 200,000 upon delivery of a “go-to-market” strategy, 200,000 upon delivery of a sales prospect list and acceptance, 200,000 vest upon signing the first client contract, 200,000 vest upon signing the second client contract, 400,000 vest when introduced client revenue exceeds $300,000 over three months, 400,000 vest when introduced client revenue exceeds $600,000 over three months, and the final 400,000 vest when introduced client revenue exceeds $900,000 over three months.  The second tranche of 2,000,000 shares vest if the consultant is offered and accepts employment within the next two years.

On October 11, 2010, an investor exercised a warrant for 35,000 shares at an exercise cost of $350.

On October 12, 2010, the Company discharged two investor notes in the aggregate amount of $200,000 in principal,  $64,899 in accrued interest and a $45,000 late repayment fee for the payment in cash of $95,000 and the conversion of the $214,899 remaining total balance into 2,148,987 shares of the Company’s stock.

On December 22, 2010, the Company discharged certain related party accounts payable in the amount of $122,500 by converting these payables to 1,225,000 shares of the Company’s stock.

During May 2009, the Company received two checks from an investor in the amounts of $125,000 each which were deposited into our checking account.  The two checks were subsequently dishonored, but an overdraft of $95,000 resulted from funds expended against the provisional credit on the account.  The Company countersued the investor in March 2010 after being sued by Patriot National Bank on the overdraft, as discussed above.  On November 18, 2010, the Westchester NY County Court dismissed the action against the investor in New York for lack of jurisdiction.  The case is now being tried in the Orange County, CA courts.  The investor has raised certain defenses and counter-claims to the Company’s action against him for recovery on the two dishonored checks.  The Company believes that we have no exposure on these counter-claims.

DEBT RESOLVE, INC.

COMMON STOCK

_______________

Prospectus
_______________

_____ __, 2011

Until __________, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

Registration Fees	$
Federal Taxes		—
State Taxes		—
Legal Fees and Expenses		30,000
Printing and Engraving Expenses		2,000
Blue Sky Fees		2,000
Accounting Fees and Expenses		15,000
Miscellaneous
Total		$55,000

Item 14.  Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer.  We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15.   Recent Sales of Unregistered Securities.

On August 12, 2010, we completed the first closing of a private placement of an aggregate of 60 units, with each unit consisting of 250,000 shares of our common stock, and a detachable, transferable warrant to purchase common stock, at a purchase price of $25,000 per unit or an aggregate purchase price of $1,500,000, to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Placement Memorandum dated June 10, 2010.  Each warrant entitles the holder to purchase 250,000 shares of common stock at an exercise price of $0.25 per share through August 12, 2015.  On September 30, 2010, we completed a second (and final) closing of the private placement.  In the second closing, we sold 4 units for an aggregate purchase price of $100,000.  We are using the net proceeds of the private placement to fund our sales initiatives, strategic alliances and technology enhancements, and for working capital.

National Securities Corporation, the placement agent engaged in connection with the private placement, received $160,000 in cash placement fees, a $15,000 expense allowance and a legal expense reimbursement in connection with the closing of the private placement.  The placement agent and certain of its affiliates also received warrants to purchase 3,200,000 shares of our common stock.  The warrants have an exercise price of $0.10 per share as to 1,600,000 shares underlying the warrants and $0.25 per share as to the other 1,600,000 shares underlying the warrants, have a cashless exercise provision, have registration rights that are the same as those afforded to investors in the private placement and are otherwise identical to the warrants issued to investors in the private placement.

At six closings occurring between February and April 2010, we received $275,000 in gross proceeds through a private placement of our secured convertible notes to six investors.  The first investor was repaid his $50,000 in cash, leaving a balance of $225,000 on these notes.  The notes have a three-year term and accrue interest at a rate of 14% per year, payable at maturity.  The investors have the option of converting the principal amount of the notes and the interest accrued on them into shares of our common stock at a conversion price of $0.15 per share.  To date, the notes have not been converted, and we are not registering the shares of common stock underlying the notes in this registration statement.  The investors in the private placement also received warrants to purchase shares of our common stock at an exercise price of $0.40 per share.  The number of warrants received by investors was based on 0.6 of a share of common stock for each dollar of note principal and interest divided by $0.15.  The 1,278,000 investor warrants are being registered in this registration statement.

Finance 500, Inc., the placement agent engaged in connection with the February-April 2010 private placement, received $30,573 in cash placement fees, a $35,000 expense allowance and a legal expense reimbursement in connection with the closings of the private placement.  The placement agent and certain of its affiliates also received warrants to purchase 458,334 shares of our common stock.  The warrants have an exercise price of $0.15 per share, have a cashless exercise provision, have registration rights that are the same as those afforded to investors in the private placement and are otherwise identical to the warrants issued to investors in the private placement.

The shares of our common stock and warrants issued in the above private placements were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering or under Regulation D promulgated pursuant to the Securities Act of 1933.  None of the shares of common stock or warrants, or shares of our common stock underlying such warrants, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 16.    Exhibits and Financial Statement Schedules.

(a) The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit No.	Description
3.1	Certificate of Amendment of the Certificate of Incorporation, dated August 16, 2006. (3)

3.2	Certificate of Amendment of the Certificate of Incorporation, dated August 24, 2006. (3)

4.1	Form of 15% Secured Convertible Promissory Note of Debt Resolve, Inc. for June 26, 2006 private placement.(1)

4.2	Form of 15% Secured Promissory Note of Debt Resolve, Inc. for June 26, 2006 private placement.(1)

4.3	Form of Warrant to Purchase Common Stock of Debt Resolve, Inc. for June 26, 2006 private placement.(1)

4.4	Form of Purchase Warrant granted to Underwriters in November 2006 initial public offering.(4)

5.1	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to the legality of the shares of common stock.

10.1	Securities Purchase Agreement, dated as of June 26, 2006, among Debt Resolve, Inc. and each of the private placement subscribers.(1)

10.2	Registration Rights Agreement, dated as of June 26, 2006, among Debt Resolve, Inc. and each of the private placement subscribers.(1)

10.3	Security Agreement, dated as of June 26, 2006, among Debt Resolve, Inc. and each of the private placement subscribers.(1)

10.4	Stock Pledge Agreement, dated as of June 26, 2006, among Debt Resolve, Inc. and each of the private placement subscribers.(1)

10.5	Form of investor lock-up agreement for June 26, 2006 private placement.(1)

10.6	Hosting Agreement with AT&T Corp.(2)

10.7
Master Loan and Servicing Agreement, dated as of December 21, 2006, by and among EAR Capital I, LLC, as borrower, DRV Capital LLC, as servicer, Debt Resolve, Inc., as parent, and Sheridan Asset Management, LLC, as lender.(5)

10.8	Form of Secured Promissory Note, dated December 21, 2006, made by EAR Capital I, LLC to Sheridan Asset Management, LLC.(5)

10.9	Security Agreement, dated as of December 21, 2006, between EAR Capital I, LLC, as obligor, and Sheridan Asset Management, LLC, as secured party.(5)

10.10	Form of Warrant to Purchase Common Stock with respect to the August 12, 2010 private placement. (8)

14.1	Code of Ethics and Business Conduct. (9)

21.1	Subsidiaries of Debt Resolve, Inc. (10)

23.1	Consent of Greenberg Traurig, LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of RBSM LLP, independent registered public accountants.

24.1	Power of Attorney (set forth on the signature page of this registration statement).

________________
(1)	Incorporated herein by reference to Current Report on Form 8-K filed July 20, 2009.

(2)	Incorporated herein by reference to Current Report on Form 8-K filed August 19, 2009.

(3)	Incorporated herein by reference to Current Report on Form 8-K filed October 8, 2009.

(4)	Incorporated herein by reference to Current Report on Form 8-K filed October 21, 2009.

(5)	Incorporated herein by reference to Current Report on Form 8-K/A filed October 22, 2009.

(6)	Incorporated herein by reference to Current Report on Form 8-K filed October 30, 2009.

(7)	Incorporated herein by reference to Current Report on Form 8-K filed December 9, 2009.

(8)	Incorporated herein by reference to Current Report on Form 8-K filed August 18, 2010.

(9)	Incorporated herein by reference to Registration Statement on Form SB-2 (File No. 333-128749) filed September 30, 2005.

(10)	Incorporated herein by reference to Form 10-K filed on April 15, 2010.

(b)   The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.  Undertakings.

A.   The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   Intentionally omitted.

(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Intentionally omitted.

(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by  means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Tarrytown, State of New York, on January 24, 2011.

DEBT RESOLVE, INC.

By:	/s/James G. Brakke
James G. Brakke
Co-Chairman and Chief Executive Officer
(principal executive officer)

By:	/s/David M. Rainey
David M. Rainey
President, Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Debt Resolve, Inc., hereby severally constitute and appoint James G. Brakke, David M. Rainey and James D. Burchetta, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/James D. Burchetta
James D. Burchetta	Co-Chairman and Co-Founder	January 24, 2011

/s/James G. Brakke
James G. Brakke	Co-Chairman and Chief Executive Officer (principal executive officer)	January 24, 2011
/s/David M. Rainey
David M. Rainey	President, Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)	January 24, 2011
/s/William M. Mooney, Jr.
William M. Mooney, Jr.	Director	January 24, 2011

/s/Jonathan C. Rich
Jonathan C. Rich	Director	January 24, 2011